      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1998
                                                   REGISTRATION NO. 333-26373
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                ----------------

                            F&M BANCORPORATION, INC.
             (Exact name of registrant as specified in its charter)
                                -----------------

         WISCONSIN                          6022                          39-1365327
  (State or other jurisdiction      (Primary Standard Industrial       (I.R.S. Employer
 of incorporation or organization)  Classification Code Number)     Identification Number)

                                 ONE BANK AVENUE
                            KAUKAUNA, WISCONSIN 54130
                                 (920) 766-1717
               (Address, including Zip Code, and telephone number,
        including area code, of registrant's principal executive offices)

                              RANDALL A. HAAK, ESQ.
                  MCCARTY, CURRY, WYDEVEN, PEETERS & HAAK, LLP
                                120 E. 4TH STREET
                            KAUKAUNA, WISCONSIN 54130
                                 (920) 766-4693
                (Name, address, including Zip Code, and telephone
                    number, including area code, of agent for
                                    service)
                                ----------------

                                   COPIES TO:

 KENNETH V. HALLETT, ESQ.                              ELLIOT H. BERMAN, ESQ.
      QUARLES & BRADY                                   GODFREY & KAHN, S.C.
 411 EAST WISCONSIN AVENUE                             780 NORTH WATER STREET
MILWAUKEE, WISCONSIN 53202                           MILWAUKEE, WISCONSIN 53202
      (414) 277-5000                                       (414) 273-3500
                                ----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effectiveness of this Post-Effective Amendment No. 2 to the Registration Statement.

                                ----------------

                                                                          424b-3
                                                      registration no: 333-26373

PROSPECTUS

                                1,871,822 SHARES

                            F&M BANCORPORATION, INC.
                                  COMMON STOCK

         This Prospectus (the "Prospectus") covers the offer and sale of up to 1,871,822 shares of Common Stock, par value $1.00 per share (the "F&M Common"), of F&M Bancorporation, Inc. ("F&M" or the "Company"), which F&M may issue from time to time in connection with future acquisitions of other businesses, or securities of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act") or as otherwise permitted under the Securities Act.

         The Company expects that the terms upon which it may issue the shares in business combination transactions will be determined through negotiations with the boards of directors, principal owners and/or other representatives of the businesses to be acquired. It is expected that the shares of F&M Common that are issuable will be valued at prices reasonably related to the market prices for F&M Common prevailing at either the time an acquisition agreement is executed or at the time an acquisition is consummated. On April 16, 1998, the last reported sales price of F&M Common on The NASDAQ Stock Market ("NASDAQ") was $40.75 per share.

         This Prospectus will be used only in connection with business acquisitions. The Prospectus may be used in connection with business combination transactions which would be exempt from registration but for the issuance of F&M Common and the possibility of integration with other transactions; in such case, no supplement may be required. If an acquisition of a business or securities in a business combination transaction is not exempt from registration even if integration is not taken into account, then the offerees of F&M Common in such acquisition will be furnished with copies of this Prospectus either (i) together with a Supplement, which will reflect the registration statement as filed or as amended by a post-effective amendment to the registration statement on Form S-4 which this Prospectus is a part or (ii) if permitted, as supplemented by the incorporation by reference of information contained in a current report on Form 8-K filed by F&M.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE ACQUIRORS OF THE F&M COMMON OFFERED HEREBY.

         The date of this Prospectus is April 17, 1998.

                                  -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              AVAILABLE INFORMATION

         F&M is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by F&M with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Also, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (such as F&M) that file electronically with the Commission. In addition, because F&M Common is traded on the NASDAQ Stock Market, material filed by F&M can be inspected at the offices of National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

         F&M has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities to be issued pursuant to or as contemplated by the Agreement. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained at the addresses set forth above. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Prospectus incorporates by reference certain documents of F&M that are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person. Requests should be directed to F&M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone 920/766-1717), Attn:
Corporate Secretary.

         The following documents filed with the Commission by F&M pursuant to the Exchange Act are incorporated by reference in this Prospectus:

         (i) F&M's Annual Report on Form 10-K for the year ended December 31, 1997; and

         (ii) The description of F&M Common included in Item 11 to F&M's Registration Statement on Form 10, as amended by Post-Effective Amendment No. 2 thereto filed September 16, 1993.

         All reports and definitive proxy or information statements filed by F&M pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus from the date of the filings of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                TABLE OF CONTENTS
                                                                        Page No.

AVAILABLE INFORMATION........................................................-2-

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................-2-

SUMMARY  ....................................................................-4-

RISK FACTORS.................................................................-5-

F&M MARKET INFORMATION AND DIVIDENDS.........................................-7-

F&M SUMMARY FINANCIAL DATA...................................................-8-

F&M BANCORPORATION, INC......................................................-9-

INFORMATION AS TO F&M COMMON................................................-10-

PLAN OF DISTRIBUTION........................................................-11-

LEGAL OPINIONS..............................................................-12-

EXPERTS  ...................................................................-12-

PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS..............................-12-

                                ----------------

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY F&M, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF F&M SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                     SUMMARY

         The following is a brief summary of certain information contained in this Prospectus, including summaries of information believed by the parties to be material. This summary is intended merely to supply pertinent facts and highlights of the material contained in or accompanying this Prospectus. The information contained in this summary is qualified by reference to more detailed information contained elsewhere, or incorporated by reference, in this Prospectus.

         Unless otherwise indicated, all financial and other data per share of F&M Common, and all data with respect to such shares, in this Prospectus have been restated to give retroactive effect to F&M's 10% stock dividend which was paid in June 1996 and F&M's 10% stock dividend which was paid on June 9, 1997 to shareholders of record on May 23, 1997.

F&M Bancorporation, Inc.

         F&M, which has its principal executive offices at One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone: 920/766-1717), had total consolidated assets of $1.6 billion at December 31, 1997. At March 1, 1998, F&M had 20 bank subsidiaries with 65 offices in Wisconsin, one bank in Minnesota, and a full service trust company. F&M, a Wisconsin corporation, is a registered holding company subject to supervision and regulation by the Federal Reserve Board ("FRB") under the Federal Bank Holding Company Act of 1996, as amended.

         See "F&M Bancorporation, Inc."

         Further information regarding F&M, including audited financial statements, is included in the reports filed with the Securities and Exchange Commission which are incorporated herein by reference. Offerees may obtain copies of such documents from the Commission or by request to F&M. See "Available Information" and "Incorporation of Certain Documents by Reference."

F&M Common

         Shares of F&M Common are traded on the NASDAQ Stock Market under the symbol "FMBK." See "F&M Market Information and Dividends."

         F&M is organized under the Wisconsin Business Corporation Law ("WBCL"), which determines the rights of holders of F&M Common, except as otherwise provided in F&M's Articles of Incorporation. Among other things, F&M is subject to statutory anti-takeover provisions and its Articles of Incorporation provide for the classification of its board of directors. In addition, F&M (and all other corporations incorporated or qualified to do business in Wisconsin) shareholders are subject to statutory personal liability for certain employee compensation claims. See "Information as to F&M Securities."

Method of Distribution

         The shares of F&M Common to be offered hereunder will be offered in business combination transactions. See "Plan of Distribution."

                                  RISK FACTORS

         In evaluating a transaction with F&M, the shareholders of an entity being acquired should consider carefully the following factors, along with the other information contained, or incorporated by reference, in this Prospectus, and any Supplement thereto.

         Acquisitions

         Since its inception, F&M has experienced substantial growth through acquisitions of other financial institutions. F&M's strategy to continue to make acquisitions is dependent upon its ability to identify potential targets for acquisition and consummate transactions on terms acceptable to F&M.

         Also, F&M's future success is dependent in part upon its ability to integrate the operations of, and manage over time, acquired financial institutions. F&M has acquired 13 financial institutions or offices within the past four years, including one acquisition in 1995, four in 1996, six in 1997 and two to date in 1998. F&M has pending the acquisition of BancSecurity Corporation, a bank holding company based in Iowa ("BancSecurity") and the acquisition of Financial Management Services of Jefferson, Inc., a bank holding company based in southcentral Wisconsin ("FMSJ").

         The acquisition of BancSecurity would be the largest acquisition for F&M both in consideration paid and assets acquired. In addition, it would be F&M's first large acquisition outside of Wisconsin. The factors of distance from F&M's executive offices, size and new markets could combine to make the BancSecurity acquisition transition more challenging for F&M than in past acquisitions.

         Competition

         Banks, including the F&M subsidiary banks (the "F&M Banks"), actively compete with other financial institutions and businesses in both attracting and retaining deposits and making loans. Financial institution competitors include banks, savings banks, savings and loan associations and credit unions. Other business competitors include insurance companies, securities brokerage firms, trust companies and investment management firms. While F&M believes it has a competitive advantage because many of its bank office locations represent the only commercial bank office in their community, competition with other financial institutions and businesses, as well as the pricing levels of their products and services, can affect the Banks' ability to obtain and retain customers.

         F&M also faces competition in seeking institutions to acquire. Wisconsin has recently experienced a significant consolidation of its banking industry, and many large holding companies with greater resources than F&M (including several out-of-state holding companies) are actively pursuing acquisitions in Wisconsin. Similar conditions affect acquisition opportunities in other nearby states such as Minnesota and Iowa. This competition affects the available acquisition opportunities for F&M and can affect the costs of such acquisitions. .

         Need for Technological Change

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. While F&M's community banking strategy stresses "traditional" personal service, F&M's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in F&M's Banks' operations. Many of F&M's competitors have substantially greater resources to invest in technological improvements.

         Like other financial institutions, F&M must assure that its computer and other systems are "year 2000 compliant" (meaning capable of operating, and accurately recognizing dates and processing information, in and after the year
2000). To help assure that F&M's systems are year 2000 compliant on a timely basis, F&M began a focused compliance program, and has designated an F&M employee to coordinate F&M's year 2000 compliance efforts. As part of that effort, F&M is monitoring year 2000 compliance efforts by its suppliers, because many of F&M's affected systems (such as data processing) are contracted from third parties and a significant part of F&M being year 2000 compliant requires such compliance by the third parties. Based in part upon information being received from these third parties, F&M currently believes that it will be year 2000 compliant on a timely basis to avoid material operational disruptions and to comply with the requirements of its regulators. To date, F&M has not identified material expenditures which will be required to become year 2000 compliant. However, there can be no assurance that such operational difficulties or expenditures will not be identified or experienced in the future.

         Banking Industry

         The banking industry is highly regulated by both federal and state regulatory authorities. Regulation includes, among other things, capital reserve requirements, dividend limitations, limitations on products and services offered, geographical limits, consumer credit regulations, community investment requirements and restrictions on transactions with affiliated parties. Financial institution regulation has been the subject of significant legislation in recent years, may be the subject of further significant legislation in the future, and is not within the control of F&M. This regulation substantially affects the business and financial results of all financial institutions and holding companies, including F&M and the Banks.

         F&M, as a member of the banking industry, is affected by general economic conditions, particularly as those conditions affect the midwestern communities served by the F&M Banks. A financial institution's earnings also depend to a large extent upon the relationship between the cost of funds (primarily deposits) and the yield on earning assets (loans and investments). This relationship, known as the interest rate margin, is subject to fluctuation and is affected by regulatory, economic and competitive factors which influence interest rates, the volume and rate of interest on interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

         Dependence on Officers

         F&M has historically been highly dependent on the services of its Chairman, Gail E. Janssen. F&M does not have an employment agreement with Mr. Janssen or maintain "key person" life insurance on Mr. Janssen. F&M has recently taken actions to reorganize operations on a regional basis and to augment its corporate staff to help support F&M's substantial growth, to place less dependence on any one individual, and to anticipate management succession. As part of these actions, F&M designated John W. Johnson, an F&M officer since 1994, as its President in July 1997 and Chief Executive Officer in November 1997.

         Cautionary Statement Regarding Forward-Looking Statements

         The discussions in this Joint Proxy Statement/Prospectus, and in the documents incorporated herein by reference, which are not historical statements (including those in the future tense or using terms such as "believe," "expect" and "anticipate") contain forward-looking statements that involve risks and uncertainties. F&M's actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, F&M future lending and collection experience, the effects of acquisitions, competition from other institutions, changes in the banking industry and its regulation, needs for technological change, and other factors including those discussed above in "Risk Factors" and in F&M's Management's Discussion and Analysis (which is incorporated herein by reference from F&M Form 10-K for the year ended December 31, 1997 (the "F&M 1997 10-K")), as well as those discussed elsewhere in this Prospectus, in any supplemental statement, and the documents incorporated herein by reference.

                      F&M MARKET INFORMATION AND DIVIDENDS

         F&M Common trades on The NASDAQ Stock Market ("NASDAQ") under the symbol "FMBK". F&M had approximately 3,150 shareholders of record at March 1, 1998. The following table summarizes high and low prices and cash dividends paid for F&M Common for the periods indicated. The high and low prices represent actual trade prices as reported on NASDAQ.

                                                                 CASH DIVIDENDS
    CALENDAR PERIOD                  HIGH              LOW       PAID PER SHARE
-----------------------              ----              ---       --------------
1996        1st quarter             $23.55           $20.05         $.149
            2nd quarter              28.64            22.32          .149
            3rd quarter              28.64            25.68          .155
            4th quarter              29.09            27.05          .155

1997        1st quarter              29.09            25.91          .18
            2nd quarter              40.25            26.36          .18
            3rd quarter              39.50            34.00          .20
            4th quarter              41.50            36.50          .20

1998        1st quarter              43.00            36.25          .22
            2nd quarter              42.25            40.75
            (through April 16)

         F&M has paid quarterly or annual cash dividends since its inception. The holders of F&M Common are entitled to receive such dividends as are declared by the board of directors of F&M, which considers (and may change) payment of dividends quarterly. The ability of F&M to pay dividends is dependent upon the receipt of dividends from the F&M Banks, payment of which is subject to regulatory restrictions. In determining cash dividends, the board of directors of F&M considers the earnings, capital requirements, debt servicing requirements, financial ratio guidelines issued by the FRB and other banking regulators, financial condition of F&M and the F&M Banks, and other relevant factors. See Note 15 of Notes to F&M's Consolidated Financial Statements and the discussion under "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition--Capital Adequacy," incorporated herein by reference, for restrictions on the ability of the F&M Banks to pay dividends.

                           F&M SUMMARY FINANCIAL DATA

         The summary financial data presented below for F&M Bancorporation, Inc. for each of the years in the five year period ended December 31, 1997, which are derived from the Consolidated Financial Statements of F&M and should be read in conjunction with other financial information incorporated by reference in this Prospectus, such as the separate Consolidated Financial Statements and notes thereto of F&M, and Management's Discussion and Analysis of Results of Operations and Financial Condition. See Note (1) below regarding accounting for business combinations.

                                                                        Years ended December 31,
                                                                  ----------------------------------
                                                     1997         1996            1995          1994          1993
                                                     ----         ----            ----          ----          ----
                                                       (unaudited; dollars in millions, except per share data)
SUMMARY OF OPERATIONS (1)
  Interest income.............................     $122.5        $98.9           $87.6         $74.1         $70.9
  Interest expense............................       57.8         45.4            39.4          29.5          29.3
  Net interest income.........................       64.7         53.5            48.2          44.6          41.5
  Provision for loan losses...................        2.8          2.9             1.7           1.4           1.4
  Net income before extraordinary item and
    cumulative effect of change in accounting
    principle (2).............................       20.3         15.4            13.8          10.1          10.2
  Net income..................................       20.3         15.4            13.8          10.1          10.3
  Net income applicable to common stock.......       20.3         15.4            13.8          10.1          10.1

PERIOD END BALANCE SHEET DATA (1)
  Total assets................................   $1,646.0     $1,335.9        $1,148.9      $1,062.8      $1,011.3
  Net loans...................................    1,182.8        958.2           783.1         727.3         629.1
  Total deposits..............................    1,373.4      1,140.4           993.7         925.9         882.2
  Short-term borrowings.......................       47.7         42.3            12.6          21.0           6.8
  Other borrowings............................       60.9         18.2            18.1          10.5          16.8
  Preferred stock.............................        0            0               0             0             2.1
  Total shareholders' equity..................      148.8        122.2           111.0          97.8          97.4

PER COMMON SHARE DATA (3) Net income per share:
      Before extraordinary item and cumulative
        effect of change in accounting
        principle (2).........................      $2.09        $1.73           $1.59         $1.16         $1.20
      Basic...................................       2.09         1.73            1.59          1.16          1.21
      Diluted.................................       2.08         1.73            1.59          1.16          1.21
  Cash dividends (4)..........................       0.76         0.61            0.50           .40           .30


------------------
(1) Except as indicated, the data have been restated to reflect F&M's acquisitions using the pooling of interests method of accounting, except in the case of certain acquisitions for which prior results were not restated because they were not material to F&M. See Note 3 of Notes to F&M's Consolidated Financial Statements incorporated herein by reference. The data also have not been restated to reflect F&M's 1998 acquisitions; although one of those acquisitions is being accounted for using the pooling of interests method of accounting, prior periods will not be restated due to its relatively small size as compared to F&M.
(2) Cumulative effect of change in accounting principle in 1993 represents the adoption of SFAS No. 109 (Accounting for Income Taxes) by one of the Company's acquired subsidiaries.
(3) Per share data has been restated to reflect the 10% stock dividends paid to stockholders in June 1996 and 1997.
(4) Cash dividends per share are not restated to reflect the acquisitions accounted for using the pooling of interests method of accounting.

Recent Financial Performance


        As of the date of this Prospectus, all of the financial statements and related statistical information for F&M at, and for the quarter ended, March 31, 1998 were not available. However, certain F&M financial data, including the following, have been released to the public.

UNAUDITED;                              Quarter
IN MILLIONS, EXCEPT PER SHARE DATA     Ended March 31,
                                     -----------------
                                      1998     1997(1)
                                     -------   -------
   Total interest income..........    $33.1     $28.3
   Total interest expense.........     15.6      13.3
   Net interest income............     17.5      15.0
   Provision for loan losses......      0.7       0.4
   Net income.....................      5.5       4.7
   Net income per common share
      Basic.......................    $0.56     $0.48
      Diluted.....................    $0.55     $0.48


                                     At March 31, 1998
                                     -----------------


Total assets......................         $1,684.7
Total loans.......................          1,255.4
Allowance for loan losses.........             15.8
Net loans.........................          1,239.6
Total deposits....................          1,379.4
Short-term borrowings.............             62.0
Other borrowings..................             70.0
Total stockholders' equity........            156.7
Book value per common share.......           $15.83

-----------------
(1)    See footnotes (1) and (3) on previous page.



                            F&M BANCORPORATION, INC.

         F&M Bancorporation, Inc. was formed in 1980 to acquire the shares of Farmers and Merchants Bank of Kaukauna, Wisconsin (now known as F&M Bank-Kaukauna). F&M has grown internally and through acquisitions from a one-bank holding company with total assets of $37 million at its inception to a multi-bank holding company with 66 banking offices. F&M had total assets of over $1.6 billion, at December 31, 1997.

         At December 31, 1997, F&M's subsidiary banks (the "F&M Banks") ranged in size from $31.4 million to $312.1 million in total assets. The F&M Banks are community banks which provide a full range of services to consumers and businesses in small and medium-sized communities throughout Wisconsin and in Minnesota. F&M also owns a full service trust company. F&M provides the benefits of holding company affiliation while allowing the F&M Banks to operate with considerable autonomy.

Pending Acquisitions

         Jefferson Acquisition. On December 31, 1997, F&M entered into an agreement to acquire Financial Management Services of Jefferson, Inc. ("Jefferson"), the holding company for The Farmers & Merchants Bank of Jefferson

("FMBJ"). FMBJ, has two offices in Jefferson, in southcentral Wisconsin.
The agreement provides for the exchange of Jefferson stock for approximately 641,975 shares of F&M Common (subject to adjustments provided in the agreement). The transaction is expected to be completed in the second quarter of 1998.

         At December 31, 1997, Jefferson had total assets of $99.7 million, net loans of $62.0 million, total deposits of $80.7 million and shareholders' equity of $13.2 million. For the year ended December 31, 1997, Jefferson had net income of $1.0 million. F&M expects to account for the transaction using the pooling of interests method of accounting.

         Marshalltown, Iowa Acquisition. On December 1, 1997, F&M entered into an agreement to acquire BancSecurity Corporation ("BancSecurity") of Marshalltown, Iowa, the holding company for several banks located in Iowa ("BancSecurity Banks"). The BancSecurity Banks have 14 offices in central, Iowa. The agreement provides for the exchange of BancSecurity stock for approximately $145 million of F&M Common (subject to adjustments provided in the agreement). The transaction is expected to be completed in the second quarter of 1998.

         At December 31, 1997, BancSecurity had total assets of $546.7 million, net loans of $329.7 million, total deposits of $446.6 million and shareholders' equity of $52.1 million. For the year ended December 31, 1997, BancSecurity had net income of $3.1 million. F&M expects to account for the transaction using the pooling of interests method of accounting.

Further Information

         Further information regarding F&M, including financial statements and Management's Discussion and Analysis, is incorporated by reference from the F&M 1997 10-K, and subsequent filings (if any). See "Incorporation of Certain Documents by Reference."




                          INFORMATION AS TO F&M COMMON

         The Restated Articles of Incorporation of F&M, as amended (the "Articles"), provide that F&M has authority to issue 20,000,000 shares of Common Stock, $1.00 par value ("F&M Common"). As part of F&M's annual meeting of shareholders scheduled to be held on May 21, 1998, F&M shareholders will be asked to approve an amendment to the Articles to increase the number of authorized shares that F&M is authorized to issue from twenty (20,000,000) million to fifty (50,000,000) million shares. The outstanding shares of F&M Common are, and the shares to be issued in transactions will be, fully paid and nonassessable, except for statutory liability of shareholders under Section 180.0622(2) (b) of the Wisconsin Business Corporation Law (the "WBCL"), as judicially interpreted, for certain unpaid indebtedness to employees for services rendered.

         The holders of F&M Common are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting rights are able to elect all of the directors. F&M's Articles and Bylaws provide for classification of the board of directors into three classes, one class being subject to election in each year for three-year terms.

         Dividends may be paid to holders of F&M Common when, as and if declared by the board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends. In the event of any liquidation, dissolution or winding-up of F&M, the holders of F&M Common will be entitled to receive a pro rata share of the assets of F&M remaining after payment or provision for payment of the debts and other liabilities of F&M. The holders of F&M Common are not entitled to any preemptive, subscription, redemption or conversion rights. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition--Capital Adequacy" and Note 15 of Notes to F&M's Consolidated Financial Statements (which are incorporated herein by reference) for discussions of restrictions on F&M Banks' ability to pay dividends to F&M.

         Certain Statutory Provisions

         Except as may otherwise be provided by law, the requisite affirmative vote of shareholders for certain corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation of F&M, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote thereon. Sections 180.1130 through 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of a "resident domestic corporation" (defined to mean a corporation domiciled in Wisconsin with at least 500 shareholders of record, including 100 shareholders of record who have unlimited voting rights and are Wisconsin residents), certain "business combinations" not meeting certain adequacy-of-price standards specified in the statute must be approved by (a) the holders of at least 80% of the votes entitled to be cast and
(b) two-thirds of the votes entitled to be cast by the corporation's outstanding voting shares owned by persons other than a "significant shareholder" who is a party to the transaction or an affiliate or associate thereof. Section 180.1130 defines "business combination" to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with or the sale or other disposition of substantially all assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a take-over offer.
F&M presently meets the definition of "issuing public corporation."

         Also, Section 180.1150 of the WBCL provides that the voting power of shares of a "resident domestic corporation" which are held by any person in excess of 20% of the voting power of the issuing public corporation's shares shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction is not applicable to shares acquired directly from F&M, to shares acquired in a transaction incident to which shareholders of F&M vote to restore the full voting power of such shares and under certain other circumstances.

         Sections 180.1140 through 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation" and a person beneficially owning 10% or more of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner (the "acquisition date"), unless the business combination or the acquisition of such stock has been approved before the acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. F&M presently meets the definition of a "resident domestic corporation."

         The foregoing provisions of the WBCL, the classification of F&M's board of directors and the ability to issue additional shares of F&M Common without further shareholder approval (except as may be required under NASDAQ Stock Market corporate governance standards), could have the effect, among others, of discouraging take-over proposals for F&M or impeding a business combination between F&M and a major shareholder.


                              PLAN OF DISTRIBUTION

         This Prospectus covers the offer and sale by F&M of up to 1,871,822 shares of F&M Common, which F&M may issue from time to time in connection with the future acquisitions of other businesses, or securities of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or as otherwise permitted under the Securities Act.

         F&M expects that the terms upon which it may issue the shares in business combination transactions will be determined through negotiations with the boards of directors, principal owners and/or other representatives of the businesses to be acquired. It is expected that the shares of F&M Common that are issued will be valued at prices reasonably related to the market prices for F&M Common prevailing at either the time an acquisition agreement is executed or at the time an acquisition is consummated.

         Of the shares being offered hereby, it is expected that approximately 641,975 shares will be issued in connection with F&M's pending acquisition of Jefferson. There can be no assurances that such acquisitions will be completed as anticipated. In the event that any of such acquisitions is not completed, shares which were to have been issued in such acquisitions may be offered in connection with other future acquisitions. See "F&M Bancorporation, Inc.
- Pending Acquisitions."

         All expenses to these offerings are expected to be borne by F&M, although any business to be acquired is likely to be required to bear all of its expenses in connection with any business combination transaction. Because any supplement to this registration statement may also constitute a proxy statement of such acquired business, the acquired business may bear certain of the expenses relating thereto.

         No underwriting discounts or commissions will be paid in connection with the issuance of shares of F&M Common by F&M in any business combination transactions, although F&M (or an acquired business) may engage investment advisors in connection with the evaluation of any specific acquisition.


                                 LEGAL OPINIONS

         Quarles & Brady, Milwaukee, Wisconsin, special counsel for F&M, and McCarty, Curry, Wydeven, Peeters & Haak, LLP, Kaukauna, Wisconsin, general counsel for F&M, will render opinions on the legality of the shares being offered hereby and as to certain other matters in connection with the business combination transactions pursuant to which shares of F&M Common may be issued. At March 1, 1998, two Quarles & Brady attorneys providing services with respect to the Registration Statement owned an aggregate of 8,623 shares of F&M Common. At that date, six McCarty, Curry, Wydeven, Peeters & Haak, LLP attorneys providing services with respect to the Registration Statement owned an aggregate of 11,131 shares of F&M Common.

                                     EXPERTS

         The consolidated financial statements of F&M as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, have been audited by Wipfli Ullrich Bertelson LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                 PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, F&M shareholders may present proper proposals for inclusion in F&M's proxy statement and for consideration at its annual meeting of shareholders in a timely manner. If F&M's 1998 annual meeting is held as scheduled, the date for timely submission is December 20, 1998; if the meeting is materially delayed, shareholders will be informed of a new date for submission.

                                April 17, 1998




Dear Fellow Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Financial Management Services of Jefferson, Inc.("FMSJ") to be held on Wednesday, May 27, 1998 at the offices of Farmers & Merchants Bank, 106 S. Main Street, Jefferson, Wisconsin (the "Special Meeting"). The Special Meeting will begin at 7:00 p.m., Central Time. At the Special Meeting, you will be asked to approve an Agreement of Merger and Reorganization dated as of December 31, 1997, (the "Agreement"), which provides for the merger (the "Merger") of FMSJ and a wholly-owned subsidiary of F&M Bancorporation, Inc. ("F&M"). The Agreement provides that, upon consummation of the Merger, each holder of FMSJ Common Stock will be entitled to receive, for each share of FMSJ Common Stock, no par value ("FMSJ Common") held at the time of the Merger, 17.332 shares of F&M Common Stock, $1.00 par value ("F&M Common") subject to certain conditions and adjustments set forth in the Agreement.

         THE BOARD OF DIRECTORS OF FMSJ BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF FMSJ AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT.

         The attached Supplemental Prospectus/Proxy Statement ("Supplemental Statement") will provide you with a detailed description of the Agreement and the transactions contemplated thereby. The Agreement itself is attached as Exhibit C to the Supplemental Statement. A separately enclosed Prospectus of F&M (the "Prospectus") will provide you with additional information about F&M. Extensive information concerning F&M and FMSJ is also provided in the Supplemental Statement. Additional information concerning F&M is also provided in F&M's 1997 Annual Report to shareholders accompanying the Supplemental Statement. Please give this information your careful attention.

         The affirmative vote of the holders of not less than a majority of the shares of FMSJ Common Stock entitled to vote at the Special Meeting is required to approve the Agreement and the Merger. The failure to execute and return the accompanying proxy card and or to vote in person at the Special Meeting will have the effect of a vote cast against the Agreement. Furthermore, abstentions will have the same effect as votes cast against approval of the Agreement. To assure that your shares are represented in voting on this very important matter, please complete and return the accompanying proxy card promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you do attend, you may, if you wish, revoke your proxy and vote your shares in person at the Special Meeting.

         If you require assistance, please contact me at FMSJ at 920/674-4210.

                                          Very truly yours,



                                          Henry A. Fischer
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC.
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 27, 1998


To the Shareholders of Financial Management Services of Jefferson, Inc.:

         NOTICE is hereby given that a special meeting of the shareholders of Financial Management Services of Jefferson, Inc., a Wisconsin corporation ("FMSJ"), will be held at the offices of Farmers & Merchants Bank, 106 S. Main Street, Jefferson, Wisconsin on Wednesday, May 27, 1998, at 7:00 p.m. local time, for the purpose of considering and voting upon the following matters:

         1. Approval of the transactions contemplated in an Agreement of Merger and Reorganization between F&M Bancorporation, Inc. ("F&M") and FMSJ, including approval of the merger transaction contemplated by an Agreement of Merger and Reorganization in which each share of FMSJ Common Stock will be converted into
                  17.332 shares of F&M Common Stock, subject to certain conditions and adjustments set forth in the Agreement (the "Merger"); and

         2. Such other matters relating to the foregoing as may properly be brought before the meeting or any adjournment thereof;

all as set forth in the accompanying Supplemental Statement of F&M and FMSJ.

         The Board of Directors has fixed the close of business on April 16, 1998 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof.

         The affirmative vote of the holders of not less than a majority of the outstanding shares of FMSJ Common Stock entitled to be cast is required for approval of the Merger. Dissenting FMSJ shareholders have certain rights of appraisal in this matter; see "Rights of Dissenting Shareholders of FMSJ" in the Supplemental Statement and the statutory provisions of Wisconsin law set forth on Exhibit B thereto.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY TO FMSJ PROMPTLY IN THE ACCOMPANYING POST-PAID ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                                     By order of the Board of Directors,




                                     Henry A. Fischer
                                     Chairman of the Board, President and
                                     Chief Executive Officer


April 17, 1998
Jefferson, Wisconsin

        PROXY STATEMENT
             FOR                                     SUPPLEMENTAL PROSPECTUS
SPECIAL MEETING OF SHAREHOLDERS                                OF
             OF                                     F&M BANCORPORATION, INC.
 FINANCIAL MANAGEMENT SERVICES
      OF JEFFERSON, INC.



         This Supplemental Prospectus/Proxy Statement (the "Supplemental Statement") relates to the proposed acquisition of Financial Management Services of Jefferson, Inc., a Wisconsin corporation ("FMSJ"), by F&M Bancorporation, Inc., a Wisconsin corporation ("F&M"), as described herein. A separately attached prospectus of F&M (the "Prospectus") is also being delivered to shareholders of FMSJ and contains further information about F&M.

         The acquisition of FMSJ by F&M will be made by means of a merger transaction (the "Merger") in which FMSJ will be merged into F&M Merger Corporation, a wholly owned subsidiary of F&M ("Subsidiary"), and each outstanding share of common stock, no par value, of FMSJ ("FMSJ Common") will be converted into 17.332 shares of Common Stock, $1.00 par value, of F&M ("F&M Common") subject to certain conditions and adjustments as provided in the Agreement of Merger and Reorganization among F&M, Subsidiary and FMSJ dated as of December 31, 1997 (the "Agreement"). Thus, subject to adjustment, a total of 641,975 shares of F&M Common would be issued. For further information, see "The Merger -- Conversion of FMSJ Common into F&M Common."

         FOR CERTAIN RISK FACTORS RELATING TO THIS OFFERING, SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

         The date of this Supplemental Statement is April 17, 1998 and the date of the Prospectus is April 17, 1998. This Supplemental Statement and the separately attached Prospectus are first being mailed to FMSJ shareholders on or about April 21, 1998. On April 16, 1998, the closing sales price of F&M as reported on The NASDAQ Stock Market was $40.75.

         The information contained in this Supplemental Statement concerning FMSJ and F&M has been supplied by each of them, respectively. No person has been authorized in connection with this offering to give any information or to make any representations other than contained, or incorporated by reference, in this Supplemental Statement.

                                  -------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
                 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                    ADEQUACY OF THIS SUPPLEMENTAL STATEMENT.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                            CRIMINAL OFFENSE.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS SUPPLEMENTAL STATEMENT IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY F&M, FMSJ, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS SUPPLEMENTAL STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF F&M OR FMSJ SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVAILABLE INFORMATION

F&M is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by F&M with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Also, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (such as F&M) that file electronically with the Commission.

F&M has filed with the Commission a Post-Effective Amendment No. 2 to a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to or as contemplated by the Agreement. This Supplemental Statement does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Supplemental Statement or in any document incorporated in this Supplemental Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete (although all required material disclosures are included herein), and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by F&M pursuant to the Exchange Act are incorporated by reference in this Supplemental Statement:

         (i) F&M's Annual Report on Form 10-K for the year ended December 31, 1997 ("1997 10-K"); and

         (ii) The description of F&M Common included in Item 11 to F&M's Registration Statement on Form 10, as amended by Post-Effective amendment No. 2 thereto filed September 16, 1993.

         All reports and definitive proxy or information statements filed by F&M pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Supplemental Statement shall be deemed to be incorporated by reference into this Supplemental Statement from the date of the filings of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Supplemental Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Supplemental Statement.

THIS SUPPLEMENTAL STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS SUPPLEMENTAL STATEMENT IS DELIVERED, WITHOUT CHARGE, ON WRITTEN OR ORAL REQUEST TO F&M BANCORPORATION, INC., ONE BANK AVENUE, KAUKAUNA, WISCONSIN 54130 (TELEPHONE 920/766-1717), ATTN: CORPORATE SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUESTS SHOULD BE MADE BY MAY 19, 1998.

                                TABLE OF CONTENTS
                             SUPPLEMENTAL STATEMENT
                                                                        Page No.

AVAILABLE INFORMATION........................................................-2-

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................-2-

GENERAL INFORMATION..........................................................-4-

THE SPECIAL MEETING..........................................................-5-

SUMMARY  ....................................................................-6-

THE MERGER..................................................................-12-

RIGHTS OF DISSENTING SHAREHOLDERS OF FMSJ...................................-22-

FMSJ MARKET INFORMATION AND DIVIDENDS.......................................-24-

FMSJ SELECTED FINANCIAL DATA................................................-25-

FMSJ MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION...................-26-

FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC.............................-34-

INFORMATION AS TO SECURITIES................................................-36-

LEGAL OPINIONS..............................................................-37-

EXPERTS  ...................................................................-37-

INDEX TO FINANCIAL STATEMENTS...............................................-38-

EXHIBIT A:  Fairness Opinion of Robert W. Baird & Co. Incorporated...........A-1
EXHIBIT B:  Subchapter XIII of the Wisconsin Business Corporation Law........B-1
EXHIBIT C:  Text of the Agreement............................................C-1

                               GENERAL INFORMATION

         This Supplemental Statement is being furnished to the shareholders of FMSJ in connection with the proposed Merger, in which each share of FMSJ Common will be converted into 17.332 shares of F&M Common subject to certain conditions and adjustments set forth in the Agreement, and the solicitation of proxies on behalf of FMSJ's Board of Directors to be voted at the special meeting of shareholders of FMSJ to be held on May 27, 1998 and at any adjournment thereof (the "Special Meeting"). The purpose of the Special Meeting and of this solicitation is to obtain shareholder action with regard to the approval of the Merger pursuant to the Agreement.

         The Agreement provides for the acquisition of FMSJ by F&M through the merger of FMSJ into Subsidiary, a Wisconsin corporation organized by F&M specifically for transactions of this type. In the Merger, shares of FMSJ Common will be converted into shares of F&M Common subject to certain conditions and adjustments as set forth in the Agreement. See "The Merger -- Conversion of FMSJ Common into F&M Common." See "The Special Meeting" and "The Merger."

         Consummation of the Merger is subject to the satisfaction of several conditions, including approval by the shareholders of FMSJ at the Special Meeting, qualifying for pooling of interests accounting, and obtaining the requisite approval of the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act") and expiration of the statutory waiting period after such approval. An application seeking approval of the FRB was approved on March 5, 1998. Consummation of the Merger is also conditioned on obtaining the requisite approval of the Wisconsin Department of Financial Institutions, Division of Banking (the "Division"). An application seeking Division approval was approved on March 12, 1998.

         The cost of solicitation of proxies will be borne by FMSJ. However, because this Supplemental Statement also constitutes a disclosure document with respect to F&M Common, F&M paid the costs and expenses of the preparation hereof. In addition to solicitation by mail, directors, officers and employees of FMSJ may solicit proxies by telephone or personal contact, but will receive no additional compensation for such services.

         The information contained in this Supplemental Statement concerning FMSJ and F&M has been supplied by each of them, respectively. The information contained in the separately attached Prospectus was supplied by F&M.

                               THE SPECIAL MEETING

         In order to approve the transactions contemplated by the Agreement, the affirmative vote of holders of not less than a majority of outstanding shares of FMSJ Common entitled to be cast must be received at the Special Meeting. Obtaining the requisite vote is a requirement of Wisconsin law, and is therefore required by the Agreement and may not be waived.

         In order to approve the Merger transaction described herein, the affirmative vote of holders of not less than a majority of the outstanding shares of FMSJ Common entitled to be cast must be received at the Special Meeting. The Wisconsin Business Corporation Law ("WBCL") affords those shareholders of FMSJ who properly exercise their right to dissent from the Merger, in accordance with the statutory procedures, the right to receive payment of the "fair value" of their shares in cash. See "Rights of Dissenting Shareholders of FMSJ" herein and Exhibit B hereto.

         Each shareholder of record of FMSJ Common at the close of business on April 16 1998, will be entitled to one vote for each share of FMSJ Common registered in such shareholder's name. At that date, there were 37,040 shares of FMSJ Common issued and outstanding, all of which are entitled to vote. Directors and executive officers of FMSJ, all of whom intend to vote FOR the Merger, together own 5,668 shares of FMSJ Common, or 15.3% of the issued and outstanding shares. See "Financial Management Services of Jefferson, Inc.--Share Ownership."

         Shares represented at the Special Meeting by a properly executed proxy will be voted in accordance with the specification made on the proxy; if no specification is made, such shares will be voted FOR approval of the Merger. Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of FMSJ, by giving oral notice to the presiding officer during the Special Meeting that the shareholder intends to vote in person, or by submitting a subsequently dated proxy. Attendance by a shareholder at the Special Meeting will not in and of itself constitute revocation of a proxy. PLEASE RETURN THE SIGNED PROXIES TO FMSJ IN THE POST-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

         THE BOARD OF DIRECTORS OF FMSJ UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER, AS IT BELIEVES THE MERGER TO BE IN THE BEST INTERESTS OF FMSJ AND ITS SHAREHOLDERS.

         Proxies are being solicited on behalf of FMSJ's Board of Directors. FMSJ's Board of Directors does not intend to present any other matter before the Special Meeting. By law, the only business that may be conducted at a special meeting of shareholders is the business described in the notice of meeting.

                                     SUMMARY

         The following is a brief summary of certain information contained in this Supplemental Statement, including summaries of information believed by the parties to be material. This summary is intended merely to supply pertinent facts and highlights of the material contained in or accompanying this Supplemental Statement. The information contained in this summary is qualified by reference to more detailed information contained elsewhere, or incorporated by reference, in this Supplemental Statement.

The Merger

         The Agreement provides for the acquisition of FMSJ by F&M through the merger of FMSJ into Subsidiary. In the Merger, each share of FMSJ Common will be automatically converted into 17.332 shares of F&M Common subject to certain conditions and adjustments set forth in the Agreement. See "The Merger" and the text of the Agreement at Exhibit C hereto.

Purpose of the Special Meeting

         Shareholders of FMSJ are being asked to approve the Merger. Such approval is required for F&M to complete the Merger.

Parties

         F&M and FMSJ, Wisconsin corporations, are registered bank holding companies subject to supervision and regulation by the FRB under the Bank Holding Company Act. The Farmers & Merchants Bank of Jefferson (the "Bank"), a wholly-owned subsidiary of FMSJ, is a Wisconsin state bank subject to the supervision of the Wisconsin Department of Financial Institutions, Division of Banking (the "Division"), and the Federal Deposit Insurance Corporation ("FDIC").

         FMSJ, which has its principal executive offices at 106 South Main Street, Jefferson, Wisconsin (telephone: 920/674-4210), had total assets of $99.7 million at December 31, 1997. The Bank has two offices in the city of Jefferson which is located in Jefferson County, in southcentral Wisconsin.

         F&M, which has its principal executive offices at One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone: 920/766-1717), had total consolidated assets of over $1.6 billion at December 31, 1997. F&M has 19 Wisconsin state bank subsidiaries, all of which are FDIC members and are subject to the supervision of the Division and all but one of which is an FRB member. F&M also has one Minnesota state bank subsidiary, which is an FDIC member, and a full service trust company subsidiary. Together, the subsidiary banks have 65 offices in Wisconsin and one in Minnesota. F&M also has a trust company subsidiary. Subsidiary is a wholly-owned subsidiary of F&M formed to effect transactions of this type.

         See "F&M Bancorporation, Inc." in the Prospectus, the section entitled "Business" in the 1997 10-K and "Financial Management Services of Jefferson, Inc." herein.

Conversion of FMSJ Common Into F&M Common

         In the Merger, shares of FMSJ Common will be converted into 17.332 shares of F&M Common, subject to certain conditions and adjustments set forth in the Agreement. Only full shares will be issued; fractional share interests will be converted into cash at a per share price based upon market value of F&M Common. See "The Merger -- Conversion of FMSJ Common into F&M Common."

Dissenters' Appraisal Rights

         Any shareholder or beneficial shareholder of FMSJ who complies with the procedural requirements of the WBCL in exercising his dissenters' rights will be entitled to receive cash in the amount of the "fair value" of his shares as determined pursuant to the exercise of such rights, instead of shares of F&M Common or cash contemplated by the terms of the Agreement. Failure to comply with each of the detailed statutory procedural requirements may result in a loss of such appraisal rights. A condition, which can be waived by F&M, to its obligation to conclude the transaction is that holders of less than 10% of the issued and outstanding FMSJ Common will have elected to exercise such rights. See "The Merger -- Conditions to the Merger," "Rights of Dissenting Shareholders of FMSJ" and the statutory provisions set forth in Exhibit B hereto.

         If a FMSJ shareholder fails to perfect his or her dissenters' rights by failing strictly to comply with the applicable statutory requirements, he or she will be bound by the terms of the Agreement. An executed proxy on which no voting direction is made will be voted FOR approval of the Merger, so a dissenting shareholder who wishes to have his or her shares represented by a proxy at the Special Meeting but preserve his dissenters' rights must mark his or her proxy card either to vote against the Merger or to abstain from voting thereon, in addition to complying with the other requirements as described herein.

Fairness Opinion

         Robert W. Baird & Co. Incorporated ("Baird") has delivered to the Board of Directors of FMSJ its written opinion, dated January 27, 1998, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of FMSJ Common. The full text of the opinion of Baird, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Exhibit A hereto. HOLDERS OF FMSJ COMMON ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. See "The Merger -- Opinion of Financial Advisor to FMSJ."

Conditions to the Merger

         The Merger is conditioned upon approval by FMSJ shareholders, appropriate regulatory approval by the FRB (which has been obtained), and other conditions set forth in the Agreement. See "The Merger -- Conditions to the Merger."

         As of March 31, 1998, directors and executive officers of FMSJ, including their spouses and their affiliates, beneficially owned an aggregate of 5,668 shares of FMSJ Common, or 15.3% of the outstanding shares of FMSJ Common. Such persons have indicated that they intend to vote their shares of FMSJ Common in favor of the Merger. The directors and executive officers of F&M, and their affiliates, do not own any shares of FMSJ Common. See "Financial Management Services of Jefferson, Inc.--Share Ownership."

Federal Income Tax Consequences

         The transaction contemplated by the Agreement has been structured by the parties with the intent that it will constitute a reorganization resulting in no recognizable gain or loss for federal income tax purposes by those FMSJ Common shareholders to the extent they receive shares of F&M Common in exchange for their shares of FMSJ Common. (However, the receipt of cash in lieu of fractional share interests, and upon exercise of dissenters' rights, will be taxable.) The parties have not sought any rulings from the Internal Revenue Service that the transaction constitutes a non-taxable reorganization. However, it is a condition to consummation of the Merger that Godfrey & Kahn, S.C., counsel to FMSJ, will issue an opinion as to the tax-free nature of the exchange to holders of FMSJ Common who receive F&M Common in the Merger, and as to the tax effects of cash in lieu of fractional share interests. In the Agreement, however, F&M has made no representations or warranties as to tax consequences of the Merger. See "The Merger -- Federal Income Tax Consequences."

Comparison of F&M Common with FMSJ Common

         F&M and FMSJ are organized under the Wisconsin Business Corporation Law ("WBCL"). The WBCL determines the rights of holders of common stock of each such entity, except as otherwise permissibly provided in their respective articles of incorporation or bylaws. While the rights of both entities' shareholders are similar, there are also important differences.

         F&M is subject to statutory anti-takeover provisions and its articles of incorporation and bylaws provide for classification of the Board of Directors; neither apply to FMSJ. Both F&M and FMSJ shareholders are subject to statutory personal liability for certain employee wage claims. See "Information as to Securities--Comparison of F&M Common with FMSJ Common."

         In addition to the differences between F&M Common and FMSJ Common themselves, differences exist in their trading markets. F&M trades on the NASDAQ Stock Market ("NASDAQ"), while the trading market for shares of FMSJ Common has been limited.

Required Vote

         The affirmative vote of holders of not less than a majority of the outstanding shares of FMSJ Common entitled to be cast is required under Wisconsin law to permit the Merger.

Interests of the Bank Insiders

         As of March 31, 1998, directors and executive officers of FMSJ, including their spouses and their affiliates, beneficially owned an aggregate of 5,668 shares of FMSJ Common, or 15.3% of the outstanding shares of FMSJ Common entitled to vote at the Special Meeting. Such persons have indicated that they intend to vote for the Merger, and to vote their shares of FMSJ Common in favor of the Merger. The directors and executive officers of F&M, and their affiliates, do not own any shares of FMSJ Common. See "General Information" and "Financial Management Services of Jefferson, Inc.--Share Ownership."

         The parties contemplate that F&M will enter into employment agreements with Sandi M. Clark, currently Secretary of FMSJ and Vice President and Cashier of the Bank, and Henry A. Fischer, currently Chairman of the Board, President and Chief Executive Officer of FMSJ and the Bank. Ms. Clark's employment agreement is expected to be for a two-year term and to provide that Ms. Clark will continue as vice president and cashier of the Bank. Mr. Fischer's employment agreement is expected to be for a two year term and to provide that Mr. Fischer will continue as President of the Bank. The Agreement also provides that the current members of the Bank's board of directors may remain as directors until two years after the Effective Time of the Merger.

         See "The Merger -- Management after the Merger."

Management after the Merger

         Upon consummation of the Merger, F&M expects to continue to operate the Bank as a separate entity under the control, direction and general policies of F&M. An F&M designee may be elected to the Board of Directors of the Bank. As with all of F&M's subsidiary banks (the "F&M Banks"), F&M will perform certain functions for, and provide certain services to, the Bank, and the Bank will pay F&M a management fee for those functions and services.

         See "Interests of the Bank Insiders" above for information regarding the proposed employment contracts of Mr. Fischer and Ms. Clark and agreements to maintain the board membership of current Bank directors. See also "The Merger -- Management after the Merger."

Accounting Treatment

         F&M intends to account for the acquisition of FMSJ by using the pooling of interests method of accounting.

Recommendation of FMSJ Directors

         THE BOARD OF DIRECTORS OF FMSJ UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER. See "The Merger -- Reasons for the Merger."

Comparative Unaudited Per Share Data

         The following table sets forth for F&M Common and FMSJ Common certain unaudited historical, pro forma and pro forma equivalent per share financial information for each of the three years ended December 31, 1997, 1996 and 1995. The information should be read in conjunction with the financial statements and other information appearing elsewhere in this Supplemental Statement and in the Prospectus. It is assumed that the exchange ratio will be 17.332 shares of F&M Common for each share of FMSJ Common. See "The Merger -- Conversion of FMSJ Common into F&M Common."


                                                                      As of and for the
                                                                  years ended December 31,
                                                                  ------------------------
                                                                1997          1996           1995
                                                                ----          ----           ----
F&M
Net Income per Share (basic):
    Historical.................................                $  2.09       $ 1.73         $ 1.59
    Pro forma (1)..............................                   2.05         1.75           1.60

Dividends Paid per Share:
    Historical.................................                $ 0.764       $0.607         $0.496
    Pro forma (2)..............................                  0.764        0.607          0.496

Shareholders' Equity per Share:
    Historical.................................                $ 15.26         (A)            (A)
    Pro forma (1)..............................                  15.58

FMSJ
Net Income per Share (basic):
    Historical.................................                $ 27.32       $35.13         $28.13
    Pro forma equivalent (3)...................                  35.53        30.33          27.73

Dividends Paid per Share:
    Historical.................................                $  8.00       $ 6.00         $ 5.00
    Pro forma equivalent (3)...................                  13.24        10.52           8.60

Shareholders' Equity per Share:
    Historical.................................                $355.78         (A)            (A)
    Pro forma equivalent (3)...................                 270.03



----------------

(1) Giving effect to F&M's proposed acquisition of FMSJ, but not other 1998 or pending F&M acquisitions.
(2) The F&M pro forma dividends per share amounts represent historical dividends per share, restated for prior stock splits and dividends, but not restated for acquisitions.
(3) The FMSJ pro forma equivalent per share amounts are calculated by multiplying the F&M pro forma per share amounts by an assumed conversion ratio of 17.332 shares of F&M Common for each share of FMSJ Common. The actual conversion ratio may be different, and will depend upon certain factors set forth in the Agreement. See "The Merger--Conversion of FMSJ Common into F&M Common."
(A) Presented only at December 31, 1997.

         The following table presents historical data on a per common share basis for F&M and FMSJ, and equivalent per common share basis for FMSJ, as of the last trading date preceding the first public announcement of the proposed Merger and as of a recent date.


                                                                                          FMSJ
                                                                   ------------------------------------------------
                                                  F&M                                                Per Share
                                               Historical               Historical (1)          Equivalent Basis(2)
                                               ----------               --------------          -------------------
Market Value Per Share as of:
November 4, 1997......................           $38.50                    $267.61                    $667.28
April 16, 1998........................           $40.75                    $267.61                    $706.28
------------

------------------

(1) Trading in shares of FMSJ Common is infrequent, and there is no independent market with respect to such shares. The last prior transaction of which FMSJ is aware was a repurchase of FMSJ Common in accordance with FMSJ's repurchase program in August 1997, at $267.61 per share. See "Market Information and Dividends."
(2) FMSJ pro forma equivalent per share amount is calculated by multiplying the F&M historical market value by an assumed conversion rate of 17.332 shares of F&M Common for each share of FMSJ Common. See "The Merger -- Conversion of FMSJ Common into F&M Common." The actual conversion ratio may be different.

                                   THE MERGER

         The Agreement contains the representations, warranties and covenants of FMSJ and F&M, the conditions to the consummation of the Merger and other terms and provisions with respect to the Merger. The following is a brief description of the provisions of the Agreement believed by F&M and FMSJ to be material. The summaries herein of certain provisions of the Agreement do not purport to be complete statements thereof and are qualified in their entirety by reference to the text of the Agreement (excluding exhibits and schedules), a copy of which is appended hereto as Exhibit C.

Reasons for the Merger and Board Recommendation

         FMSJ

         The Board of Directors of FMSJ has concluded that the proposed Merger is in the best interest of FMSJ and its shareholders. The principal factors considered by the Board of Directors in recommending the Merger are:

         - Affiliation with F&M will provide FMSJ shareholders with ownership of a company with geographically diverse operations, diminishing the risk of erosion of franchise value that ownership of a local community bank stock entails.

         - F&M offered an acquisition price which provides a significant premium to FMSJ's past trading values in a tax-free reorganization.

         - Holders of FMSJ Common will receive F&M Common, which unlike FMSJ Common has an active trading market on the NASDAQ. In general, past trading of FMSJ Common has been isolated.

         - The opinion of Baird, dated January 27, 1998, to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair, from a financial point of view, to the holders of FMSJ Common. See "The Merger -- Opinion of Financial Advisor to FMSJ."

         - Affiliation with a larger holding company provides opportunity to realize economies of scale and increased efficiencies of operation, to the benefit of FMSJ shareholders and customers.

         - Affiliation with F&M will also permit or enhance the development of new products and services, including, but not limited to, trust services, for bank customers.

         - The Board of Directors believes that an affiliation with a holding company such as F&M which emphasizes local autonomy is in the best interest of shareholders, as it enhances bank customer relationships and opportunities.

         As an affiliate of F&M, the Bank will be able to provide its customers with expanded banking, financing, and related services. The Merger is expected to create economies of scale and enhance the ability of customers of the Bank to obtain financial services provided by F&M to its other affiliates.

         FOR THESE REASONS, THE BOARD OF DIRECTORS OF FMSJ UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AND ACCEPTANCE OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT.

         F&M

         From F&M's standpoint, the combination of its business with that of FMSJ will expand F&M's service area to an additional market in southeast Wisconsin. This expands the areas of the State of Wisconsin served by F&M Banks at an attractive location which is relatively near F&M's existing southern Wisconsin Banks. The acquisition of FMSJ is also anticipated by F&M to help F&M achieve economies of scale by combining certain operations and creating additional efficiencies due to F&M's existing capacity to provide various services to additional subsidiary banks such as FMSJ. For example, F&M offers its subsidiary banks centralized services relating to marketing, credit review and analysis, auditing, human resources, accounting, investment management and data processing, all of which could be provided for FMSJ by existing F&M personnel.

Negotiation of Terms

         In early 1997, FMSJ received an inquiry from an out-of-state bank holding company expressing interest in discussing a possible business combination with FMSJ. In February, the Board of Directors formed a special committee (the "Special Committee") to explore strategic alternatives. The four members of the Special Committee were Messrs. Fischer, Bauch and Mertens and Ms. Clark. In the late spring and early summer of 1997, FMSJ was approached by an in-state bank holding company regarding the possibility of entering into a business combination. Representatives of the Special Committee met with representatives of the bank holding company to discuss such a possibility. In neither of these instances was a formal offer received by FMSJ.

         During the summer of 1997, representatives of F&M contacted FMSJ regarding the possibility of a business combination between the companies. In July 1997, representatives of F&M and of the Special Committee met to hold preliminary conversations and exchange preliminary information. Additional conversations were held in August and September. In October 1997, Mr. Janssen and Mr. Johnson of F&M met with the Board of Directors of FMSJ to familiarize the Board with F&M and to express its interest in entering into a business combination with FMSJ.

         In October, the Board of Directors retained Godfrey & Kahn, S.C. to assist the Board in evaluating the legal issues related to such a transaction. On November 3, 1997, the Board authorized Mr. Fischer, Chairman of the Board, to enter into a Letter of Intent with F&M. The Board further authorized the Special Committee to conduct negotiations with F&M leading to the execution of the Agreement.

         Once direct negotiations began, the terms of the Merger were determined by arms-length negotiations between members of the Special Committee and the executive officers of F&M. On December 23, 1997, the Board of Directors met to review the status of the negotiations and authorized Mr. Fischer to complete the negotiations and enter into the Agreement on behalf of FMSJ.

Terms of Merger

         The Agreement provides that FMSJ will merge with and into Subsidiary. Subsidiary will be the surviving corporation. Pursuant to the terms of the Agreement, as of the effective time of the Merger, each of the then outstanding shares of FMSJ Common will be converted into 17.332 shares of F&M Common subject to certain conditions and adjustments set forth in the Agreement. The Bank will then be a wholly-owned indirect subsidiary of F&M.

         Outstanding shares of FMSJ Common with respect to which the record or beneficial holder has perfected dissenters' rights in strict accordance with the requirements of Subchapter XIII of the WBCL will not be converted under the terms of the Agreement into shares of F&M Common in the Merger. The holders thereof shall be entitled only to payment of the "fair value" of their shares in accordance with Subchapter XIII. See "Rights of Dissenting Shareholders of FMSJ" and Exhibit B hereto.

Conversion of FMSJ Common into F&M Common

         In the Merger, each of the shares of FMSJ Common automatically will be converted into shares of F&M Common (the "Exchange Ratio"). The Exchange Ratio is calculated by dividing the "F&M Stock Offer" (641,975 shares of F&M Common, subject to adjustment as described below) by the number of shares of FMSJ Common issued and outstanding as of the Closing Date. The Exchange Ratio will be multiplied by the number of shares of FMSJ Common held by each FMSJ shareholder on the Closing Date to determine the number of shares of F&M Common to be issued to that FMSJ shareholder. The total number of shares of FMSJ Common outstanding equals 37,040. Therefore, the Exchange Ratio will equal 17.332 shares of F&M Common for each share of FMSJ Common (i.e., 641,975 divided by 37,040), subject to adjustment, as described below.

         No fractional shares of F&M Common will be issued and all fractional share interests will be converted into cash at a price per share based upon market value.

         The F&M Stock Offer is subject to adjustment as of the Effective Time by an amount equal to 1.5 times the sum of all of the amounts discussed below, divided by the F&M Common Price. The "F&M Selling Price" is defined in the Agreement as the average closing price for F&M Common as quoted on NASDAQ for the fifteen trading days on which F&M is actually traded, immediately preceding the five calendar days prior to the Effective Time. If the sum of the amounts below is a negative number, the result thus determined will be subtracted from the F&M Stock Offer.

         The adjustment factors to be used in determining the final F&M Stock Offer are as follows:

         (a) The amount by which the Bank's reserve for loan and lease losses is less than 1.3% of total loans and leases;

         (b) The amount by which the expenses of the Merger, whether incurred by the Bank or FMSJ, exceed $100,000;

         (c) The amount by which the Bank's equity as of the closing date of the Merger, determined in accordance with generally accepted accounting principles (except that no adjustment will be made as required by FASB 115) is less than $13.48 million (the "Beginning Equity") plus the Cumulative Minimum Earnings (as defined) less the sum of (i) quarterly dividends for each calendar quarter prior to the closing date of the Merger, not to exceed $2.50 per share, and (ii) the expenses of the Bank or FMSJ relating to the Merger, and (iii) any increase to the Bank's reserve for loan and lease losses in excess of 1.3% requested by F &
M. The Beginning Equity reflects the dividend of $4.00 per share declared by FMSJ in December, 1997;

         (d) The amount of any unfunded or underfunded liability under any pension benefit plan maintained by the Bank, assuming the complete termination of such plan on or prior to the closing date and all expenses of such termination;

         (e) The amount of any loans or leases of the Bank, where the outstanding principal balance outstanding on December 11, 1997, exceeded $25,000.00, which are considered as, or have the probability of becoming, losses as a result of an adverse change in the condition of such loans after December 11, 1997, as mutually agreed upon by F&M and FMSJ;

         (f) Any material adverse change in the business of FMSJ or Bank or an increase in their liabilities (exclusive of deposits) which accrues after December 11, 1997, which is not otherwise reflected in either the calculation of Bank's Beginning Equity or FMSJ's stated liabilities as of the closing date of the Merger;

         (g) The amount of any obligation to any employee, officer, director or shareholder which may become payable after the closing date of the Merger at the option of such person as a result of the Merger; and

         (h) The amount of any expenses incurred by FMSJ or Bank in connection with the Merger which have not been accrued and accounted for prior to the closing date of the Merger.

         The Exchange Ratio is subject to appropriate adjustment in the case of an F&M stock split or dividend.

         Assuming an exchange ratio of 17.332 shares of F&M Common for each share of FMSJ Common, after the Merger (but not giving effect to F&M's proposed acquisition of BancSecurity Corporation), holders of FMSJ Common as a group would own approximately 6.1% of the then-outstanding shares of F&M Common (excluding other pending acquisitions). On a pro forma basis at December 31, 1997, not giving effect to F&M's other pending acquisitions, FMSJ shareholders will contribute 5.7% of the total assets, 5.5% of the deposits and 8.1% of the capital of the combined entity; FMSJ would contribute 4.8% of the pro forma net income of the combined entity for the year ended December 31, 1997.

Effective Time of the Merger

         The Agreement provides that the Effective Time of the Merger shall be the date specified in the Articles of Merger filed with the Wisconsin Department of Financial Institutions. The Articles of Merger will be filed as soon as practicable after all conditions precedent to the parties' obligations have been satisfied or waived. Unless further extended by agreement of the parties, if the closing for the Merger has not taken place by August 31, 1998, F&M and FMSJ each may terminate the Agreement and abandon the Merger. See "Conditions to the Merger" and "Waiver, Amendment or Termination" below.

Distribution of F&M Common

         After the Special Meeting, either F&M or Firstar Trust Company, F&M's transfer agent, or another agent acting on its behalf (the "Exchange Agent") will send a notice and transmittal form to each holder of FMSJ shares, advising such holder of the procedure for surrendering to the Exchange Agent certificates representing the shares of FMSJ Common for exchange into one or more certificates evidencing F&M Common, as provided in the Agreement. Such exchange will be made as of the Effective Time of the Merger.

         Until so surrendered, each outstanding certificate which prior to the Effective Time represented shares of FMSJ Common will be deemed for all purposes to evidence only the right to receive the shares of F&M Common into which such shares of FMSJ Common have been converted; provided, however, unless and until such certificates representing FMSJ Common are so surrendered, no stock certificates representing the shares of F&M Common, nor any dividends or other distributions of any kind payable in respect of shares of F&M Common into which such FMSJ Common has been converted, shall be paid or delivered to the holder of an unsurrendered certificate and no interest shall be earned on such cash dividend amounts. After the Effective Time, upon surrender of certificates representing shares of FMSJ Common, there shall be delivered to the record holder of the certificates representing F&M Common issued in exchange therefor, on or as soon as practicable after such date of surrender, the amount of any such dividends, or other distribu tions, and the certificates representing the F&M Common, which as of any date subsequent to the Effective Time, but prior to the surrender of FMSJ certificates, became payable or deliverable and were not paid or delivered to such holder with respect to such shares.

Fairness Opinion

         Baird. The FMSJ Board of Directors retained Baird to act as its financial advisor in connection with the Merger and to assist it in its examination of the fairness, from a financial point of view, of the Exchange Ratio to the holders of FMSJ Common (other than F&M and its affiliates). On January 27, 1998 Baird rendered its opinion to the Board of Directors of FMSJ (subsequently confirmed as of the date of this Supplemental Statement) to the effect that the Exchange Ratio was fair, from a financial point of view, to the holders of FMSJ Common (other than F&M and its affiliates).

         THE FULL TEXT OF BAIRD'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS EXHIBIT A TO THIS SUPPLEMENTAL STATEMENT. THE BAIRD OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF FMSJ COMMON AND

DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FMSJ SHAREHOLDERS AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE BAIRD OPINION SET FORTH IN THIS SUPPLEMENTAL STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS EXHIBIT A HERETO. SHAREHOLDERS OF FMSJ SHOULD READ THE BAIRD OPINION CAREFULLY AND IN ITS ENTIRETY.

         Baird's Analysis. In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors as it deemed relevant. In that connection, Baird among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of FMSJ and F&M furnished to Baird for purposes of its analysis, as well as publicly available information, including but not limited to F&M's recent filings with the Securities and Exchange Commission and equity analyst research reports on F&M prepared by various investment banking firms, including Baird; (ii) reviewed the Agreement; (iii) reviewed the historical market prices and trading activity of F&M Common Stock; (iv) compared the respective financial positions and operating results of FMSJ and F&M with those of companies Baird deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations Baird deemed relevant; and (vi) reviewed certain potential pro forma effects of the Merger, and certain pro forma effects of the pending acquisition of BancSecurity Corporation of Marshalltown, Iowa by F&M. Baird held discussions with certain members of FMSJ's and F&M's senior management concerning FMSJ's and F&M's historical and current financial condition and operating results, as well as the future prospects of FMSJ and F&M, respectively. Baird also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria as Baird deemed relevant for the preparation of its opinion. The Exchange Ratio was determined by FMSJ and F&M in arm's-length negotiations. FMSJ did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

         In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of FMSJ and F&M, and was not engaged to independently verify any such information. Baird assumed, with FMSJ's consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of FMSJ and F&M are set forth in their respective financial statements; (ii) the Merger will be accounted for under the pooling-of-interests method; (iii) the Merger will be consummated in accordance with the terms of the Agreement without any amendment thereto or waiver by FMSJ or F&M of any condition to their respective obligations; (iv) the Exchange Ratio will not be adjusted pursuant to Section 3.4 of the Agreement; and (v) F&M will receive all regulatory approvals required to effect the Merger without undue delay. Baird also assumed that (i) the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and good faith judgments of FMSJ's and F&M's respective senior managements, as to future performance of their respective companies and (ii) the strategic and operating benefits currently contemplated by FMSJ and F&M management to result from the Merger will be realized. Baird did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of FMSJ or F&M, nor did it make a physical inspection of the properties or facilities of FMSJ or F&M. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date thereof, and did not predict or take into account any changes which may occur, or information which may become available, after the date thereof. Furthermore, Baird expressed no opinion as to the price or trading range at which shares of FMSJ's or F&M's securities would trade following the date of such opinion.

         Analysis of Selected Comparable Transactions. Baird reviewed certain information relating to four groups of transactions involving business combinations involving banks: (i) a group of 40 selected business combinations announced since January 1, 1993, involving Wisconsin-based banks with a total transaction value of less than $50 million (the "Wisconsin Comparative Group");
(ii) a group of 58 business combinations announced since January 1, 1997, involving banks based in the Midwestern United States (the "Midwestern Comparable Group"); (iii) a group of 267 business combinations announced since January 1, 1997, involving banks in the United States (the "U.S. Comparative Group"); and (iv) a group of 180 business combinations announced since January 1, 1997, involving banks in the United States with a total transaction value under $50 million (the "Value Group").

         Wisconsin Comparative Group. For this group of transactions, the median equity to assets was 10.2% and the mean was 11.0%. The high equity to assets ratio was 24.4% and the low was 5.0%. The median price to book ratio for consideration paid was 165.3% and the mean was 172.4%. The transaction values ranged from a high of 246.1% of book value to a low of 115.2% of book value. Price to tangible book multiples ranged from 115.2% to 288.7% with a median of 165.3% and an average of 174.7%. The median price to earnings multiple was 14.8x trailing 12 month earnings and the mean was 15.2x trailing 12 month earnings. The high price to earnings multiple was 29.8x trailing 12 month earnings and the low was 6.7x. As a tangible premium to core deposits, the median premium was 8.8% and the mean was 9.3%. Tangible premium to core deposits values ranged from a high of 24.1% to a low of 2.2%.

         Midwestern Comparative Group. For this group of transactions, the median equity to assets ratio was 9.7% and the mean was 10.7%. The high equity to assets ratio was 34.8% and the low was 5.3%. The median price to book ratio for the consideration paid was 188.6% and the mean was 210.1%. Price to book ratios ranged from a high of 385.6% to a low of 103.6%. Price to tangible book multiples ranged from 103.6% to 451.2% with a median of 196.1% and mean of 220.4%. The median price to earnings multiple was 18.4x trailing 12 month earnings and the mean was 19.8x. The high price to earnings multiple was 49.8x trailing 12 month earnings and the low was 9.1x. As a tangible premium to core deposits, the median premium was 12.0% and the mean was 14.3%. Tangible premium to core deposits ranged from a high of 36.2% to a low of 0.5%.

         U.S. Comparative Group. For this group of transactions, the median equity to assets ratio was 8.9% and the mean was 9.5%. The high equity to assets ratio was 34.8% and the low was 2.9%. The median price to book ratio of the consideration paid was 223.1% and the mean was 231.7%. Price to book ranged from a high of 539.4% to a low of 98.7%. Price to tangible book multiples ranged from 98.7% to 593.2% with a median of 226.8% and a mean of 239.9%. The median price to earnings multiple was 19.6x trailing 12 months earnings and the average was 20.4x. The high price to earnings multiple was 74.3x trailing 12 month earnings and the low was 5.6x. As a tangible premium to core deposits ranged from a high of 50.3% to a low of (0.3%).

         Value Comparative Group. For this group of transactions, the median equity to assets ratio was 9.2% and the mean was 9.9%. The high equity to assets ratio was 34.8% and the low was 2.9%. The median price to book ratio of the consideration paid was 202.8% and the mean was 210.7%. Price to book ratios ranged from 433.8% to a low of 98.7%. Price to tangible book multiples ranged from 451.2% to a low of 98.7% with a median of 210.3% and an average of 214.8%. The median price to earnings multiple was 18.2x trailing 12 months earnings and the mean was 19.4x trailing 12 month earnings. The high price to earnings multiple was 49.8x trailing 12 month earnings and the low was 5.6x. As a tangible premium to core deposits, the median premium was 12.0% and the mean was 13.8%. Tangible premium to core deposits values ranged from a high of 40.8% to a low of (0.3%).

         By comparison, the consideration paid for FMSJ in the transaction represented, assuming a price per share for F&M Common of $38.375 times an exchange ratio of 17.332 shares of F&M equals $665.11 per share of FMSJ Common. This is a price of 180.6% of book value which compares to a median of 137.5% and a mean of 146.8% for the comparable companies. The range for the price to book value of the comparable companies was a high of 229.8% to a low of 97.6%. The price to tangible book value for FMSJ of 180.6% compared to a median of 142.5%, and a mean of 149.2% for the comparable companies. The range for the price to tangible book value of the comparable companies was a high of 229.8% to a low of 97.6%. The price to trailing 12 months earnings for FMSJ was 18.5x compared to a median of 18.3x and a mean of 20.6x for the comparable companies. The range for the price to trailing 12 months earnings of the comparable companies was a high of 56.9x to a low of 7.8x.

         As no comparative group or transaction from any comparative group is identical to the Merger, Baird indicated to the FMSJ Board that the analyses described above are not mathematical, but rather involve complex considerations and judgments concerning differences in operating and financial characteristics including, among other things, differences in revenue composition and earnings performance among FMSJ and F&M and the selected companies and transactions reviewed.

         Analysis of Publicly Traded Companies Comparable to FMSJ. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information for certain publicly traded companies which Baird deemed relevant. These companies consisted of: Blackhawk Bancorp, Inc., Commercial Bancshares, Inc., CNBC Bancorp, County Bank Corp., First Bankers Trustshares, Inc., Heartland Bancshares, Inc., Illinois Community Bncp., Inc., Metro Bancorp, MNB Bancshares, Inc., National Bancshares Corp., NCF Financial Corp., Northwest Bank and Trust Co., Ohio State Bancshares, Inc. and West MI National Bank & Trust (the "Comparable Companies"). The data described below with respect to the Comparable Companies consists of the median data for such group as of the most recently reported period and are compared to FMSJ's financial operating information, as reported, as of September 30, 1997.

         Baird noted that the assets and equity reported for FMSJ were approximately $98.4 million and $13.6 million compared to approximately $122.9 million and $12.0 million for the Comparable Companies. Baird also noted ratios of latest 12 months earnings as a percentage of average assets for (i) net interest income of 3.8% for FMSJ and 4.3% for the Comparable Companies; (ii) provisions for loan losses of 0.1% for FMSJ and 0.1% for the Comparable Companies; (iii) other (non-interest) income of 0.3% for FMSJ and 0.6% for the Comparable Companies; (iv) G&A expenses of 2.2% for FMSJ and 3.2% for the Comparable Companies; (v) net income (i.e., return on average assets ("ROAA")) of 1.4% for FMSJ and 1.1% for the Comparable Companies and (vi) ratio of latest 12 months earnings to average equity ("ROAE") of 10.3% for FMSJ and 9.3% for the Comparable Companies. Baird also noted the latest 12 months annual growth rates in assets, loans and deposits of 5.6%, 5.4% and 7.0% for FMSJ and 4.0%, 6.2% and 5.2% for the Comparable Companies. Baird noted capital to assets and tangible capital to assets ratios of 13.9% (for both measures) for FMSJ and 11.5% and 11.1%, respectively for the Comparable Companies. Baird also noted certain asset quality ratios including non-performing assets to assets and reserves to loans ratios of 0.3% and 1.3%, respectively, for FMSJ and 0.4% and 1.3%, respectively, for the Comparable Companies.

         Discounted Earnings Analysis. Baird performed a discounted earnings analysis of FMSJ on a stand-alone basis using FMSJ management's projections of future earnings for the five-year period ending December 31, 2002. Baird estimated terminal values for FMSJ using 5% constant asset growth rates, stable ROAA of 1.54% and annual dividend payout ratios of 24.50% for each of the five years as projected by FMSJ management, and discount rates of 11% to 13%. Such analysis resulted in implied values of FMSJ Common Stock ranging from $603.00 to $713.00. Baird noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth ratios, dividend payout rates, terminal values and discount rates.

         Analysis of F&M. In order to assess the relative public market valuation of the F&M Common to be issued in the Merger, Baird reviewed certain publicly available financial information of the most recently reported period and stock market information as of January 22, 1998 for F&M and certain selected publicly traded Midwestern headquartered companies which Baird deemed relevant. Such comparable companies consisted of: Brenton Banks, Inc., Chemical Financial Corp., Community Trust Bancorp, Firstbank of Illinois Co., First Commerce Bancshares, Inc., Grand Premier Financial, Mid-America Bancorp, MidAm Inc., Mississippi Valley Bancshares, Republic Bancorp Inc., First Financial Corp. and Trans Financial Inc. (the "F&M Comparable Companies"). The data described below with respect to the F&M Comparable Companies consists of median data for such group and are compared to the price per share of F&M Common (both based on closing prices as of January 22, 1998) and F&M's financial and operating information as reported as of September 30, 1997.

         Baird noted that the assets and equity reported for F&M were approximately $1.6 billion and $145 million compared to approximately $1.8 billion and $160 million for the F&M Comparable Companies. The ratio of the closing price of F&M Common to the last 12 months earnings per share was 18.6x as compared to 19.3x and the price to book value was 257.4% for F&M and 244.4% for the F&M Comparable Companies. Baird also noted ratios of last twelve months earnings as a percentage of average assets for (i) net interest income of 4.3% for F&M and 3.9% for the F&M Comparable Companies; (ii) provisions for loan losses of 0.2% for F&M and 0.2% for F&M Comparable Companies; (iii) non-interest income of 0.6% for F&M and 1.0% for the F&M Comparable Companies; (iv) non-interest expense of 2.7% for F&M and 3.3% for the F&M Comparable Companies;
(v) net income (or ROAA) of 1.3% for F&M and 1.2% for the F&M Comparable Companies; and (vi) ratio of last 12 month earnings to average equity (or ROAE) of 14.5% for F&M and 14.0% for the F&M Comparable Companies. Baird also noted the last 12 months growth in assets, loans and deposits of 25.2%, 26.1% and 21.1% for F&M and 5.4%, 8.5% and 2.5% for F&M Comparable Companies.

Baird noted equity to assets and tangible equity to assets of 9.0% and 8.5%, respectively, for F&M and 9.2% and 8.6% for the F&M Comparable Companies. Baird also noted certain asset quality ratios including non-performing assets to assets and reserves to loan ratios of 0.9% and 132.0%, respectively, for F&M and 0.4% and 343.1%, respectively, for the F&M Comparable Companies. The above pricing ratios were generally similar to the corresponding financial data for the F&M Comparable Companies.

         Pro Forma Merger Analysis. Baird prepared a pro forma analysis of the financial impact of the Merger. Using financial forecasts for FMSJ (prepared by FMSJ management) and F&M (prepared by F&M management), Baird compared F&M's earnings per share and book value on a stand alone basis to earnings per share and book value of the combined companies on a pro forma basis. This analysis indicated that the Merger would not be accretive or dilutive to per share earnings for F&M in the first year. Baird also noted slight book value accretion to F&M as a consequence of this transaction.

         Stock Trading Analysis. Baird reviewed the historical trading prices and volume of F&M Common on a daily basis for the two year period ending on January 22, 1998. In performing its analyses, Baird made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FMSJ. These analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Baird's analysis of the fairness to FMSJ Shareholders from a financial point of view and are provided to the FMSJ Board in connection with the delivery of the Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Opinion and presentation to the FMSJ Board is just one of the many factors taken into consideration by the FMSJ Board.

         Contribution Analysis. Baird analyzed the contribution of each F&M and FMSJ to the pro forma company of assets, deposits, historical income, estimated income, equity and ownership. F&M would contribute 94.3% and FMSJ 5.7% of assets. F&M would contribute 94.4% and FMSJ 5.6% of deposits. F&M would contribute 93.0% and FMSJ 7.0% to historical income, based the trailing 12 months income ended September 30, 1997. F&M would contribute 93.8% and FMSJ 6.2% of estimated income, based on estimated income provided by F&M and FMSJ, respectively. F&M would contributed 91.4% and FMSJ 8.6% of equity. F&M would represent 93.8% and FMSJ 6.2% of ownership of the pro forma combined institution.

         The summary of the opinion set forth above does not purport to be a complete description of the presentation of Baird to the FMSJ Board or the analyses performed by Baird. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Baird believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses would create an incomplete view of the procedures underlying the Opinion. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Baird's view of the actual value of FMSJ. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given any more weight than any other analysis.

         Baird, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. FMSJ retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade equity securities of F&M for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

         Pursuant to an agreement dated November 6, 1997 between FMSJ and Baird, FMSJ has paid Baird a non-refundable retainer fee of $10,000 and $15,000 as a fairness opinion fee. If the Merger is consummated, FMSJ will pay Baird a transaction fee of $35,000 against which the retainer and opinion fee are creditable. Baird is also to receive reimbursement for certain of its out of pocket expenses not to exceed $5,000 related to this transaction. Additionally, FMSJ has agreed to indemnify Baird against certain liabilities, including liabilities under the federal securities laws, incurred in connection with the engagement of Baird by FMSJ.

Conditions to the Merger

         The obligations of F&M and FMSJ to consummate the Merger are conditioned upon obtaining the requisite approvals of the FRB under the Bank Holding Company Act and expiration of the waiting period after such approval and the approval of the Division. An application seeking approval from the FRB under the Bank Holding Company Act was approved March 5, 1998. An application seeking approval of the Division was approved on March 12, 1998.

         The obligations of both F&M and FMSJ to consummate the Merger are further conditioned upon the truth and correctness of the representations and warranties made by the parties to the Agreement on and as of the closing date; compliance by the other party with all obligations under the Agreement which are to be performed or complied with prior to or on the closing date; the absence of litigation or investigation in connection with the Merger; receipt of an opinion of counsel as to certain federal income tax consequences of the Merger; consummation of the Merger not later than August 31, 1998; and the occurrence of all proceedings to be taken in connection with the Merger transaction and the delivery of all documents incident thereto.

         The obligations of FMSJ to consummate the Merger are further conditioned upon the F&M Common Price equaling or being greater than $35.00.

         The obligations of F&M are further conditioned upon the F&M Common Price equaling or being less than $46.00; approval of the Merger by not less than a majority of the outstanding shares of FMSJ, which is being sought at the Special Meeting; qualification of the Merger for pooling of interests accounting; exercise of dissenters' rights by holders of fewer than 10% of the outstanding shares of FMSJ Common; registration of the shares of F&M Common to be issued in the transaction pursuant to the Securities Act; FMSJ meeting specified earnings and equity tests; and other conditions set forth in the Agreement.

Waiver, Amendment or Termination

         In addition to the right of F&M or FMSJ to waive certain of the conditions to their obligations to proceed with the Merger, the Agreement is subject to amendment, modification and supplementation by a written agreement signed by the duly authorized representatives of F&M and FMSJ.

         The Agreement may be terminated and the Merger abandoned without liability on the part of any party at any time prior to the Closing Date by mutual consent of F&M and FMSJ, or by either F&M or FMSJ if the conditions to their obligations to proceed under the Agreement have not been met or waived in writing.

         In the event of termination and abandonment, not as a result of a breach of the Agreement, each party would be responsible to pay its own expenses incident to the Merger.

Management after the Merger

         Upon consummation of the Merger, F&M expects to continue to operate the Bank as a separate entity under the direction and general policies of F&M, and the Bank's board of directors. F&M initially intends to retain the Bank's current employees, officers and board of directors, with the possible addition of an F&M designee as a member of the Board of Directors of the Bank. F&M performs certain functions and provides various services (such as internal audit, marketing and lending assistance, investment coordination, etc.) for its subsidiary banks, and expects to do the same for the Bank. F&M will receive a management fee from the Bank for these functions and services.

         The parties contemplate that F&M will enter into employment agreements with Sandi M. Clark, currently Secretary of FMSJ and Vice President and Cashier of the Bank, and Henry A. Fischer, currently Chairman of the Board,

President and Chief Executive Officer of FMSJ and the Bank. Ms. Clark's employment agreement is expected to be for a two year term and to provide that Ms. Clark will continue as vice president and cashier of the Bank. Mr. Fischer's employment agreement is expected to be for a two year term and to provide that Mr. Fischer will continue as President of the Bank. The Agreement also provides that the current members of the Bank's board of directors may remain as directors until two years after the Effective Time of the Merger.

Federal Income Tax Consequences

         Godfrey & Kahn, S.C., counsel to FMSJ, expects to issue a legal opinion as to the tax-free nature of the Merger to holders of FMSJ Common under federal law, and such an opinion is a condition to consummation of the transactions contemplated by the Agreement. However, the parties have not sought any rulings from the Internal Revenue Service that the Merger constitutes a non-taxable reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). The parties also have not sought any rulings or opinions with respect to the state or local tax consequences of the Merger. In the Agreement, F&M has made no representations or warranties as to tax consequences. FMSJ shareholders are therefore urged to consult their own tax advisors as to the tax effects of the Merger on their own particular situations.

         The Godfrey & Kahn, S.C. opinion as to the federal income tax effects of the proposed transaction, which will be delivered upon the closing of the Merger, is expected to include the following matters: (a) No gain or loss will be recognized by holders of FMSJ Common who receive solely shares of F&M Common in exchange for their shares of FMSJ Common; (b) The aggregate basis of the shares of F&M Common received by holders of FMSJ Common in the transaction will be the same as the basis of their shares of FMSJ Common surrendered in exchange therefor; and (c) The holding period of the shares of F&M Common received by holders of FMSJ Common in the exchange will include the holding period for their shares of FMSJ Common exchanged therefor, provided their shares of FMSJ Common were held as capital assets on the date of the exchange.

         A FMSJ shareholder who receives cash in lieu of a fractional share interest in F&M Common will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in FMSJ Common allocable to the fractional share interest. Such capital gain or loss will be long term capital gain or loss if the holder's holding period for the F&M Common received, determined as set forth above, is longer than one year.

Resale of F&M Common

         The shares of F&M Common to be issued to FMSJ shareholders in the Merger have been registered under the Securities Act and may be freely traded by FMSJ shareholders who, at the Effective Time, are not "affiliates" of FMSJ and who are not "affiliates" of F&M at the time of the proposed resale.

         Shares of F&M Common received by "affiliates" of FMSJ may be resold by them only (i) in conformity with the resale provisions of Rule 145 under the Securities Act, (ii) pursuant to a further registration under the Securities Act, or (iii) in accordance with another available exemption from the registration requirements of the Securities Act. F&M's obligation to consummate the Merger is conditioned upon the receipt of an executed Affiliate's Undertaking to comply with such resale restrictions from each person who may be deemed an "affiliate" of FMSJ within the meaning of the Securities Act and Rule 145.

         An "affiliate" is defined under the rules promulgated pursuant to the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, an entity. For this purpose, FMSJ will treat each executive officer, director and greater-than-5% shareholder of FMSJ, and each other person identified by counsel for FMSJ as a person who may be deemed to be an affiliate, as an affiliate. Shares of F&M Common issued to such persons in the Merger will be transferable only in compliance with the Affiliate's Undertaking. F&M is not obligated to register F&M Common owned by affiliates of FMSJ under the Securities Act for resale.

         Each of the persons executing an Affiliate's Undertaking also will represent that he or she will not dispose of or otherwise reduce his or her risk relative to any beneficially owned shares of F&M Common prior to the publication by F&M of an earnings statement covering at least 30 days of operations subsequent to the Effective Time of the Merger, and has not sold or otherwise reduced his or her risk relative to any shares of F&M Common or shares of FMSJ Common beneficially owned by such person within a 30 day period preceding the Effective Time. The purpose of these requirements is to demonstrate the continuity of risk-sharing necessary for pooling of interests accounting treatment.

Accounting Treatment

         F&M intends to account for the acquisition of FMSJ using the pooling of interests method of accounting. F&M's ability to use pooling of interests accounting is a condition to the Merger.

                    RIGHTS OF DISSENTING SHAREHOLDERS OF FMSJ

         Pursuant to Section 180.1302 of the WBCL, any shareholder of FMSJ, or beneficial shareholder of FMSJ who is the beneficial owner of shares held by a nominee as the shareholder of record, has the right to object to the Merger and demand payment of the "fair value" of his shares in cash. Any FMSJ shareholder or beneficial shareholder electing to do so must file with FMSJ, before the Merger vote is taken, a written notice of objection that complies with Section
180.0141 of the WBCL. Furthermore, the FMSJ shareholder or beneficial shareholder may not vote his or her shares in favor of the proposed Merger.

         If the Merger is approved by the requisite vote, FMSJ shall send within 10 days after such approval to any dissenting shareholder who has preserved his or her dissenters' rights by filing such objection and refraining from voting his shares in favor of the Merger, a dissenters' notice including or having attached a form for demanding payment that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before the first announcement to the news media or to shareholders of the terms of the proposed Merger, a statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for the FMSJ shares must be deposited, a date by which FMSJ must receive the payment demand and a copy of the dissenters' rights statutes under the WBCL. Persons receiving a dissenters' notice must demand payment in writing within the requisite time and certify whether they acquired beneficial ownership of the shares before the date specified in the dissenters' notice. The dissenter's FMSJ share certificates must also be deposited in accordance with the terms of the notice.

         A FMSJ shareholder may assert dissenters' rights as to fewer than all shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies FMSJ in writing of the name and address of each person on whose behalf he asserts dissenters' rights. In order to assert dissenters' rights, a beneficial shareholder must submit to FMSJ the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights, which consent should be with respect to all shares of which he or she is the beneficial shareholder.

         As soon as the Merger is effectuated or upon receipt of a payment demand, whichever is later, FMSJ shall pay each shareholder who has perfected his dissenters' rights the amount that FMSJ estimates to be the fair value of his shares plus accrued interest. The payment shall be accompanied by FMSJ's latest available audited financial statements, a statement of FMSJ's estimate of the fair value of the shares, an explanation of the calculation of interest, a statement of the dissenter's right to demand payment if the dissenter is dissatisfied with FMSJ's payment, and a copy of the dissenters' rights statutes.

         FMSJ may elect to withhold payment from a dissenter who was not the beneficial owner of shares before the date specified in the dissenters' notice. To the extent FMSJ elects to withhold such payment after effectuating the Merger, FMSJ shall estimate the fair value of the shares plus accrued interest and shall pay that amount to each dissenter who agrees to accept it in full satisfaction of his demand. FMSJ shall send with its offer of payment a statement of its estimate of the fair value of the shares, an explanation of how interest was calculated, and a statement of the dissenter's right to demand payment if he is dissatisfied with the offer.

         A dissenter, within 30 days after FMSJ has made or offered payment for his shares, shall notify FMSJ in writing in accordance with Section 180.0141 of the WBCL if he is dissatisfied with the payment or offer. The notice shall state the dissenter's estimate of the fair value of his shares and the amount of interest due and demand payment of that estimate less the payment already received from FMSJ, or for dissenters whose payments have been withheld, reject the offer of payment and demand payment of the fair value of his shares and interest due if certain conditions are satisfied.

         If a dissenter's demand for payment remains unsettled, FMSJ may bring a special proceeding within 60 days after receiving the payment demand and petition a court to determine the fair value of FMSJ shares and accrued interest. If this special proceeding is not brought within the 60-day period, FMSJ must pay each dissenter whose demand remains unsettled the amount demanded.

         For purposes of Subchapter XIII of the WBCL, the "fair value" of FMSJ's shares is determined immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable.

         The full text of Subchapter XIII of the WBCL is set forth as Exhibit B to this Proxy Statement. Since the foregoing description is not a complete summary of its provisions, any shareholder who may be considering exercising his rights as a dissenter is urged to refer to such text. The provisions of Subchapter XIII require strict compliance, and any FMSJ shareholder who wishes to object to the Merger and demand payment for his or her shares should consult his own attorney or advisor.

         If a FMSJ shareholder fails to perfect his or her dissenters' rights by failing strictly to comply with the applicable statutory requirements, he or she will be bound by the terms of the Agreement. An executed proxy on which no voting direction is made will be voted FOR approval of the Merger, so a dissenting shareholder who wishes to have his or her shares represented by a proxy at the FMSJ Special Meeting but preserve his dissenters' rights must mark his or her proxy card either to vote against the Merger or to abstain from voting thereon, in addition to complying with the other requirements as described herein.

         A condition of the obligations of both F&M and Subsidiary to consummate the Merger is that the holders of less than 10% of the issued and outstanding FMSJ Common will have elected to exercise their dissenters' rights. See "The Merger -- Conditions to the Merger."

                      FMSJ MARKET INFORMATION AND DIVIDENDS

         The number of holders of record of FMSJ Common at March 31, 1998, was approximately 200.

         Trading in shares of FMSJ Common is infrequent, and there is no independent market with respect to such shares. FMSJ has maintained a repurchase program to provide holders of FMSJ Common liquidity for their shares. Annually, the Board of Directors establishes a price at which shares will be repurchased for the ensuing year. Since the inception of the program, the price has been established at 80% of the adjusted book value for FMSJ Common on each December
31. This price is then used for the entire ensuing year. In 1997, FMSJ repurchased 547 shares of FMSJ Common in six transactions. The repurchase price for 1997 was $267.61. In 1996, FMSJ repurchased 75 shares of FMSJ Common in a single transaction. The 1996 repurchase price was $243.79. There were no repurchases under the program in 1995.

         The following table presents the total annual payment of dividends per share of FMSJ Common since January 1, 1996:

         Calendar Year                               Dividends Paid
         -------------                               --------------
                1996                                     $6.00
                1997                                     $8.00
                1998 (through March 31)                  $2.50

         The Agreement provides that FMSJ shall not pay any dividends in 1998 except that dividends may be paid by FMSJ prior to the Effective Time provided that the total of all dividends declared in 1997 did not exceed $8.00 per share and that the quarterly dividends declared in 1998 do not exceed $2.50 per quarter without the prior written consent of F&M.

                         FMSJ SELECTED FINANCIAL DATA

         The selected financial data presented below for FMSJ for each of the years in the five year period ended December 31, 1997, are derived from the financial statements of FMSJ and should be read in conjunction with other financial information presented elsewhere in this Supplemental Statement. The financial statements of FMSJ for the year ended December 31, 1997, have been audited by Wipfli Ullrich Bertelson, LLP to the extent indicated in their report thereon. The selected financial data for the years ended December 31, 1996, 1995, 1994 and 1993, are unaudited, but in the opinion of FMSJ management reflect all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation. The information presented below should be read in conjunction with the separate financial statements and notes thereto of FMSJ, and FMSJ's Management's Discussion and Analysis of Results of Operations and Financial Condition, all included elsewhere in this Supplemental Statement.


                                                         Years ended December 31,
                                   ----------------------------------------------------------
                                      1997        1996         1995       1994        1993
                                   ----------  ----------   ----------  ---------   ---------
                                           (dollars in thousands, except per share data)

SUMMARY OF OPERATIONS:
   Interest income                 $    7,218  $    6,914   $    6,436  $   5,842      $5,928
   Interest expense                     3,586       3,419        3,233      2,638       2,668
                                   ----------  ----------   ----------  ---------   ---------
Net interest income                     3,632       3,495        3,203      3,204       3,260
Provision for loan losses                 375         120          155         60          75
                                   ----------  ----------   ----------  ---------   ---------
Net interest income after
   provision for loan losses            3,257       3,375        3,048      3,144       3,185
Non-interest income                       329         346          294        243         305
Non-interest expense                  (2,469)     (2,039)      (2,001)    (2,106)     (2,023)
                                   ----------  ----------   ----------  ---------   ---------
Income before provision
   for income taxes                     1,117       1,682        1,341      1,281       1,467
Provision for
   income taxes                           103         360          282        216         300
                                   ----------  ----------   ----------  ---------   ---------
         Net income                $    1,014  $    1,322   $    1,059  $   1,065      $1,167
                                   ==========  ==========   ==========  =========   =========

PERIOD END BALANCE SHEET
DATA:
  Total assets                     $   99,653  $   95,346   $   93,034  $  85,625     $80,602
  Net loans                            61,997      58,251       58,982     53,824      48,808
  Investment securities                30,198      28,272       27,156     25,833      26,501
  Total deposits                       80,653      75,983       74,974     72,280      70,050
  Total stockholders' equity           13,178      12,485       11,576     10,103       9,359

PER COMMON SHARE DATA:
  Net income                           $27.32      $35.13       $28.13  $   28.28      $30.99
  Period end book value                355.78      332.16       307.37     268.25      248.50
  Dividends                              8.00        6.00         5.00       4.20        4.00

                    FMSJ MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


GENERAL

         The following discussion and analysis provides information regarding the historical results of operations and financial condition of FMSJ for the years ended December 31, 1997, 1996 and 1995. This discussion and analysis should be read in conjunction with the related financial statements and notes thereto and the other financial information included herein.


FISCAL 1997 COMPARED TO 1996 AND 1995

RESULTS OF OPERATIONS

         For the year ended December 31, 1997, net income was $1,014,000, a decrease of $308,000, or 23.3% from 1996. For the year ended December 31, 1996, net income was $1,322,000, an increase of $263,000, or 24.8% from the 1995 net income of $1,059,000.

         NET INTEREST REVENUE

         Net interest revenue was at $3,632,000 in 1997 and $3,495,000 in 1996. Total interest income increased 4.4% to $7.2 million in 1997. Average earning assets increased 4.25% to $91.7 million in 1997 from $88.0 million in 1996, while interest-bearing liabilities increased 3.47%. Average yields on loans increased to 8.86% from 8.76%, while the yield on taxable investments instruments remained constant, while the yield on non-taxable investment declined. Interest bearing liability costs increased slightly to 4.73% at December 31, 1997 from 4.67% at December 31, 1996.

         Net interest revenue increased $292,000 or 9.12% to $3,495,000 in 1996. Total interest income increased $478,000 in 1996 from $6,436,000. Average earning assets increased $4.2 million from 1995 to 1996 while interest bearing liabilities increased only $3.0 million.

         The following table presents the relative contribution of changes in volume and interest rates on changes in FMSJ net interest income using average balances.

                                                1997 compared to 1996                1996 compared to 1995
                                           Increase (Decrease) Due to (1)       Increase (Decrease) Due to (1)
                                           -----------------------------        ------------------------------
                                            Volume       Rate      Net          Volume      Rate        Net
                                           --------     ------   ------         -------    -------     ------

                                                                  (dollars in thousands)
ASSETS
Interest earning assets:
  Loans (2)                                $    144     $   61   $  205         $   195    $   228     $  423
  Taxable investment securities                  38          2       40             137        (30)       107
  Nontaxable investment securities (2)           92        (30)      62              (7)       (48)       (55)
  Other investments                              21         --       21             (12)         2        (10)
                                           --------     ------   ------                    -------     ------

Total interest earning assets              $    295     $   33   $  328         $   313    $   152     $  465
                                           --------     ------   ------         -------    -------     ------

LIABILITIES & STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Savings deposits                         $     80     $   31   $  111         $   (16)   $    (8)    $  (24)
  Time deposits                                  58         59      117              59         11         70
  Short-term borrowings                           1         (1)      --               7         (3)         4
  Other borrowings                              (49)       (12)     (61)            143         (7)       136
                                           --------     ------   ------         -------    -------     ------

Total interest bearing liabilities               90         77      167             193         (7)       186
                                           --------     ------   ------         -------    -------     ------

Net change in net interest income          $    205     $  (44)  $  161         $   120    $   159     $  279
                                           ========     ======   ======         =======    =======     ======

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) The amount of interest income on nontaxable loans and investment securities has been adjusted to its fully tax equivalent.

         The following table sets forth average consolidated FMSJ balance sheet data and average yield and rate data on a tax equivalent basis for the years ended December 31:

                                                            1997                        1996                        1995
                                             ---------------------------------------------------------------------------------------
                                             Average                Yield/   Average             Yield/  Average             Yield/
(dollars in thousands)                       Balance      Interest   Rate    Balance  Interest    Rate   Balance  Interest    Rate
----------------------------------------------------      -------- --------  ------   --------   ------  -------  --------   ------
Assets
  Interest earning assets:
    Loans (1)(2)(3)                          61,265        5,430     8.86%   59,646    5,225      8.76%   57,361    4,802     8.37%
    Taxable investment securities            16,082        1,006     6.26%   15,450      966      6.25%   13,267      859     6.47%
    Nontaxable investment
      securities (2)                         12,997        1,091     8.39%   11,904    1,029      8.64%   11,986    1,084     9.04%
    Other investments                         1,399           75     5.36%      999       54      5.41%    1,225       64     5.22%
                                             ------      -------            ------- --------             -------  -------
  Total                                      91,743        7,602     8.29%   87,999    7,274      8.27%   83,839    6,809     8.12%

  Noninterest earning assets:
    Cash and due from banks                   2,570                           2,283                        2,185
    Premises & equipment-net                  2,582                           2,144                        1,709
    Other assets                              1,620                           1,366                        1,228
    Less: Allowance for loan loss              (876)                           (724)                        (637)
                                             ------                         -------                      -------

Total                                        97,639                          93,068                       88,324
                                             ======                         =======                      =======

LIABILITIES & STOCKHOLDERS' EQUITY
  Interest bearing liabilities:
    Savings deposits                         33,290        1,126     3.38%   30,920    1,015      3.28%   31,436    1,039     3.31%
    Time deposits                            37,887        2,189     5.78%   36,894    2,072      5.62%   35,822    2,002     5.59%
    Short-term borrowings                       946           55     5.81%      921       55      5.97%      812       51     6.28%
    Other borrowings                          3,698          216     5.84%    4,542      277      6.10%    2,202      141     6.40%
                                            -------        -----             ------    -----              ------    -----

  Total                                      75,821        3,586     4.73%   73,277    3,419      4.67%   70,272    3,233     4.60%

  Non-interest bearing liabilities:
    Demand deposits                           7,613                           6,431                        6,282
    Other liabilities                         1,252                           1,367                        1,070
  Stockholders' equity                       12,953                          11,993                       10,700
                                            -------                          ------                       ------

Total                                        97,639                          93,068                       88,324
                                            =======                          ======                       ======

Net interest income                                        4,016                       3,855                        3,576
Rate spread                                                          3.56%                        3.60%                       3.52%
Net interest margin                                                  4.38%                        4.38%                       4.27%

(1) For the purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2) The amount of interest income on nontaxable investment securities and loans has been adjusted to its fully tax equivalent.

(3) Loan fees are included in total interest income as follows: 1997 - $28,000; 1996 - $36,000; and 1995 - $26,000.

PROVISION FOR CREDIT LOSSES

         The amount charged to provision for credit losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for credit losses based on past credit loss experience, current economic conditions, composition of the loan portfolio and the potential for future loss. The provisions for credit losses was $375,000 in 1997, as compared to $120,000 in 1996 and $155,000 in 1995. A significant portion of the increase from 1996 to 1997 reflected a one-time change to the allowance for credit losses made in connection with the Merger, so that FMSJ's reserves would conform to F&M's standards.

OTHER OPERATING REVENUE AND EXPENSES

         Other operating revenue decreased $29,000 to $172,000 in 1997. Other operating revenue increased $44,000 in 1996 from $157,000 in 1995. Security losses were $7,000 in 1996 compared with $8,000 in 1995. No securities gains or losses were incurred in 1997. Service charges have remained relatively constant from 1995 through 1997.

         Total other expenses increased $430,000 in 1997. Occupancy expenses increased $56,000, or 22.4%, and other operating expenses increased $378,000, or 47.3%, primarily due to one-time expenses related to the Merger. Other operating expenses increased $38,000, or 1.9%, to $2,039,000 in 1996 from 1995. During this time period salaries and benefits increased $39,000, while all other operating expenses were unchanged.

INCOME TAXES

         Income taxes were $103,000 in 1997 compared with $360,000 in 1996 and $282,000 in 1995. Tax expense as a percent of income before income taxes was 9.2% in 1997, 21.4% in 1996 and 21% in 1995. The decrease in income taxes is the result of decreased profitability and a higher proportion of tax exempt income.

FINANCIAL CONDITION

         LOAN PORTFOLIO

         The following table sets forth the major categories of loans outstanding and the percentage of total loans for each category at the dates indicated.


                                                     December 31,
                          ---------------------------------------------------------------
                                 1997                   1996                  1995
                          ------------------    --------------------  -------------------
                           Amount    Percent     Amount      Percent   Amount     Percent
                          -------    -------    -------      -------  -------     -------
                                                (dollars in thousands)
                          $12,238         20%   $10,905         19%   $10,384         17%
Commercial
Agricultural production     2,674          4      3,180          5      3,133          5

Real estate:
    Commercial              4,877          8      2,933          5      2,374          4
    Agricultural            6,511         10      6,183         11      2,252          4
    Residential            30,403         48     28,493         48     32,652         55
Other                       6,402         10      7,309         12      9,103         15
                          -------    -------    -------    -------    -------    -------

        Total loans       $63,105        100%   $59,003        100%   $59,898        100%
                          =======    =======    =======    =======    =======    =======

         NON-PERFORMING ASSETS

         Non-performing assets are a broad measure of problem loans. The following table sets forth the amount of FMSJ's non-performing loans, other real estate owned and non-performing assets and each of their percentages to total loans as of the dates indicated.


                                                                     December 31,
                                          ---------------------------------------------------------------------
                                          1997                    1996                      1995
                                          -------------------     ---------------------     -------------------

                                          Amount     Percent      Amount     Percent        Amount      Percent
                                          ------     -------      ------     -------        ------      -------
                                                                  (dollars in thousands)

Non-accrual loans                         $     7         .01%    $    291          .49%  $    602         1.01%
Accruing loans past due 90 days
  or more                                       1          --           12          .02          6          .01
                                          -------   ---------     --------       ------   --------  -----------

         Total non-performing loans             8         .01          303          .51        608         1.02
                                          -------   ---------     --------       ------   --------  -----------
Other real estate owned                       175         .28            0           --          0           --
                                          -------   ---------     --------       ------   --------  -----------

         Total non-performing assets      $   183         .29%    $    303          .51%  $    608         1.02
                                          =======   =========     ========       ======   ========  ===========

              SUMMARY OF CREDIT LOSS EXPERIENCE

              The following table summarizes loan balances at the end of each year; changes in the allowance for credit losses arising from loans charged off and recoveries on loans previously charged off, by loan category; and provisions for credit losses that have been charged to expense.


                                                                             Years Ended December 31,
                                                               ---------------------------------------------
                                                                    1997            1996              1995
                                                                    ----            ----              ----
                                                                            (dollars in thousands)

Average balance of loans for year                              $    61,265   $      59,646      $     57,361
                                                               ===========   =============      ============

Allowance for credit losses at beginning of year               $       752   $         726      $        607

Loan charge-offs:
  Commercial, municipal and agricultural                                 3              73                13
  Real estate mortgages                                                  0               0                 4
  Installment*                                                          38              34                26
                                                               -----------   -------------      ------------
Total charge-offs                                                       41             107                43

Total recoveries                                                        22              13                 7
                                                               -----------   -------------      ------------

Net loan charge-offs (recoveries)                                       19              94                36

Provision for credit losses                                            375             120               155
                                                               -----------   -------------      ------------

Allowance for credit losses at end of year                     $     1,108   $         752      $        726
                                                               ===========   =============      ============

Ratio of net charge-offs during year to                                .03%            .16%              .06%
  average loans outstanding

Allowance for credit losses to total loans                             1.8%            1.3%              1.2%

--------------------
    *   Includes credit cards and related plans.

CAPITAL

         The Bank is subject to, and in compliance with, various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1997, the most recent notification from the Office of the Wisconsin Department of Financial Institutions categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

         The Bank's actual capital amounts and ratios as of December 31, 1997, and regulatory capital standards, are presented in the following table.


                                                                                                                 To Be Well
                                                                                                              Capitalized Under
                                                                            For Capital                       Prompt Corrective
                                        Actual                           Adequacy Purposes                    Action Provisions
                             -----------------------------       ---------------------------------      ----------------------------
                                 Amount          Ratio                Amount            Ratio           Amount              Ratio
                             -------------- --------------       ---------------- ----------------      --------------  ------------
                                                                     (dollars in thousands)
Total capital (to risk-
weighted assets)             $       13,619       20.4%       >=$        5,333           >=8.0%      >=$      6,666       >=10.0%
                                                              -                          -           -                    -
Tier I capital (to risk-
weighted assets)             $       12,780       19.2%       >=$        2,666           >=4.0%      >=$      4,000       >= 6.0%
                                                              -                          -           -                    -
Tier I capital (to average
assets)                      $       12,780       12.9%       >=$        3,973           >=4.0%      >=$      4,966       >= 5.0%
                                                              -                          -           -                    -

         The Bank is subject to restrictions on the amount of dividends it may declare without regulatory approval. At December 31, 1997, $3,002,000 of retained earnings was available for dividend declaration without prior regulatory approval.

LIQUIDITY, INTEREST SENSITIVITY AND MARKET RISK MANAGEMENT

         The following table sets forth certain information as to FMSJ's liquidity and interest rate sensitivity.


                                                 0 - 90        91 - 365       1 - 5        OVER 5
                                                  DAYS           DAYS         YEARS        YEARS         TOTAL
                                              ------------  --------------  ----------   ----------   ------------
                                                                     (dollars in thousands)
Loans                                         $     13,715  $       21,088  $   28,284   $       18   $     63,105
Investment securities                                  315           3,453      13,439       13,260         30,467
Other earning assets                                   389                                                     389
                                              ------------  --------------  ----------   ----------   ------------
         Total rate-sensitive assets (RSA)          14,419          24,541      41,723       13,278         93,961
                                              ============  ==============  ==========   ==========   ============
Rate Sensitive Liabilities
         NOW                                                                                 11,437         11,437
         Savings deposits                                                                    22,064         22,064
         Time deposits                               9,355          17,779      10,820                      37,954
         Short-term borrowings                                       4,200                                   4,200
                                              ------------  --------------  ----------   ----------   ------------
         Total rate-sensitive liabilities (RSL)      9,355          21,979      10,820       33,501         75,655
                                              ============  ==============  ==========   ==========   ============
Interest sensitivity gap                             5,064           2,562      30,903     (20,223)         18,306
                                              ============  ==============  ==========   ==========   ============
Cumulative interest sensitivity gap                  5,064           7,626      38,529       18,306
                                              ============  ==============  ==========   ==========
Ratio of cumulative rate-sensitivity
         gap to RSA                                   35.1            19.6        47.8         19.5
                                              ============  ==============  ==========   ==========
Cumulative ratio of rate-sensitive assets            154.1           124.4       191.5        124.2
         to rate-sensitive liabilities        ============  ==============  ==========   ==========



         Management of FMSJ considers its sources of liquidity to be adequate and its interest rate sensitivity position to be within acceptable ranges.

         Derivative financial instruments include futures, forwards, interest rate swaps, option contracts and other financial instruments with similar characteristics. FMSJ does not currently engage in the use of derivative instruments. In addition, FMSJ has no market risk sensitive instruments held for trading purposes.

         FMSJ is, however, party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and credit card commitments. Interest rate risk is the most significant market risk affecting FMSJ. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of FMSJ's business activities. Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit their exposure to interest rate risk. Both the interest rate sensitivity and liquidity position of FMSJ are reviewed regularly. The primary objective of interest rate sensitivity management is to maintain net interest income growth while reducing exposure to the risks inherent in interest rate movements.

                FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC.


Business

         FMSJ, through the Bank, offers a wide range of traditional bank services through its two full-service offices and motor bank located in Jefferson. These services include commercial, consumer, agricultural and real estate lending (including WHEDA loans to first-time home buyers), depository account services, and other services to individuals and businesses. The Bank does not offer trust services. The Bank's business is a general mix of business, agricultural and consumer banking. In addition, the Bank has a wholly-owned subsidiary, Jefferson Investments, Inc., a Nevada corporation, whose primary business is the management of the Bank's investment portfolio.

         The Bank's primary service area is in Jefferson County, particularly the portion in and near the city of Jefferson, in south-central Wisconsin.

         The Bank is a Wisconsin state bank, subject to regulation by the Wisconsin Department of Financial Institutions, Division of Banking and the FDIC. The Bank's deposits are insured by the FDIC, up to statutory limits.

         See "Index to Financial Statements" for historical financial statements of FMSJ.

Management

         The directors of FMSJ are elected by its shareholders and serve for staggered three-year terms. The following persons currently serve as directors of FMSJ:


                                                                           Director      Term
   Name and Age                    Principal Occupation                     Since       Expires
   ------------                    --------------------                    --------     -------
Richard N. Bauch, 50          Personal Investments                           1985        1999
Sandi M. Clark, 58            Vice President and Cashier of the Bank;
                              Secretary of FMSJ                              1985        1998
Henry A. Fischer, 61          Chairman of the Board, President and
                              Chief Executive Officer of FMSJ                1985        1999
Gilbert Lenz, 85              Retired                                        1985        2000
Philip C. Mertens, 57         Treasurer, Arrow, Inc.                         1987        1998
Donald Nass, 72               Retired                                        1985        2000
Robert Niebler, 50            Pharmacist                                     1993        2000
John W. Spangler, 59          President, Spangler Brothers Seed              1985        1998
William H. Stade, 62          President, Stade Realty & Auction              1986        1999

         The table below shows the executive officers of FMSJ, each of whom was elected by the Board of Directors to a one-year term.


           Name                            Office with FMSJ                          Since
           ----                            ----------------                          -----
Henry A. Fischer                 Chairman of the Board, President and Chief
                                 Executive Officer                                     *
Donald Nass                      Vice Chairman                                        1985
Sandi M. Clark                   Secretary                                            1985
Charles F. Klug                  Treasurer                                            1985

-----------------

* Mr. Fischer has served as President and Chief Executive Officer since 1985 and as Chairman of the Board since 1995.

         At March 1, 1998, the Bank employed 32 persons on a full-time equivalent basis.

Share Ownership

         The table below sets forth information regarding the beneficial ownership of shares of FMSJ Common (both the number of shares owned and the percent of the class) by FMSJ's directors, and by FMSJ's directors and executive officers as a group. FMSJ is not aware of persons who beneficially own more than 5% of FMSJ Common as of March 31, 1998.

                Name                       Number of Shares(1)        Percent
         ----------------                  ----------------           -------
         Richard N. Bauch                         978                   2.6%
         Sandi M. Clark                           830                   2.2%
         Henry Fischer                          1,721                   4.6%
         Gilbert Lenz                             400                   1.1%
         Philip Mertens                           186                    *
         Donald Nass                              726                   2.0%
         Robert Niebler                            25                    *
         John Spangler                            522                   1.4%
         William Stade                            280                    *

         All directors and  executive
         officers as a group (10 persons)       5,668                  15.3%

-------------------

 *       Less than 1%

(1) All shares are solely owned, except that the following persons own the indicated numbers of shares jointly with their respective spouses: Ms. Clark (830); Mr. Fischer (351); Mr. Lenz (400); Mr. Mertens (186); Mr. Nass (726); and Mr. Spangler (270).

         To FMSJ's knowledge, FMSJ directors and executive officers own no shares of F&M Common. FMSJ and F&M are unaware of any ownership of FMSJ Common by directors or executive officers of F&M.

                          INFORMATION AS TO SECURITIES

F&M Common

         See pages 12 and 13 of the Prospectus for information as to F&M Common.

FMSJ Common

         The Articles of Incorporation of FMSJ provide that FMSJ has authority to issue 39,000 shares of common stock, no par value of which 37,040 shares are issued outstanding.

         Holders of FMSJ Common are entitled to receive dividends thereon if and when declared and payable by the Board of Directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of FMSJ, the holders of FMSJ Common would be entitled to receive any remaining assets available for distribution to FMSJ shareholders.

         The holders of FMSJ Common are entitled to one vote for each share held and are not entitled to cumulative voting rights. Most actions involving FMSJ, including the election of directors, are subject to approval of the holders of a majority of the outstanding FMSJ Common. However, certain actions (such as business combinations with significant shareholders and the removal of directors) require an 80% affirmative vote of the outstanding shares of FMSJ Common.

         Holders of FMSJ Common are not entitled to any preemptive rights, except in certain circumstances required by Wisconsin law. FMSJ Common is fully paid and not liable to any calls or assessments by FMSJ, except for potential calls for additional capital under Section 180.0622(2)(b) of the WBCL. See the discussion of Section 180.0622(2)(b) above under "Information as to F&M Common" on page 12 of Prospectus.

Comparison of F&M Common with FMSJ Common

         F&M's and FMSJ's respective common stocks, and the rights of their shareholders, are similar. However certain differences exist, including the following, which include all of those which are deemed by F&M and FMSJ to be potentially material.

         1. Shares of F&M Common are traded on The NASDAQ Stock Market, and several regional brokerage firms foster a trading market in F&M Common. F&M Common is a class of securities registered with the SEC, and F&M therefore is subject to periodic public reporting with respect thereto. F&M is unaware of any active market for shares of FMSJ Common, and FMSJ is not subject to SEC reporting requirements.

         2. F&M is subject to the statutory anti-takeover provisions of Sections
180.1130 through 180.1150 of the WBCL because it currently meets the definitions of "resident domestic corporation" thereunder. (See the discussion thereof under "F&M Common--Certain Statutory Provisions" above.) Those statutory provisions do not apply to FMSJ, although FMSJ's Articles require an 80% affirmative vote for a merger or similar transaction with a significant shareholder.

         3. The Articles and Bylaws of both F&M and FMSJ provide for the classification of the Board of Directors into three classes, whereby directors serve three-year terms and one of the three classes of directors is subject to election at each annual meeting. FMSJ's Articles further provide for an 80% vote to remove directors, while a majority vote would be required for such an action at F&M.

         4. The Articles of F&M do not provide for a right of first refusal to purchase F&M Common at the price and on the terms and conditions offered to any F&M shareholder by a prospective purchaser of F&M Common, as is provided in FMSJ's articles with respect to FMSJ Common.

                                 LEGAL OPINIONS

         Quarles & Brady, Milwaukee, Wisconsin, special counsel for F&M, and McCarty, Curry, Wydeven, Peeters & Haak, LLP, Kaukauna, Wisconsin, general counsel for F&M, will render opinions on the legality of the shares being offered hereby and as to certain other matters in connection with the Merger. At March 1, 1998, two Quarles & Brady attorneys providing services with respect to the Merger owned an aggregate of 8,623 shares of F&M Common. At that date, six McCarty, Curry, Wydeven, Peeters & Haak, LLP attorneys providing services with respect to the Registration Statement owned an aggregate of 11,131 shares of F&M Common. Certain legal matters in connection with the Merger will be passed upon for FMSJ by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Godfrey & Kahn, S.C. is also expected to render an opinion to FMSJ shareholders as to certain federal income tax matters of the Merger.

                                   EXPERTS

         The consolidated financial statements of F&M included and incorporated by reference in this Supplemental Statement, and the other consolidated financial statements from which the five-year selected financial data included herein have been derived, have been audited by Wipfli Ullrich Bertelson, LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of FMSJ as of, and for the year ended, December 31, 1997, included in this Supplemental Statement have been audited by Wipfli Ullrich Bertelson, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                          INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE NO.
FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC.                        HEREIN

    Annual Financial Information*

     Independent Auditor's Report*........................................F-1
     Consolidated Balance Sheets at December 31, 1997 and 1996............F-2
     Consolidated Statements of Income for the years ended
        December 31, 1997, 1996 and 1995..................................F-4
     Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997, 1996 and 1995............................F-6
     Consolidated Statements of Cash Flows for the years ended
        December 31, 1997, 1996 and 1995..................................F-8
     Notes to Financial Statements........................................F-10

------------------
* FMSJ's financial statements at, and for the year ended, December 31, 1997, are audited; other FMSJ financial statements are unaudited.

                         INDEPENDENT AUDITOR'S REPORT



Board of Directors
Financial Management Services of Jefferson, Inc.
Jefferson, Wisconsin


We have audited the accompanying consolidated balance sheet of Financial Management Services of Jefferson, Inc. and Subsidiary as of December 31, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Financial Management Services of Jefferson, Inc. and Subsidiary at December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                 /s/
                                          ------------------------------------
                                               Wipfli Ullrich Bertelson LLP

January 23, 1998
Appleton, Wisconsin

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
                --------------------------------------------
                         CONSOLIDATED BALANCE SHEETS
                          December 31, 1997 and 1996
                            (Dollars in Thousands)
--------------------------------------------------------------------------------




                                    ASSETS

                                                                       Audited            Unaudited
                                                                        1997                1996
                                                                   --------------      ---------------
Cash and due from banks                                            $        2,467      $        3,133
Federal funds sold                                                            389               1,282
                                                                   --------------      --------------

   Cash and cash equivalents                                                2,856               4,415

Interest-bearing deposits in other financial institutions                     269                 324
Investment securities available for sale - Stated at fair value            30,198              28,272

Total loans                                                                63,105              59,003

   Allowance for credit losses                                             (1,108)               (752)
                                                                   --------------      --------------

Net loans                                                                  61,997              58,251

Premises and equipment                                                      2,531               2,501
Other assets                                                                1,802               1,583
                                                                   --------------      --------------




TOTAL ASSETS                                                       $       99,653      $       95,346
                                                                   ==============      ==============

--------------------------------------------------------------------------------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
                                  ------------------------------------

                                                                       Audited            Unaudited
                                                                        1997                1996
                                                                   --------------      --------------
Liabilities:
   Non-interest-bearing deposits                                   $        9,198      $        7,813
   Interest-bearing deposits                                               71,455              68,170
                                                                   --------------      --------------

   Total deposits                                                          80,653              75,983

   Short-term borrowings                                                      500                 755
   Other borrowings                                                         3,700               4,700
   Other liabilities                                                        1,622               1,423
                                                                   --------------      --------------

     Total liabilities                                                     86,475              82,861
                                                                   --------------      --------------

Commitments and contingent liabilities (Note 15)

Stockholders' equity:
   Common stock - No par value:
     Authorized - 39,000 shares
     Issued - 37,662 shares                                                 3,766               3,766
   Retained earnings                                                        9,183               8,466
   Less - Common stock held in treasury, at cost, 622 and
    75 shares at December 31, 1997 and 1996, respectively                    (165)                (18)
   Unrealized gain on securities available for sale -
    Net of tax                                                                394                 271
                                                                   --------------      --------------

     Total stockholders' equity                                            13,178              12,485
                                                                   --------------      --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       99,653      $       95,346
                                                                   ==============      ==============


         See accompanying notes to consolidated financial statements.

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
            -----------------------------------------------------
                      CONSOLIDATED STATEMENTS OF INCOME
                Years Ended December 31, 1997, 1996, and 1995
              (Dollars in Thousands, Except Earnings Per Share)
--------------------------------------------------------------------------------



                                                   Audited            Unaudited           Unaudited
                                                    1997                1996                1995
                                               --------------      --------------      --------------
Interest income:
   Interest and fees on loans                  $        5,419      $        5,217      $        4,800
   Interest on investment securities:
     Taxable                                            1,006                 966                 859
     Tax-exempt                                           718                 677                 713
   Other interest income                                   75                  54                  64
                                               --------------      --------------      --------------

     Total interest income                              7,218               6,914               6,436
                                               --------------      --------------      --------------

Interest expense:
   Deposits                                             3,315               3,087               3,041
   Short-term borrowings                                   55                  55                  51
   Other borrowings                                       216                 277                 141
                                               --------------      --------------      --------------

     Total interest expense                             3,586               3,419               3,233
                                               --------------      --------------      --------------

Net interest income                                     3,632               3,495               3,203
Provision for credit losses                               375                 120                 155
                                               --------------      --------------      --------------

Net interest income after provision
 for credit losses                                      3,257               3,375               3,048
                                               --------------      --------------      --------------

Other income:
   Service fees                                           157                 152                 145
   Net security losses                                    -0-                  (7)                 (8)
   Other operating income                                 172                 201                 157
                                               --------------      --------------      --------------
     Total other income                                   329                 346                 294
                                               --------------      --------------      --------------
Other expenses:
   Salaries and employee benefits                         886                 990                 951
   Net occupancy expense                                  306                 250                 211
   Write-down of other real estate                        100                 -0-                 -0-
   Other operating expenses                             1,177                 799                 839
                                               --------------      --------------      --------------

     Total other expenses                               2,469               2,039               2,001
                                               --------------      --------------      --------------

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
               ------------------------------------------------
                CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)
                Years Ended December 31, 1997, 1996, and 1995
              (Dollars in Thousands, Except Earnings Per Share)
--------------------------------------------------------------------------------



                                                   Audited            Unaudited           Unaudited
                                                    1997                1996                1995
                                               --------------      --------------      --------------
Income before provision for income taxes       $        1,117      $        1,682      $        1,341
Provision for income taxes                                103                 360                 282
                                               --------------      --------------      --------------
Net income                                     $        1,014      $        1,322      $        1,059
                                               ==============      ==============      ==============
Earnings per share - Basic                     $        27.32      $        35.13      $        28.13
                                               ==============      ==============      ==============


         See accompanying notes to consolidated financial statements.

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
               -----------------------------------------------
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                Years Ended December 31, 1997, 1996, and 1995
                            (Dollars in Thousands)

--------------------------------------------------------------------------------



                                                                                          Unrealized
                                                                                             Gain
                                                                                          (Loss) on
                                                                                         Securities
                                                                                          Available
                                       Common           Retained          Treasury       for Sale -
                                        Stock           Earnings            Stock        Net of Tax           Total
                                   --------------    -------------    ---------------  ---------------   -------------
   UNAUDITED

Balance, January 1, 1995           $        3,766    $       6,499    $          -0-   $         (162)   $      10,103
Net income                                                   1,059                                               1,059
Dividends paid                                                (189)                                               (189)
Change in unrealized gain (loss)
  on securities available for
  sale - Net of tax                                                                               603              603
                                   --------------    -------------    --------------   --------------    -------------
Balance, December 31, 1995                  3,766            7,369               -0-              441           11,576
Net income                                                   1,322                                               1,322
Dividends paid                                                (225)                                               (225)
Purchase of treasury common stock                                                (18)                              (18)
Change in unrealized gain (loss)
  on securities available for
  sale - Net of tax                                                                              (170)            (170)
                                   --------------    -------------    --------------   --------------    -------------
Balance, December 31, 1996                  3,766            8,466               (18)             271           12,485

   AUDITED

Net income                                                   1,014                                               1,014
Dividends paid                                                (297)                                               (297)
Purchase of treasury common stock                                               (147)                             (147)
Change in unrealized gain (loss)
  on securities available for
  sale - Net of tax                                                                               123              123
                                   --------------    -------------    --------------   --------------    -------------
Balance, December 31, 1997         $        3,766    $       9,183    $         (165)  $          394    $      13,178
                                   ==============    =============    ==============   ==============    =============



         See accompanying notes to consolidated financial statements.

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
              --------------------------------------------------
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                Years Ended December 31, 1997, 1996, and 1995
                            (Dollars in Thousands)
--------------------------------------------------------------------------------



                                                    Audited            Unaudited           Unaudited
                                                     1997                1996                1995
                                                -------------       --------------      --------------
Increase (decrease) in cash and cash
 equivalents:
  Cash flows from operating activities:

   Net income                                   $        1,014      $        1,322      $        1,059
                                                --------------      --------------      --------------
   Adjustments to reconcile net income to
    net cash provided by operating activities:
     Provision for depreciation and net
      amortization                                         217                 170                 126
     Provision for credit losses                           375                 120                 155
     Provision (credit) for deferred income
      taxes                                               (225)                 10                 (84)
     Write down of other real estate                       100                 -0-                 -0-
     Net security losses                                   -0-                   7                   8
     Change in other assets                                (48)               (107)                 64
     Change in other liabilities                           136                  84                 280
                                                --------------      --------------      --------------
       Total adjustments                                   555                 284                 549
                                                --------------      --------------      --------------
 Net cash provided by operating activities               1,569               1,606               1,608
                                                --------------      --------------      --------------
 Cash flows from investing activities:
   Net (increase) decrease in interest-bearing
    deposits in other financial institutions                55                  21                (187)
   Proceeds from sale of securities
    available for sale                                     -0-                 506               2,393
   Proceeds from maturities of securities:
     Available for sale                                  3,359               5,046               2,726
     Held to maturity                                      -0-                 -0-                 973
   Payment for purchases of securities:
     Available for sale                                 (5,145)             (7,417)             (5,577)
     Held to maturity                                      -0-                 -0-                (925)
   Net (increase) decrease in loans                     (4,121)                801              (5,503)
   Capital expenditures                                   (247)               (750)               (345)
                                                --------------      --------------      --------------
 Net cash used in investing activities                  (6,099)             (1,793)             (6,445)
                                                --------------      --------------      --------------

        FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
             ---------------------------------------------------
              CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                Years Ended December 31, 1997, 1996, and 1995
                            (Dollars in Thousands)
--------------------------------------------------------------------------------


                                                    Audited            Unaudited           Unaudited
                                                     1997                1996                1995
                                                --------------      --------------      --------------
 Cash flows from financing activities:
   Net increase in deposits                     $        4,670      $        1,010       $       2,692
   Net increase (decrease) in short-term
    borrowings                                            (255)                (80)                653
   Proceeds from other borrowings                          -0-                 200               2,500
   Principal payments on other borrowings               (1,000)                -0-                 -0-
   Purchase of shares of treasury common
    stock                                                 (147)                (18)                -0-
   Dividends paid                                         (297)               (225)               (189)
                                                --------------      --------------       -------------
 Net cash provided by financing activities               2,971                 887               5,656
                                                --------------      --------------       -------------
Net increase (decrease) in cash and cash
 equivalents                                            (1,559)                700                 819
Cash and cash equivalents at beginning                   4,415               3,715               2,896
                                                --------------      --------------       -------------
Cash and cash equivalents at end                $        2,856      $        4,415       $       3,715
                                                ==============      ==============       =============

Supplemental cash flow information:

Cash paid during the year for:
 Interest                                       $        3,564      $        3,420       $       3,146
 Income taxes                                              359                 364                 320

         See accompanying notes to consolidated financial statements.

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
            -----------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Financial Management Services of Jefferson, Inc. (the "Company") and its subsidiary conform to generally accepted accounting principles and general practices within the banking industry. Significant accounting policies are summarized below.

Nature of Operations

Financial Management Services of Jefferson, Inc. provides banking services to individual and corporate customers through its wholly owned subsidiary, Farmers & Merchants Bank of Jefferson (the "Bank").

The Bank operates as a full-service financial institution with a primary market area including, but not limited to, Jefferson County. The Bank offers a full range of commercial and retail banking services to customers within the Bank's market area. The Bank provides commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products.

Jefferson Investments Inc., a Nevada corporation, is a wholly owned subsidiary of the Bank. Jefferson Investments Inc. owns and manages a portfolio of investment securities, all of which are permissible investments of the Bank itself.

Principles of Consolidation

The consolidated financial statements include the accounts of Financial Management Services of Jefferson, Inc. and its subsidiary. All significant intercompany balances and transactions have been eliminated.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results may differ from these estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, non-interest- bearing deposits in correspondent banks, and federal funds sold. Generally, federal funds are sold for one-day periods.

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
          ----------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investment Securities

The Company's investment securities are classified and accounted for as securities available for sale. Securities available for sale consist of debt and mortgage-related securities not classified as securities held to maturity. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of securities are determined using the specific-identification method.

Interest and Fees on Loans

Interest on loans is credited to income as earned. Interest income is not accrued on loans where management has determined collection of such interest is doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest deemed uncollectible is reversed and charged against current income. Loan-origination fees are credited to income when received, as capitalization of the fees and related costs would not have a material effect on the financial statements.

Allowance for Credit Losses

The allowance for credit losses includes specific allowances related to commercial loans which have been judged to be impaired. A loan is impaired when, based on current information, it is probable that the Bank will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

The Bank continues to maintain a general allowance for credit losses for loans not considered impaired. The allowance for credit losses is maintained at a level which management believes is adequate to provide for possible credit losses. Management periodically evaluates the adequacy of the allowance using the Bank's past credit loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

Premises and Equipment

Premises and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed on accelerated and straight-line methods and is based on the estimated useful lives of the assets.

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
          ----------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Other Real Estate

Other real estate is carried at the lower of cost or fair value, less estimated sales costs.

Income Taxes

Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Advertising Costs

Advertising costs are expensed as incurred.

Earnings per Share

Earnings per common share are based upon the weighted average number of common shares outstanding. The weighted average number of shares outstanding was 37,115 in 1997; 37,637 in 1996; and 37,662 in 1995.

Basic and fully dilutive earnings per share are the same, therefore, only basic earnings per share is presented.

        FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
          ----------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Future Accounting Changes

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income in a full set of general- purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement requires that an enterprise display an amount representing total comprehensive income for the period in a financial statement, but does not require a specific format for that financial statement. This statement also requires that an enterprise, a) classify items of other comprehensive income by their nature in a financial statement and, b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. The statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management, at this time, cannot determine the effect that adoption of this statement may have on the financial statements of the Company as comprehensive income is dependent on the amount and nature of assets and liabilities held with general nonincome changes to equity.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It also amends SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. The statement is effective for fiscal years beginning December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The statement is not expected to have an effect on the financial position or operating results of the Company, but may require additional disclosures in the financial statements.


NOTE 2 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $396,000 are restricted at December 31, 1997, to meet the reserve requirements of the Federal Reserve System.

        FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
          ----------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 3 - INVESTMENT SECURITIES

The estimated fair value and amortized cost of investment securities available for sale at December 31 are as follows:



                                                             Audited - 1997
                                      ---------------------------------------------------------------
                                                          Gross            Gross
                                       Estimated       Unrealized       Unrealized        Amortized
                                      Fair Value          Gains           Losses            Cost
                                      ------------   --------------   --------------   --------------
                                                             (Dollars in Thousands)
U.S. Treasury securities
 and obligations of U.S.
 government corporations
 and agencies                       $       10,395   $           59   $           14   $       10,350
Obligations of states and
 political subdivisions                     14,261              494                            13,767
Mortgage-related securities                  4,583               62                8            4,529
Other securities                               959                4                               955
                                    --------------   --------------   --------------   --------------
   Total                            $       30,198   $          619   $           22   $       29,601
                                    ==============   ==============   ==============   ==============


                                                              Unaudited - 1996
                                    ------------------------------------------------------------------
                                                          Gross            Gross
                                       Estimated       Unrealized       Unrealized        Amortized
                                      Fair Value          Gains           Losses            Cost
                                     -------------   ---------------  --------------   ----------------
                                                             (Dollars in Thousands)
U.S. Treasury securities
 and obligations of U.S.
 government corporations
 and agencies                       $        9,673   $           73   $           50   $        9,650
Obligations of states and
 political subdivisions                     11,901              382               21           11,540
Mortgage-related securities                  5,628               44               24            5,608
Other securities                             1,070                7                             1,063
                                    --------------   --------------   --------------   --------------
   Total                            $       28,272   $          506   $           95   $       27,861
                                    ==============   ==============   ==============   ==============

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
             ----------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

Fair values of securities are estimates based on financial methods or prices paid for similar securities. It is possible interest rates could change considerably resulting in a material change in the estimated fair value.

The estimated fair value and amortized cost of investment securities available for sale at December 31, 1997, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                     Estimated           Amortized
                                                                     Fair Value             Cost
                                                                    -------------      --------------
                                                                           (Dollars in Thousands)
   Due in three months or less                                      $         773      $          773
   Due after three months through one year                                  2,957               2,938
   Due after one year through five years                                   11,062              10,411
   Due after five years through ten years                                   5,999               6,220
   Due after ten years                                                      4,824               4,730
                                                                    -------------      --------------
                                                                           25,615              25,072

   Mortgage-related securities                                              4,583               4,529
                                                                    -------------      --------------
   Total                                                            $      30,198      $       29,601
                                                                    =============      ==============

Following is a summary of the proceeds from sales of investment securities available for sale as well as gross gains and losses for the years ended December 31: '


                                                   Audited            Unaudited           Unaudited
                                                    1997                1996                1995
                                                --------------      --------------     --------------
                                                               (Dollars in Thousands)
   Proceeds from sales of investment
    securities available for sale               $          -0-      $         506      $        2,393
   Gross gains on sales                                    -0-                  8                   5
   Gross losses on sales                                   -0-                 15                  13

Investment securities pledged to secure public deposits, short-term borrowings, and for other purposes required by law had an estimated fair value of $4,499,000 and amortized cost of $4,497,000 as of December 31, 1997.

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
             ----------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

A significant portion of the securities issued by states and political subdivisions are rated by Moody's with ratings ranging from A to AAA. For those securities not rated, market values are obtained from brokerage services utilized by the Company. At December 31, 1997, the total carrying value of nonrated obligations of states and political subdivisions was $6,835,000.


NOTE 4 - LOANS

The composition of loans at December 31 follows:


                                                                       Audited            Unaudited
                                                                        1997                1996
                                                                    -------------      --------------
                                                                           (Dollars in Thousands)
   Commercial, industrial, and financial                            $      12,238      $       10,905
   Agricultural                                                             9,185               9,363
   Real estate mortgage                                                    35,280              31,426
   Installment                                                              6,402               7,309
                                                                    -------------      --------------
   Total loans                                                      $      63,105      $       59,003
                                                                    =============      ==============

There were no material nonperforming loans at December 31, 1997 and 1996. Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, those loans on a nonaccrual status, or loans the terms of which have been renegotiated to provide a reduction or deferral of interest or principal.

There were no loans considered to be impaired during the years ended or at December 31, 1997 and 1996.

The Bank, in the ordinary course of banking business, grants loans to its executive officers and directors including their families and firms in which they are principal owners.

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
           --------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 4 - LOANS (CONTINUED)

Substantially all loans to executive officers and directors were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Activity in such loans during 1997 is summarized below:


                                                               (Dollars in Thousands)
   Loans outstanding, December 31, 1996                             $       1,431
   New loans                                                                2,711
   Repayment                                                               (3,566)
                                                                    -------------
   Loans outstanding, December 31, 1997                             $         576
                                                                    =============

An analysis of the allowance for credit losses for the years ended December 31 follows:


                                                   Audited            Unaudited           Unaudited
                                                    1997                1996                1995
                                               --------------      --------------      --------------
                                                               (Dollars in Thousands)
   Balance, January 1                          $          752      $          726      $          607
   Provision for credit losses                            375                 120                 155
   Recoveries on loans                                     22                  13                   7
   Loans charged off                                      (41)               (107)                (43)
                                               --------------      --------------      --------------
   Balance, December 31                        $        1,108      $          752      $          726
                                               ==============      ==============      ==============

NOTE 5 - PREMISES AND EQUIPMENT

An analysis of premises and equipment at December 31 follows:

                                                                       Audited            Unaudited
                                                                        1997                1996
                                                                   --------------      --------------
                                                                           (Dollars in Thousands)
   Land                                                            $          437      $          437
   Buildings and improvements                                               2,302               2,295
   Furniture and equipment                                                  1,077                 837
                                                                   --------------      --------------
   Totals                                                                   3,816               3,569
   Less - Accumulated depreciation and amortization                         1,285               1,068
                                                                   --------------      --------------
   Net book value                                                  $        2,531      $        2,501
                                                                   ==============      ==============

        FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
        ---------------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 5 - PREMISES AND EQUIPMENT (CONTINUED)

Depreciation and amortization of premises and equipment charged to operating expenses amounted to $217,000 in 1997, $170,000 in 1996, and $126,000 in 1995.


NOTE 6 - OTHER REAL ESTATE

Included in other assets is other real estate totaling $175,000 at December 31, 1997. Operating expenses for 1997 include a write-down of $100,000 for other real estate. There was no other real estate at December 31, 1996, and no operating expenses relating to other real estate for the years ended December 31, 1996 and 1995.


NOTE 7 - DEPOSITS

The distribution of deposits at December 31 is as follows:


                                                                       Audited            Unaudited
                                                                        1997                1996
                                                                   --------------     ---------------
                                                                           (Dollars in Thousands)
   Non-interest-bearing demand deposits                            $        9,198      $        7,813
   Interest-bearing demand deposits                                        11,437              10,850
   Savings deposits                                                        15,439              15,258
   Money market deposits                                                    6,625               5,018
   Time deposits                                                           37,954              37,044
                                                                   --------------      --------------
   Total deposits                                                  $       80,653      $       75,983
                                                                   ==============      ==============

Time deposits of $100,000 or more were $3,051,000 and $4,705,000 at December 31, 1997 and 1996, respectively. Interest expense on time deposits of $100,000 or more was $262,000, $221,000, and $211,000 for the years ended December 31, 1997, 1996, and 1995, respectively.


NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings of $500,000 and $755,000 at December 31, 1997 and 1996, respectively, consisted of securities sold under repurchase agreements, which generally mature within one to four days from the transaction date.

        FINANCIAL MANAGMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
           --------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 9 - OTHER BORROWINGS

Other borrowings of $3,700,000 and $4,700,000 at December 31, 1997 and 1996, respectively, consisted of Federal Home Loan Bank advances. As members of the Federal Home Loan Bank (FHLB) system, the Bank utilizes various borrowing alternatives, secured by pledges of mortgage loans (totaling approximately $63,105,000) and FHLB stock. At December 31, 1997, the outstanding advance had a maturity of December 11, 2002, but is callable after December 1998. The interest rate is fixed at 5.39% and is payable monthly.


NOTE 10 - POSTRETIREMENT HEALTH BENEFITS

The Bank provides postretirement health benefits to retired employees over the age of 65 and employees over 50 who retire early. The benefits provided by the plan are 65% of health insurance premiums. The plan is unfunded and the Bank funds the benefit on a current basis. Included in other liabilities is an accrual of $490,000 and $467,000 for December 31, 1997 and 1996, respectively. Operating expenses for 1997, 1996, and 1995 include charges of $23,000, $22,000, and $21,000, respectively, for expenses related to postretirement health benefits.

The weighted average discount rate used to measure the accumulated postretirement health benefit obligation was 8%. The assumed health care cost trend used in measuring the accumulated postretirement health benefit obligation was 15% in 1997, 1996, and 1995.

If the health care cost trend rate was increased by 1%, the accumulated postretirement health benefit obligation as of December 31, 1997, would increase by $53,000, or 11%.


NOTE 11 - INCOME TAXES

The components of the provision for income taxes are as follows for the years ended December 31:


                                                   Audited            Unaudited           Unaudited
                                                    1997                1996                1995
                                               --------------      --------------      --------------
                                                               (Dollars in Thousands)
   Current tax expense:
     Federal                                   $          297      $          307      $          323
     State                                                 31                  43                  43
                                               --------------      --------------      --------------
   Total current                                          328                 350                 366

   Deferred tax expense (credit)                         (225)                 10                 (84)
                                               --------------      --------------      --------------
   Total provision for income taxes            $          103      $          360      $          282
                                               ==============      ==============      ==============

        FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
             ---------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 11 - INCOME TAXES (CONTINUED)

As of December 31, 1997 and 1996, deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities. The major components of deferred tax assets and deferred tax liabilities are as follows:


                                                                       Audited            Unaudited
                                                                        1997                1996
                                                                   --------------      --------------
                                                                           (Dollars in Thousands)
   Deferred tax assets:
     Allowance for credit losses                                   $          333      $          192
     Write-down of other real estate                                           39                 -0-
     Postretirement benefits                                                  193                 184
     Other                                                                     93                  29
                                                                   --------------      --------------

        Total deferred tax assets                                             658                 405
                                                                   --------------      --------------
   Deferred tax liabilities:
     Depreciation                                                             (53)                (25)
     Unrealized gain on securities available for sale                        (203)               (140)
                                                                   --------------      --------------
        Total deferred tax liabilities                                       (256)               (165)
                                                                   --------------      --------------
   Net deferred tax assets                                         $          402      $          240
                                                                   ==============      ==============

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
           --------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 11 - INCOME TAXES (CONTINUED)

A summary of the source of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31 follows:


                             Audited - 1997              Unaudited - 1996            Unaudited - 1995
                       ------------------------     ------------------------    ------------------------
                                          % of                        % of                        % of
                                         Pretax                      Pretax                      Pretax
                           Amount        Income        Amount        Income        Amount        Income
                       -------------  ---------     ------------  ----------    ------------   ---------
                                                      (Dollars in Thousands)
Tax expense at
 statutory rate        $         380       34.0     $        572       34.0     $        456       34.0
Increase (decrease)
 in taxes resulting
 from:
   Tax-exempt interest          (245)     (21.9)            (248)     (14.7)            (231)     (17.2)
   State income tax              (11)      (1.0)              29        1.7               17        1.3
   Other                         (21)      (1.9)               7         .4               40        2.9
                       -------------    -------     ------------     ------     ------------     ------

Provision for
 income taxes          $         103        9.2     $        360       21.4     $        282       21.0
                       =============    =======     ============     ======     ============     ======

NOTE 12 - RETIREMENT PLANS

The Bank sponsors a defined contribution 401(k) profit sharing plan covering substantially all employees age 21 and older and who have completed one year of service. Participants are allowed to make voluntary contributions to the plan through salary reductions. Employer contributions include a discretionary matching contribution equal to 75% of the amount of salary reduction. In applying this matching percentage, only salary reductions up to 4% of the participants' compensation are considered. The Bank may also make a discretionary profit sharing contribution.

The Bank established a money purchase plan on April 1, 1997, covering all employees age 21 and older who have completed one year of service. Employer contributions amount to 6% of qualifying wages.

Retirement plan expense charged to operations under the plans totaled $76,000, $66,000, and $71,000 for 1997, 1996, and 1995, respectively.

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
            -----------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 13 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Office of the Wisconsin Department of Financial Institutions categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios as of December 31, 1997, are presented in the following table.

                                                                                        To Be Well
                                                                                     Capitalized Under
                                                            For Capital              Prompt Corrective
                                   Actual                Adequacy Purposes           Action Provisions
                         -------------------------   ------------------------     -----------------------
                              Amount        Ratio        Amount        Ratio         Amount        Ratio
                         ----------------  -------   -----------    ---------     -----------   ---------
                                                      (Dollars in Thousands)
Total capital (to risk-
 weighted assets)        $      13,619     20.4%   >$       5,333      >8.0%      >$   6,666     >10.0%
                                                   -                   -          -              -
Tier I capital (to risk-
 weighted assets)        $      12,780     19.2%   >$       2,666      >4.0%      >$   4,000     > 6.0%
                                                   -                   -          -              -
Tier I capital (to
 average assets)         $      12,780     12.9%   >$       3,973      >4.0%      >$   4,966     > 5.0%
                                                   -                   -          -              -

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
            -----------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 13 - REGULATORY MATTERS (CONTINUED)

The Bank is subject to restrictions on the amount of dividends it may declare without regulatory approval. At December 31, 1997, $3,002,000 of retained earnings was available for dividend declaration without prior regulatory approval.


NOTE 14 - ADVERTISING COSTS

Advertising costs are expensed as incurred (or the first time advertising takes place). Advertising expense for 1997, 1996, and 1995 was $59,000, $60,000, and $56,000, respectively.


NOTE 15 - COMMITMENTS AND CONTINGENCIES

Financial Instruments With Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments and contingent liabilities at December 31, 1997, is as follows:


                                                                      Notional
                                                                       Amount
                                                                   --------------
                                                               (Dollars in Thousands)
   Commitments to extend credit                                    $        2,094
   Standby letters of credit                                                  382
   Credit card commitments                                                  1,965

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
            ------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 15 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.

Credit card commitments are commitments on credit cards issued by the Bank and serviced by other companies. These commitments are unsecured.

Contingencies

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.


NOTE 16 - CONCENTRATION OF CREDIT RISK

The Bank grants residential, commercial, agricultural, and consumer loans within its market area. At December 31, 1997, approximately 14.6% of the Bank's loan portfolio consists of agricultural loans. The ability of debtors to honor their contracts is tied to the economy within the Bank's market area.


NOTE 17 - PENDING SALE

On December 31, 1997, the Company entered into a letter of intent to sell 100% of its outstanding shares to F&M Bancorporation, Inc. in exchange for F&M Bancorporation, Inc. stock. This transaction is subject to regulatory and stockholder approval. The transaction is expected to be completed in the second quarter of 1998.

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
           --------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 18 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

                                BALANCE SHEETS
                          December 31, 1997 and 1996
                            (Dollars in Thousands)


                                                  ASSETS
                                                  ------
                                                                       Audited            Unaudited
                                                                        1997                1996
                                                                   --------------      --------------
Cash                                                               $            3      $            3
Investment in subsidiary                                                   13,174              12,482
Other assets                                                                    1                 -0-
                                                                   --------------      --------------

TOTAL ASSETS                                                       $       13,178      $       12,485
                                                                   ==============      ==============

                                          STOCKHOLDERS' EQUITY
                                          --------------------

TOTAL STOCKHOLDERS' EQUITY                                         $       13,178      $       12,485
                                                                   ==============      ==============

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
          ---------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 18 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                             STATEMENTS OF INCOME
                Years Ended December 31, 1997, 1996, and 1995
                            (Dollars in Thousands)


                                                   Audited            Unaudited           Unaudited
                                                    1997                1996                1995
                                               --------------      --------------      --------------
Income - Dividends received from
 subsidiary                                    $          446      $          242      $          219
                                               --------------      --------------      --------------
Expenses - Other                                            1                   1                  17
                                               --------------      --------------      --------------
Income before credit for income
 taxes and equity in undistributed net
 income of subsidiary                                     445                 241                 202
Credit for income taxes                                   -0-                 -0-                  (6)
                                               --------------      --------------      --------------
Income before equity in undistributed
 net income of subsidiary                                 445                 241                 208
Equity in undistributed net income of
 subsidiary                                               569               1,081                 851
                                               --------------      --------------      --------------
Net income                                     $        1,014      $        1,322      $        1,059
                                               ==============      ==============      ==============

       FINANCIAL MANAGEMENT SERVICES OF JEFFERSON, INC. AND SUBSIDIARY
            -----------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 18 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                           STATEMENTS OF CASH FLOWS
                Years Ended December 31, 1997, 1996, and 1995
                            (Dollars in Thousands)


                                                   Audited            Unaudited           Unaudited
                                                    1997                1996                1995
                                               --------------      --------------      --------------
Increase (decrease) in cash:
   Cash flows from operating activities:

     Net income                                $        1,014      $        1,322      $        1,059
                                               --------------      --------------      --------------
     Adjustments to reconcile net income
      to net cash provided by operating
      activities:
        Equity in undistributed net income
         of subsidiary                                   (569)             (1,081)               (851)
        Change in other assets                             (1)                  4                  (4)
        Change in other liabilities                       -0-                 -0-                 (15)
                                               --------------      --------------      --------------
           Total adjustments                             (570)             (1,077)               (870)
                                               --------------      --------------      --------------
   Net cash provided by operating
    activities                                            444                 245                 189
                                               --------------      --------------      --------------
   Cash flows from financing
    activities:
     Dividends paid                                      (297)               (225)               (189)
     Purchase of treasury shares                         (147)                (18)                -0-
                                               --------------      --------------      --------------
   Net cash used in financing activities                 (444)               (243)               (189)
                                               --------------      --------------      --------------
Net increase in cash                                      -0-                   2                   0
Cash at beginning                                           3                   1                   1
                                               --------------      --------------      --------------
Cash at end                                    $            3      $            3      $            1
                                               ==============      ==============      ==============

                                                                 Exhibit A

Robert W. Baird & Co. Incorporated  Letterhead

                                January 27, 1998


Board of Directors
Financial Management Services of Jefferson, Inc.
106 South Main Street
Jefferson, WI  53549


Members of the Board:

         Financial Management Services of Jefferson, Inc. ("FMS") has entered into an Agreement of Merger and Reorganization (the "Agreement") with F&M Bancorporation, Inc., a Wisconsin corporation ("F&M") and F&M Merger Corporation, a wholly owned subsidiary of F&M ("Subsidiary"). Pursuant to the
Agreement: (i) FMS will merge with and into Subsidiary (the "Merger") and (ii) at the Effective Time (as defined in the Agreement), each outstanding share of common stock, no par value, (the "FMS Common Stock") of FMS will be converted solely into the right to receive the number of shares of common stock, par value $1.00 per share (the "F&M Common Stock") of F&M equal to the Exchange Ratio (as hereinafter defined).

         The "Exchange Ratio" means the F&M Stock Offer (as hereinafter defined), divided by the number of shares of FMS Common stock issued and outstanding at the Effective Time (excluding any treasury shares), rounded to three (3) decimal places. The "F&M Stock Offer" means 641,975, subject to adjustment pursuant to Section 3.4 of the Agreement.

         You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the FMS Common Stock (other than F&M and its affiliates).

         Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

         In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of FMS and F&M furnished to us for purposes of our analysis, as well as publicly available information, including but not limited to, F&M's recent filings with the Securities and Exchange Commission and equity analyst research reports on F&M prepared by various investment banking firms including Baird; (ii) reviewed the Agreement in the form entered into by FMS's Board of Directors; (iii) compared the historical market prices and trading activity of the F&M Common Stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of FMS and F&M with those of other companies we deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations involving banks that we deemed relevant; and (vi) reviewed the potential pro forma financial effects of the Merger on F&M. We have held discussions with members of FMS's and F&M's respective senior management concerning FMS's and F&M's historical and current financial condition and operating results, as well as the future prospects of FMS and F&M. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

         In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of FMS and F&M, and have not been engaged to independently verify any such information. We have assumed, with your consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of FMS and F&M are as set forth in their respective consolidated financial statements; (ii) the Merger will be accounted for under the pooling-of-interests method; (iii) the Merger will be consummated in accordance with the terms of the Agreement without any amendment thereto or waiver by FMS or F&M of any condition to their respective obligations; (iv) the Exchange Ratio will not be adjusted pursuant to Section 3.4 of the Agreement; and (v) F&M will receive all regulatory approvals required to effect the Merger without undue delay. We have also assumed, with your consent that (i) the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of FMS's and F&M's respective senior managements as to future performance of FMS and F&M, respectively and (ii) the strategic and operating benefits currently contemplated by F&M and FMS management to result from the Merger will be realized. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of FMS and F&M nor have we made a physical inspection of the properties or facilities of FMS or F&M. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which the F&M Common Stock will trade following the date hereof.

         Our opinion has been prepared at the request and solely for the information of the Board of Directors of FMS, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird. This opinion does not address the relative merits of the Company Merger and any other potential transactions or business strategies considered by FMS's Board of Directors, and does not constitute a recommendation to any shareholder of FMS as to how any such shareholder should vote with respect to the Merger. Baird will receive a fee for rendering this opinion and a fee upon successful completion of the Merger. From time to time, Baird has provided investment banking services to F&M, for which it has received its customary compensation.

         In the ordinary course of our business, we may from time to time trade the securities of F&M for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such security.

         Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of FMS Common Stock (other than F&M and its affiliates).

Very truly yours,


ROBERT W. BAIRD & CO. INCORPORATED

/s/ Bernard E. Adee

Bernard E. Adee
First Vice President

                                                                       EXHIBIT B

                                SUBCHAPTER XIII

                               DISSENTERS' RIGHTS

                 SECTIONS 180.1301 TO 180.1331 OF THE WISCONSIN
                            BUSINESS CORPORATION LAW


    180.1301  DEFINITIONS.  In Sections 180.1301 to 180.1331:

    (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

    (1M) "Business combination" has the meaning given in Section 180.1130(3).

    (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under Section 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

    (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under Section 180.1302 and who exercises that right when and in the manner required by Section 180.1320 to 180.1328.

    (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's share in a business combination, means market value, as defined in Section 180.1130(9)(a) 1 to 4.

    (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

    (6) "Issuer corporation" means, a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.


    180.1302 RIGHT TO DISSENT. (1) Except as provided in sub. (4) and Section 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

    1. Shareholder approval is required for the merger by Section 180.1103 or by the articles of incorporation.

    2. The issuer corporation is a subsidiary that is merged with its parent under Section 180.1104.

    (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

    1.   A sale pursuant to court order.

    2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

    (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

    (2) Except as provided in sub. (4) and Section 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

    (a)  Alters or abolishes a preferential right of the shares.

    (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

    (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

    (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

    (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 180.0604.

    (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under Sections 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or Section 180.1803, 180.1813(1)(d) or (2)(b),
180.1815(3) or 180.1829(1)(c).

    (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

    (5) Except as provided in Section 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under Sections 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.


    180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS. (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

    (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

    (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.


    180.1320 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under Section 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under Sections 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

    (2) If corporate action creating dissenters' rights under Section 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with Section 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in Section 180.1322.


    180.1321 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under Section 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

    (a) Deliver to the issuer corporation before the vote is taken written notice that complies with Section 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

    (b)  Not vote his or her shares in favor of the proposed action.

    (2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under Sections 180.1301 to 180.1331.


    180.1322 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under Section 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied Section 180.1321.

    (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with Section 180.0141 [which is set forth below] and shall include or have attached all of the following:

    (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

    (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

    (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

    (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

    (e)  A copy of Sections 180.1301 to 180.1331.


    180.1323 DUTY TO DEMAND PAYMENT. (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in Section 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in Section 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under Section 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

    (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1), retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

    (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under Sections 180.1301 to 180.1331.


    180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES. (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under Section 180.1326.

    (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1) until these rights are canceled or modified by the effectuation of the corporate action.


    180.1325 PAYMENT. (1) Except as provided in Section 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with Sections 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (2)  The payment shall be accompanied by all of the following:

    (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

    (b) A statement of the corporation's estimate of the fair value of the shares.

    (c)  An explanation of how the interest was calculated.

    (d)  A statement of the dissenter's right to demand payment under
Section 180.1328 if the dissenter is dissatisfied with the payment.

    (e)  A copy of Sections 180.1301 to 180.1331.


    180.1326 FAILURE TO TAKE ACTION. (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under Section
180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under Section 180.1322 and repeat the payment demand procedure.


    180.1327 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by Section 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under Section 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section
180.1328 if the dissenter is dissatisfied with the offer.


    180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under Section 180.1325, or reject the offer under Seciton 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

    (a) The dissenter believes that the amount paid under Section 180.1325 or offered under Section 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

    (b) The corporation fails to make payment under Section 180.1325 within 60 days after the date set under Section 180.1322 for demanding payment.

    (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under Section 180.1322 for demanding payment.

    (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with Section 180.0141.

    180.1330 COURT ACTION. (1) If a demand for payment under Seciton 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under Section 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

    (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

    (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

    (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under Section 180.1322(2)(c), for which the corporation elected to withhold payment under
Section 180.1327.


    180.1331  COURT COSTS AND COUNSEL FEES.  (1)(a)  Notwithstanding Sections
814.01 to 814.04, the court in a special proceeding brought under Section
180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

    (b) Notwithstanding Sections 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 180.1328.

    (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding Section 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

    (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with Sections 180.1320 to 180.1328.

    (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

    (3) Notwithstanding Sections 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.


                 *          *           *          *          *


    180.0141 NOTICE. (1) This section applies to notice that is required under this chapter and that is made subject to this section by express reference to this section.

    (2)(a)  A person shall give notice in writing, except as provided in par.
(b).

    (b) A person may give oral notice if oral notice is permitted by the articles of incorporation or bylaws and not otherwise prohibited by this chapter.

    (3) Except as provided in Section 180.0721(4) or unless otherwise provided in the articles of incorporation or bylaws, notice may be communicated in person, by telephone, telegraph, teletype, facsimile or other form of wire or wireless communication, or by mail or private carrier, and, if these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television or other form of public broadcast communication.

    (4) Written notice to a domestic corporation or a foreign corporation authorized to transact business in this state may be addressed to its registered agent at its registered office or to the domestic corporation or foreign corporation at its principal office. With respect to a foreign corporation that has not yet filed an annual report under Section 180.1622, the address of the foreign corporation's principal office may be determined from its application for a certificate of authority.

    (5)(a)  Except as provided in par. (b) and Sections 180.0807(2) and 180.0843
(1), written notice is effective at the earliest of the following:

    1.   When received.

    2. Five days after its deposit in the U.S. mail, if mailed postpaid and correctly addressed.

    3. On the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.

    4. On the effective date specified in the articles of incorporation or bylaws.

    (b) Written notice by a domestic corporation or foreign corporation to its shareholder is effective when mailed and may be addressed to the shareholder's address shown in the domestic corporation's or foreign corporation's current record of shareholders.

    (c)  Oral notice is effective when communicated.

                                                                       EXHIBIT C

                   AGREEMENT OF MERGER AND REORGANIZATION


       Agreement of Merger and Reorganization (hereinafter referred to as "Agreement"), made as of the 31st day of December, 1997, by and between F & M Bancorporation, Inc., a Wisconsin corporation, Financial Management Services of Jefferson, Inc., a Wisconsin corporation and F & M Merger Corporation, a Wisconsin corporation.

1.     Definitions.

       The following definitions shall apply in this Agreement:

       1.1 "Agreement" shall mean this Agreement of Merger and Reorganization.

       1.2 "BANK" shall mean The Farmers & Merchants Bank of Jefferson, 106 South Main Street, Jefferson, Wisconsin 53549.

       1.3 "BANK Stock" shall mean BANK's voting capital stock $100 par value.

       1.4 "Closing Date" shall mean the date set by mutual agreement of FMS and F & M and will not occur prior to the satisfaction or the waiver of all of the conditions to the transaction.

       1.5 "Effective Time" shall mean the date on which the Articles of Merger are received for filing by the State of Wisconsin Department of Financial Institutions. The Articles of Merger shall be filed as soon as possible after the conditions precedent to this merger have been met or waived by F & M and FMS, but not prior to the Closing Date.

       1.6 "FMS" shall mean Financial Management Services of Jefferson, Inc., 106 South Main Street, Jefferson, Wisconsin 53549.

       1.7     "FMS Common" shall mean FMS's voting common stock, no par value.

       1.8 "Exchange Ratio" shall mean the ratio determined as set forth in paragraph 3.3(b).

       1.9 "FMS Counsel" shall mean Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin 53202, Attn: Elliot H. Berman, Esq.


       1.10 "FMS Shareholders" shall mean the shareholders of FMS shown on the list previously delivered to F&M as such list may be updated from time to time; a copy of the current list is attached hereto as Exhibit 1.10.

       1.11 "F & M" shall mean F & M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130.

       1.12 "F & M Common" shall mean F & M's voting common stock, $1.00 par value.

       1.13 "F & M Common Price" shall mean the average closing price, as quoted on the NASDAQ National Market System ("NASDAQ"), for F & M Common for the fifteen (15) trading days on which F & M Common is actually traded, immediately preceding the five (5) calendar days prior to the Closing Date of the transaction.

       1.14 "F & M Counsel" shall mean McCarty, Curry, Wydeven, Peeters & Haak, 120 East Fourth Street, P.O. Box 860, Kaukauna, Wisconsin 54130-0860,
Attn:  Randall A. Haak, Esq.

       1.15 "Plan of Merger" shall mean the Plan of Merger to be attached to, and filed with, the Articles of Merger.

       1.16 "Securities Counsel" shall mean Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4497, Attn: Kenneth V. Hallett, Esq.

       1.17 "Subsidiary" shall mean F & M Merger Corporation, One Bank Avenue, Kaukauna, Wisconsin 54130.

       1.18 "Registration Statement" shall mean the Registration Statement of F & M pursuant to which the shares of F & M Common to be issued in the merger will be registered with the Securities and Exchange Commission ("SEC"), and which shall include the prospectus of F & M relating to the F & M Common issuable in the transaction and the proxy statement of FMS to its shareholders relating to approval of the merger (the "Prospectus/Proxy Statement").

       1.19 "F & M Stock Offer" shall mean the quotient set forth in paragraph 3.3(b).

       1.20 "JII" shall mean Jefferson Investment, Inc., a Nevada corporation and wholly owned subsidiary of BANK.

2.     Preamble.

       F & M and Subsidiary are multi-bank holding companies. Subsidiary is a wholly-owned subsidiary of F & M. FMS is a one-bank holding company which presently owns 100% of the issued and outstanding stock of BANK. F & M, Subsidiary and FMS, by their respective employees and agents have had the opportunity to make such review and investigation of the other as they deem appropriate and to negotiate the terms and conditions of this Agreement. F & M, Subsidiary and FMS each believe that this transaction is in their best interests and in the best interests of their shareholders and desire to set forth their agreement and understanding in this Agreement.

       The parties have considered the proposed merger and believe that a merger between FMS and Subsidiary will be in the best interest of their respective corporations and shareholders. The merger of FMS into Subsidiary is intended to constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

       In consideration of the foregoing and the terms, conditions and covenants of this Agreement and in reliance on the warranties and representations contained herein, the parties adopt this Plan and Agreement of Merger and Reorganization and agree as follows:

3.     Merger of FMS into Subsidiary.

       3.1 Surviving Corporation. At the Effective Time of the merger, FMS shall be merged into Subsidiary in accordance with the laws of the State of Wisconsin. Subsidiary will be the surviving corporation and the separate corporate existence, identity and organization of FMS, except as specifically provided by law and this Agreement, shall cease. As the surviving corporation, Subsidiary shall succeed to and possess all the assets, properties, powers, privileges, rights and immunities of FMS and shall be subject to all liabilities, obligations, limitations and duties of FMS as described in this Agreement.

       3.2 Subsidiary Stock Subscription. Subject to fulfilling of the conditions precedent to the closing of this transaction set forth below, F & M will transfer to Subsidiary such shares of F & M Common and cash as may be necessary to effect the merger, as described under paragraph 3.3 below.

       3.3 Exchange of FMS Common. At the Effective Time, the shares of the FMS Common shall be converted into shares of F & M Common as follows:

               (a) All FMS Shareholders will receive shares of F & M Common based upon the Exchange Ratio. The Exchange Ratio shall be calculated by dividing the F & M Stock Offer by the number of outstanding shares of FMS Common issued and at the Effective Time (excluding any treasury shares), rounded to three (3) decimal places. The Exchange Ratio shall be multiplied by the number of shares of FMS Common held by each FMS Shareholder on the Closing Date to determine the number of shares of F & M Common to be issued to that FMS Shareholder. All treasury shares shall be canceled as of the Effective Time.

               (b) Subject to F & M's right to adjust the Exchange Ratio under paragraph 3.4 below, the F&M Stock Offer is Six Hundred Forty-one
       Thousand Nine Hundred Seventy-five (641,975).   The F & M Stock Offer
       shall be adjusted proportionately as necessary to reflect any stock dividends, stock split, recapitalization, or other adjustment in the capital structure F & M which becomes effective between the date of this Agreement and the Closing Date.

               (c) No fractional shares of F & M Common shall be issued; all fractional shares will be converted to cash in an amount equal to the fractional share determined in accordance with the formula set forth above multiplied by F & M Common Price.

               (d) In the event that F & M declares a stock dividend or a stock split in the form of a stock dividend with respect to F & M Common, the record date for which is prior to the Closing Date, the F & M Stock Offer will be adjusted proportionately to reflect such stock dividend. For example, if F & M declared a ten percent (10%) stock dividend, the F & M Stock Offer shall be increased by ten percent (10%) from Six Hundred Forty-one Thousand Nine Hundred Seventy-five (641,975) to Seven Hundred Six Thousand One Hundred Seventy-three (706,173).

       3.4 Adjustment to F & M Stock Offer. The F & M Stock Offer is subject to adjustment as of the Closing Date by an amount equal to one and five tenths (1.5) times the sum of all amounts determined under subparagraphs
(a) through (h) divided by the F & M Common Price, rounded to the nearest whole number. If the sum is a negative number, the quotation thus determined shall be subtracted from the F & M Stock Offer. The adjustment factors to be determined as of the Closing Date are as follows:

               (a) The amount by which BANK's reserve for loan and lease losses is less than one and three-tenths percent (1.3%) of total loans and leases.

               (b) The amount by the expenses of this transaction whether incurred by BANK or FMS [as set forth in paragraph 4.4(e)] exceed the limit established under paragraph 4.4(e).

               (c) The amount by which the BANK's equity as of the Closing Date, determined in accordance with generally accepted accounting principles (except that no adjustment shall be made as required by FASB
       115) is less than Thirteen Million Four Hundred Eighty Thousand and 00/100 Dollars ($13,480,000.00) (the "Beginning Equity") plus the Cumulative Minimum Earnings as shown on the attached Exhibit 3.4(c) for each full month in 1998 prior to the Closing Date, less the sum of (i) quarterly dividends for each calendar quarter prior to the Closing Date, not to exceed Two and 50/100 Dollars ($2.50) per share, and (ii) the expenses of this transaction [as defined in paragraph 4.4(e)], and (iii) any increase to the BANK's reserve for loan and lease losses requested by F & M in excess of one and three-tenths percent (1.30%) of loan and leases or other accounting adjustments requested by F & M (the "BANK's Minimum Equity"). The Beginning Equity reflects the dividend of $4.00 per share declared by BANK in December, 1997.

               (d) By the amount of any unfunded or underfunded liability under any pension benefit plan maintained by BANK, assuming the complete termination of such plan on or prior to the Closing Date and all expenses of such termination.

               (e) For any loans or leases, where the outstanding principal balance outstanding on December 11, 1997, exceeded $25,000.00, which are considered as, or have the probability of becoming, losses as a result of an adverse change in the condition of such loans after December 11, 1997, as mutually agreed upon by F & M and FMS.

               (f) As the result of a material adverse change in the business of FMS or BANK or an increase in their liabilities (exclusive of deposits) which accrues after December 11, 1997, which is not otherwise reflected in either the calculation of BANK's Adjusted Equity or FMS's stated liabilities as of the Closing Date. The parties agreement as to the amount of any such adjustment shall be a condition precedent to the parties' obligation to close.

               (g) The amount of any obligation to any employee, officer, director or shareholder which may become payable after the Closing Date at the option of the employee, officer, director or shareholder as a result of the transaction contemplated by this Agreement.

               (h) For the amount of any expenses incurred by FMS or BANK in connection with this transaction which have not been accrued and accounted for prior to the Closing Date.

       3.5 Articles of Incorporation. The Articles of Incorporation of Subsidiary in effect immediately prior to the Effective Time of the merger shall continue in full force and effect as the Articles of Incorporation of the surviving corporation.

       3.6 Bylaws. The Bylaws of Subsidiary in effect immediately prior to the Effective Time of the merger, shall continue in full force and effect as the bylaws of the surviving corporation.

       3.7 Officers, Directors and Employees. The present members of BANK's Board of Directors will be retained by F & M as directors of the surviving corporation provided that continued membership on the board is consistent with safe and sound banking practices and is in the best interest of F & M and BANK. Retirement from the Board of Directors will occur at age seventy (70), as provided by F & M policy, provided that any director who is age seventy (70) at the time of consummation of the acquisition of BANK by F & M may remain a director until the earlier of either two (2) years from the Effective Date or the annual shareholders' meeting of the BANK to be held in the year 2000. F & M shall also enter into Employment Agreements with Sandi M. Clark and Henry A. Fischer, in the forms attached as Exhibits 3.7A and 3.7B, respectively, for the terms described in such Employment Agreements. F & M also contemplates that BANK's current officers and employees will continue to be responsible for the BANK's operations in general, subject to review and supervision by F & M, as determined by F & M to be consistent with safe and sound banking practices and the best interest of F & M and BANK. The salaries and benefits to be offered will be consistent with those currently received by the employees of F & M or its subsidiary banks holding similar positions.
Years of service with BANK shall, to the extent permitted by applicable law, be
counted as years of service with F & M.   In the unlikely event positions with
the BANK are eliminated as a result of the transaction contemplated by this Agreement, the employees affected by such action will be covered by F & M's severance plan, applicable to their position at the time the positions are eliminated, based upon their years of service with BANK.

       F & M will allow BANK to continue to pay the BANK's portion of the cost of medical insurance premiums for the three (3) retirees who are currently covered by the BANK's existing retiree medical benefit plan (the "Plan") and for one current employee who is covered by the Plan who is expected to retire in 1998 (with the same benefits as the three present retirees) for the remainder of their lifetimes. F & M will also pay the BANK's portion of the cost of medical insurance premiums for a period of three (3) years from the date of retirement (but not beyond age 65) for the nine (9) current BANK employees who are covered by the Plan and who are 50 years of age or older and who elect to retire after 1998 but before age 65.

       4. Representations and Warranties of FMS. FMS, by its duly authorized officers, directors or other agents makes the following representations and warranties to F & M each of which is true and correct as of the date hereof, and shall remain true and correct to and including the Closing Date, and shall be unaffected by any investigation heretofore or hereafter made by or any notice to F & M. These representations and warranties shall not survive the closing.

       4.1 Ownership and Authority. The current FMS Shareholders are listed on the list referred in paragraph 1.10.

       4.2     FMS Organization and Authority.

               (a) FMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement upon receiving the necessary shareholder and regulatory approval. FMS is duly registered and authorized to operate as a bank holding company. FMS is only qualified to do business in the State of Wisconsin.

               (b) FMS has good and marketable title to Thirty-seven Thousand Eight Hundred (37,800) shares of BANK Stock, free and clear of any and all claims, mortgages, liens, security interests, pledges or other encumbrances of any kind whatsoever.

               (c) FMS is presently authorized to issue Thirty-nine Thousand (39,000) shares of FMS Common. FMS presently has Thirty-seven Thousand Forty (37,040) shares of FMS Common validly and legally issued and outstanding, all of which are fully paid and nonassessable, except as provided by Wis. Stats. Section 180.0622(2)(b) and judicial
       interpretations thereof.   FMS has not issued, and does not have
       outstanding, any option, warrant or convertible securities or other right to purchase or convert any obligation into such corporation's securities and has not agreed to issue or sell any additional securities of any type.

               (d) The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of FMS's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which FMS is a party, or by which FMS is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by FMS's shareholders and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which FMS is subject.

       4.3     BANK Organization and Authority.

               (a) BANK is duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite banking and corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. BANK
       has its main office and a branch office in Jefferson, Wisconsin.   All
       necessary corporate approval and authorization and regulatory approval for BANK's present operations has been given and remains in full force and effect and in good standing. BANK owns one hundred percent (100%) of JII, its operating investment subsidiary.

               (b)      BANK is authorized to issue Thirty-seven Thousand
       Eight Hundred (37,800) shares of BANK Stock, BANK's only class of stock. BANK has Thirty-seven Thousand Eight Hundred (37,800) shares of BANK Stock issued and outstanding, all of which are legally and validly issued, fully paid and nonassessable.

               (c) BANK has not issued and does not have outstanding any option, warrant or convertible securities or other right to purchase or convert any obligation into BANK's securities and has not agreed to issue or sell any additional securities of any type.

               (d) The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of BANK's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which BANK is a party, or by which BANK is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by BANK's shareholders and the appropriate federal and state bank regulatory agencies and will not violate any other restriction of any kind or character to which BANK is subject.

       4.4     Financial Matters.

               (a) True copies of FMS's consolidated financial statements, consisting of consolidated balance sheets, consolidated statements of operations, consolidated statements of cash flow and consolidated statements of stockholders' equity as of the close of business on December 31, 1996, 1995, and 1994 have been delivered by FMS to F & M ("FMS's Financial Statements"). To the best knowledge of FMS's officers and directors, after due and diligent inquiry all of FMS's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of FMS as of their respective dates, and the earnings for the periods covered, all determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition to be filed with the Federal Deposit Insurance Corporation ("FDIC") ("RAP"), applied on a consistent basis.

               (b) To the best of BANK's knowledge, after due and diligent inquiry, BANK does not have any loans presently outstanding which are not in compliance with the requirements of federal or state banking laws or regulations, except as set forth in Exhibit 4.4(b), which present any greater than normal risk of collection or which were not made in the normal course of business. BANK's last examination by the FDIC was as of March 31, 1997 and by the State of Wisconsin Department of Financial
       Institutions, Division of Banking  ("Division") June 17, 1996.   FMS's
       last examination by the Federal Reserve Bank of Chicago (the "FRB") was December 31, 1994. Since the dates of these examinations, FMS and BANK, after making due and diligent inquiry, are not aware of any outstanding loans which are or may be subject to adverse classification except as set forth in BANK's watch list as of November 30, 1997, a copy of which is included in Exhibit 4.4(b), or of any adverse regulatory action or proceeding against BANK, FMS or their respective officers, directors, or employees, except as shown in the examination reports prepared by the FDIC, the Division and the FRB as a result of their most recent examinations.

               (c) FMS, BANK and JII have good marketable title to all of their assets, business and properties including, without limitation, all such properties reflected in the FMS's Financial Statements as of December 31, 1996, free and clear of any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance, except for real estate and personal property taxes for 1997 which are not yet due. FMS and BANK do not have any notice of any special assessment which will be levied or assessed against any real property owned or leased by them. To the best knowledge of FMS's officers and directors, after due and diligent inquiry all real property owned, operated and leased by FMS, BANK and JII except as set forth in Exhibit 4.4(c) is in full compliance in all material respects with all applicable federal, state and local statutes and regulations including, but not limited to, any building codes, safety codes, OSHA regulations, environmental laws and regulations, the Americans with Disabilities Act, zoning ordinances and other similar codes, ordinances, and regulations and neither FMS nor BANK has received any citations, notices, charges or other complaints claiming a violation of the foregoing nor are FMS or BANK aware of any investigation of any alleged violation.

               (d) All property and assets owned or currently in use by FMS, BANK and JII, or in which they have an interest (excluding interests which arise in collateral given to secure loans made by BANK or because of a security interest granted to BANK) or which are in their depreciable possession, are in good operating condition and repair subject only to normal wear and tear. A schedule of all real and depreciable personal property owned by FMS, BANK and JII is attached as Exhibit 4.4(d). If FMS or BANK lease any real or personal property, a separate schedule clearly identifying such leased property will be included as a part of Exhibit 4.4(d). As of the Closing Date, all such property and assets will be in the condition represented above.

               (e) For the period from January 1, 1998 to the Closing Date, BANK has projected in good faith that its ordinary earnings determined in accordance with RAP, applied on a consistent basis, net of tax effect, shall be as set forth in the attached Exhibit 3.4(c). The expenses of this transaction are those incurred by BANK for legal, tax opinion, accounting and/or auditing or investment banking and/or brokerage fees or expenses associated with the acquisition of BANK by F & M and will be reasonable and customary and will not in any event exceed One Hundred Thousand and 00/100 Dollars ($100,000.00).

       4.5 Changes Since Specific Dates. Since December 31, 1996, with respect to FMS, BANK and JII there have not been:

               (a) Any loss, damage, destruction or failure to maintain the tangible assets of FMS, BANK and JII (whether or not covered by insurance), or affecting their business or properties, which will materially adversely affect the financial condition or operations FMS or BANK.

               (b) Any lapse, revocation, failure to maintain in full force and effect or other event which, through the passage of time or the giving of notice, or both could render any insurance coverage previously maintained by FMS, BANK and JII ineffective in whole or in part.

               (c) Any acquisition by FMS, BANK and JII of a capital asset at a cost in excess of Ten Thousand Dollars ($10,000.00) without prior approval of F & M, except as shown on the attached Exhibit 4.5(c).

               (d) Any amendment to their Articles of Incorporation or Bylaws.

               (e) Any change in accounting procedures, practices or methods from those used by FMS and BANK in prior years, except those approved in writing in advance by F & M.

               (f) Any issuance, or agreement to issue, on or before the Closing Date or thereafter, directly or indirectly, any additional shares of stock of FMS, BANK and JII.

               (g) Any declaration, setting aside or payment of any dividend or any distribution in respect to FMS's stock or any redemption, purchase or other acquisition by FMS or BANK of any stock or any other repayments to the shareholders of FMS or BANK in excess of Eight Dollars ($8.00) per share for the 1997 fiscal year and as permitted for 1998 as described in paragraph 6.2 (e).

               (h) Any sale, transfer, or other disposition, prior to maturity, of any security or other earning asset (exclusive of loans and leases), except as approved in writing by F & M.

               (i) Any borrowings or other indebtedness (excluding deposit liabilities) the balance of which currently exceeds the amounts disclosed by FMS's December 31, 1996 Financial Statements.

               (j) Any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance made with respect to any of the properties or assets of FMS or BANK except as disclosed by FMS's December 31, 1996 Financial Statements.

               (k) Any sale, transfer or other disposition of assets of FMS, BANK and JII except (i) the buildings directly to the east of the main BANK building on Racine Street owned by the BANK (the "Racine Street Properties") and (ii) in the normal course of business and consistent with past practices, provided, however, that FMS, BANK and JII may not dispose of any securities prior to maturity without the prior consent of F & M.

               (l) Any material change in the manner in which business was being conducted by FMS, BANK and JII prior to December 31, 1996, or other material failure by FMS, BANK and JII to use their best efforts to maintain their present business organization (subject to the terms of this Agreement), employees and customers.

               (m) Any loan or commitment to make a loan by BANK with an interest rate, repayment term, collateral or security requirements or other conditions which are materially different from those upon which BANK made loans prior to December 31, 1996, except to the extent such difference is in response to competitive conditions encountered by BANK.

               (n) Any other material adverse change in the prospects, financial condition, assets, liabilities, properties or business of FMS, BANK or JII.

       4.6     Liabilities.

               (a) Neither FMS, BANK or JII have any liabilities, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction or occurrence involving FMS or BANK or their respective officers, directors, employees, agents or servants prior to the date of
       this Agreement which are not disclosed in   FMS Financial Statements
       described above. To the best of their knowledge, after due and diligent inquiry, as of the date hereof, no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, exist which may hereafter give rise to any such liabilities of FMS, BANK and JII.

               (b) To the best of their knowledge, all parties with whom FMS, BANK and JII have contractual arrangements are in compliance therewith. Neither FMS, BANK and JII has declared, and is not prepared to declare, any such parties in default under any such contractual arrangements. Neither FMS, BANK and JII is in default in any material respect under any contracts to which it is a party, nor has any event occurred, which through the passage of time or the giving of notice or both, would constitute a default under any such contract or obligation or cause the acceleration of any obligation of FMS, BANK and JII or result in the creation of a lien, charge, assessment, encumbrance or other claim whatsoever upon any asset of FMS, BANK and JII. None of the contracts to which FMS, BANK and JII is a party will be adversely affected by the transaction contemplated by this Agreement.

               (c) To the best of their knowledge, FMS, BANK and JII are in compliance in all material respects with all applicable federal, state, county and local statutes, ordinances, regulations, decrees, orders, or other laws. Neither FMS, BANK and JII has received notice of any alleged violation of any such statutes, ordinances, regulations, decrees, orders or other laws.

               (d) No legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions are either pending or outstanding, or to the best of their knowledge, threatened against or involving FMS, BANK and JII or affecting their assets, properties or business. FMS, BANK and JII do not know, or have any grounds to know of any basis for any such proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions, except for normal foreclosure, repossession and collection litigation described in the attached Exhibit 4.6(d).

               (e) The assets and liabilities or potential liabilities of FMS, BANK and JII are fully insured (except for the deductible thereunder), except for taxes, deposits, repurchase agreements or other similar deposit-type instruments, and all policies of insurance carried by FMS, BANK and JII are in full force and all premiums thereon have been paid in a timely manner and are paid to date and all bonds have been acquired and maintained on all employees, agents, officers and directors of FMS, BANK and JII required to be bonded. The limits of coverage, deductibles and other material nonstandard provisions of such insurance and bonds are disclosed in the attached Exhibit 4.6(e). Said insurance and bonds, including but not limited to, general comprehensive (commercial) public liability insurance covering personal injuries, death and property damage, fidelity bonds and worker's compensation insurance have been acquired and maintained for at least the past five (5) years.

       4.7 Taxes. FMS, BANK and JII have filed all federal, state and local tax returns and reports covering income, sales, use, real or personal property or other taxes of any type required to be filed and have paid all taxes including any interest, penalties and assessments which are due and required to be paid. The taxes provided for in FMS's Financial Statements and which will be accrued prior to the Closing Date will be adequate for the payment of any unpaid taxes as of the Closing Date. None of the income tax returns of FMS, BANK or JII have been audited in the last seven (7) years. Neither FMS, BANK and JII has waived any restrictions on the assessment or collection of taxes or consented to the extension of any statute of limitations relating to any tax liability. Neither FMS, BANK and JII have determined or been advised that they may be liable for a material deficiency or other liability in respect to any state or federal income tax returns or other tax returns previously filed by FMS, BANK and JII.

       4.8 Contracts and Commitments. Neither FMS, BANK and JII have any contracts or commitments, either oral or written, with any officer, director, shareholder, employee, customer, depositor, supplier of goods or services or any other entity or person which contain any terms or conditions which are not usual and customary under the circumstances and which may have a material adverse effect on the operations, profitability or net worth of FMS, BANK and JII.

       4.9 Reporting and Withholding on Payment of Interest. To the best of their knowledge, after due and diligent inquiry, FMS, BANK and JII have fully complied with the Internal Revenue Code (the "Code"), and all rules and regulations of the Internal Revenue Service ("IRS") issued thereunder, with respect to the reporting of payments of interest and other payments by them, and have complied with all provisions requiring the withholding for income taxes on such amounts when required. FMS and BANK have instituted adequate procedures to assure compliance with such provisions. To the best of their knowledge, all reporting to the IRS required of FMS and BANK has been done in a timely manner via proper medium. Neither FMS nor BANK have been advised of any violation or potential violation with respect to such reporting requirements.

       4.10    Employees and Employee Benefits.

               (a) FMS and BANK are not parties to or bound by any written or oral (i) employment or employment-related consulting contract which is not terminable at will by FMS or BANK, as the case may be without penalty or (ii) plan or agreement providing for any employee bonus, deferred compensation, pension, profit sharing, retirement benefits, stock purchase, stock option, employee pension benefit plan or employee welfare benefit plan except as set forth in the attached Exhibits 4.10(b) and 4.10(c).

               (b) All pension, profit sharing, or other employee pension benefit plans of FMS and BANK ("the Plans") are described in Exhibit 4.10(b) and are now, and will continue until the Closing Date to be, qualified Plans under Section 401(a) of the Code, in full compliance with the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To FMS's and BANK's best knowledge, after due and diligent inquiry, all premiums, notices, reports and other filings required to be delivered or filed under applicable law with respect to such Plans have been duly and timely delivered or filed. Neither FMS nor BANK have knowledge of any fact or circumstance which would materially and adversely affect such Plans' qualified status or compliance as above described, or of any "reportable event" (as such term is defined in Section 4043(c) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Plans. The Plans satisfy the minimum funding standards set forth in the Code and ERISA. As of the Closing Date there will be no unfunded vested liability of the Plans, except for the obligation of

       FMS and BANK for contributions for the current year which are not yet due and payable but for which adequate amounts are being accrued on a monthly basis.

               (c) All employee welfare benefit plans of FMS and BANK (the "Welfare Plans") are described in Exhibit 4.10(c) and are now, and will continue until the Closing Date to be, in full compliance with the Code and the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To FMS's and BANK's best knowledge, all notices, reports and other filings required to be delivered or filed under applicable law with respect to such Welfare Plans have been duly and timely delivered or filed. Neither FMS nor BANK have knowledge of any fact or circumstance which would adversely affect such Welfare Plans' compliance as above described or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Welfare Plans.

               (d) No person or governmental agency has any pending or threatened claim against FMS or BANK or their directors, officers, employees or agents arising out of any statute, ordinance or regulation alleging that FMS or BANK (i) has discriminated against applicants for employment, employees or the public, (ii) has any employment practices, policies or procedures which are discriminatory or have been breached,
       (iii) has failed to comply with federal and state wage and hour laws, rules or regulations, (iv) has violated occupational safety and health statutes, regulations or standards or (v) has committed an unfair labor practice(s).

       4.11    Environmental Matters.

               (a) To the knowledge of FMS and BANK, there has been no release of any hazardous substance, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") nor any release of oil or hazardous substance as provided under Wis. Stats. Section 144.76, on, upon or into the real property owned by or leased to FMS or BANK or, to the best of FMS's and BANK's knowledge, upon any real estate or property which secures any loan made by FMS or BANK or which FMS or BANK have a right to acquire upon foreclosure or otherwise, except as set forth in Exhibit 4.4(c).

               (b) To the knowledge of FMS and BANK, there have been no such releases on, upon or into any real property adjoining or in the vicinity of the property described in paragraph 4.11(a) above, which through air, soil or groundwater migration could have come to be located upon any property owned or leased by FMS or BANK, or which secures a loan made by FMS or BANK or may be acquired by FMS or BANK in foreclosure.

       4.12 Accuracy of All Statements. No representation or warranty by FMS, BANK or JII in this Agreement or otherwise, in the FMS Financial Statements, or in any other statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of FMS, BANK or JII pursuant to this Agreement, nor any document or certificate delivered to F & M pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

       4.13 Prospectus/Proxy Statement. The parts of the Prospectus/Proxy Statement which were provided or reviewed by FMS and BANK with respect to FMS and BANK will not, at the date it is first mailed or delivered to FMS's Shareholders, and will not, at the date or dates of the meeting of FMS's Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are, at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

       Notwithstanding the foregoing, FMS makes no representation or warranty regarding and shall have no responsibility for the accuracy of any information with respect to F & M or Subsidiary or any of their affiliates or subsidiaries contained in the Prospectus/Proxy Statement.

       4.14 Financial Adviser. FMS has not engaged, consented to engage, or authorized any financial adviser, broker, investment banker, or similar third party to act on its behalf, directly or indirectly, in connection with the transaction contemplated by this Agreement, except for Robert W. Baird & Co. Incorporated.

5.     Representations and Warranties of F & M.

       F & M, by its duly authorized officers, employees or other agents makes the following representations to FMS, each of which is true and correct as of the date hereof and shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by or any notice to FMS except as set forth herein. These representations and warranties shall not survive the closing.

       5.1     Organization and Authority.

               (a) F & M is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the necessary approval from the federal and state regulatory authorities. F & M is only qualified to do business in the State of Wisconsin and has received approval from the Federal Reserve Bank of Chicago to engage in business as a bank holding company.

               (b) Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin will all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the approval of its shareholders and the federal and state regulatory authorities. Subsidiary is only qualified to do business in the State of Wisconsin.

               (c) F & M is authorized to issue Twenty Million (20,000,000) shares of F & M Common and as of November 30, 1997, has Nine Million Seven Hundred Forty-nine Thousand, Nine Hundred Eighty (9,749,980) shares issued and outstanding. F & M anticipates that additional shares of F & M Common will be issued by it prior to the Closing Date. F & M also anticipates that prior to the Closing Date it will amend its Articles of Incorporation to increase the number of authorized shares. All outstanding shares are legally and validly issued and fully paid and nonassessable except as provided by Wis. Stats. Section 180.0622(2)(b) and judicial interpretations thereof.

       5.2. Performance of this Agreement. The execution and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of F & M's or Subsidiary's articles of incorporation or bylaws or any provision of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which F & M or Subsidiary is a party, or by which F & M or Subsidiary is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by F & M as the sole shareholder of Subsidiary and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which F & M or Subsidiary are subject except as set forth in this Agreement.

       5.3 Legality of Shares to be Issued. The shares of F & M Common to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by F & M and will be fully paid and nonassessable, except as provided by Wis. Stats. Section 180.0622(2)(b) and judicial interpretations thereof.

       5.4 Financial Statements. True copies of the audited consolidated financial statements of F & M consisting of consolidated balance sheets, consolidated statements of income, consolidated statements of stockholder's equity and consolidated statements of cash flows as of the close of business on December 31, 1996, 1995, and 1994, have been delivered by F & M to FMS ("F & M's Financial Statements"). All of F & M's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of F & M as of their respective dates and of the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

       5.5 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions which may have a material adverse effect on F & M and F & M's subsidiaries and affiliates taken as a whole either threatened, pending or outstanding against or involving F & M or Subsidiary, nor do F & M or Subsidiary know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

       5.6 Directors, Officers and Employees of BANK. Neither F & M or its directors, officers, employees, agents, attorneys or accountants have made or will make any representations or warranties as to any further positions with BANK or F & M following the consummation of the transaction contemplated by this Agreement to any director, officer or employee of FMS or BANK, except as set forth in written agreements between BANK and any of its employees as disclosed to F & M and except as provided in paragraph 3.7.

       5.7 Accuracy of All Statements. No representation or warranty by F & M or Subsidiary in this Agreement or otherwise, nor any financial statements, statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of F & M or Subsidiary pursuant to this Agreement, nor any document or certificate delivered to FMS pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

       5.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not, at the date it is first mailed or delivered to FMS's shareholders, and will not, at the date or dates of the meeting of the FMS Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, F & M and Subsidiary make no representation or warranty and shall have no responsibility for the accuracy of any information contained in or omitted from the Prospectus/Proxy Statement in so far as it describes the FMS and BANK.

       5.9 No Broker. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on directly by F & M and Subsidiary with FMS without the intervention of any broker or third party on behalf of F & M and Subsidiary. F & M and Subsidiary have not engaged, consented to engage, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, in any capacity in connection with the transaction contemplated by this Agreement.

6.     Covenants of FMS.

       FMS hereby covenants and agrees as follows:

       6.1 Access to Information. F & M and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of FMS and BANK and FMS and BANK shall furnish or cause to be furnished to F & M or its authorized representatives all information with respect to the affairs and business of FMS as F & M may reasonably request.

       6.2 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date, FMS, BANK and JII:

               (a) Shall carry on their business diligently and substantially in the same manner as heretofore and FMS and BANK shall not engage in or institute any unusual or novel methods of doing business and shall inform F & M in advance before either introducing any new products or services or modifying any existing products or services other than changes in interest rates paid or charged in response to changes in competitive or market conditions.

               (b) Shall not (i) grant any increase in the rates of pay, salary, or compensation provided to its officers, directors or employees which become effective on or after January 1, 1998, without the advance
       written consent  of     F & M (ii) for the fiscal year ended December
       31, 1997, increase the amount of any bonus paid by BANK in excess of the amount paid by BANK for the year ended December 31, 1996, (iii) pay any bonuses for the 1998 fiscal year, and (iv) increase or decrease the benefits provided under, the contribution to, or the cost sharing allocation of any employee fringe benefit or any of the benefit plans described in Exhibits 4.10(b) and 4.10(c), except for normal adjustments imposed by third party providers.

               (c) Shall not enter into any contract or commitment or engage in any transaction which is not in the normal course of business and which is not consistent with FMS's, BANK's or JII's past business practices.

               (d) Shall not create any indebtedness without the prior written consent of F & M other than (i) short term indebtedness incurred in the normal course of business, (ii) indebtedness incurred pursuant to an existing contract previously disclosed to F & M, or (iii) indebtedness incurred to do the acts and things contemplated by this Agreement.

               (e) Shall not declare or pay any cash dividend, stock dividend or make any other distribution in respect of its stock, or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or grant any stock warrant, stock options or issue directly or indirectly any shares of common or preferred stock or any other security of any type whatsoever or in any way dispose of any shares of its own stock or any other security, except for the payment of dividends from BANK to FMS for FMS's normal operations consistent with past practices and for quarterly dividends to the F & M's Shareholders declared and payable in 1998 for any calendar quarter prior to the Effective Tine in which the FMS Shareholders will not be entitled to receive a dividend as F & M Shareholders, not to exceed Two and 50/100
       Dollars ($2.50) per share per quarter.   Notwithstanding the immediately
       preceding sentence, it is the intent of the parties that the FMS Shareholders receive a dividend for each calendar quarter in 1998. The parties agree to adjust the limitations in this paragraph to the extent necessary to carry out this intent.

               (f) Shall not amend their Articles of Incorporation or Bylaws or make any changes in authorized or issued stock.

               (g) Shall maintain current insurance in effect and acquire such additional insurance as may be reasonably required by increased business and risks, and operate, maintain and repair all property in a normal business manner.

               (h) Shall make adequate provision for any income and property (real and personal) taxes which will be due with respect to any 1998 earnings and shall file all tax reports or returns and pay all income, franchise, real estate, personal property, sales, use, excise or other taxes on or before the date on which such reports, returns, or payments are due.

               (i) Shall pay all liabilities in a timely manner on or before their due dates and shall make adequate provision or accruals for all liabilities of FMS, BANK and JII.

               (j) Shall use their best efforts (without making any commitments on behalf of F & M) to preserve their business organization intact, to keep available to F & M the present key officers and employees of FMS and BANK and to preserve for F & M the present relationships of FMS and BANK with their suppliers, customers and others having business relations with them.

               (k) Shall not sell or dispose of any property or assets except (i) the Racine Street Properties and (ii) in the normal course of business, including but not limited to, selling or disposing of any securities held by FMS or BANK prior to their normal maturity dates.

               (l) Shall promptly notify F & M of any lawsuits, claims, proceedings, regulatory actions or investigations that may be threatened, brought, asserted or commenced against it or its officers, directors, employees or agents involving in any way the business, properties or assets of FMS or BANK, except for routine collection litigation which is initiated by BANK and is not expected to result in any loss to BANK, provided that if any counterclaim, cross-claim or third-party claim is asserted in such litigation, F & M shall be given notice thereof.

               (m) Shall not make loans or grant credit to any customer on terms materially more favorable than those which are available under BANK's current underwriting guidelines. F & M, FMS and BANK understand that BANK, in order to meet market conditions may need to offer terms more favorable than those currently offered but that BANK will not be a market leader in this regard.

               (n) Shall not allow BANK's primary capital to asset ratio (12 C.F.R. Part 325 method), determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis, to drop by more than 25 basis points unless BANK has disclosed the reason for the decline to F & M in advance and F & M has consented in writing to the adjustment causing such decline.

               (o) Shall remain in compliance with all agreements, commitments, understandings, undertakings or other obligations to the Director, the FDIC or any other regulatory agency having jurisdiction over FMS and BANK.

               (p) Shall cooperate fully and completely with F & M in the preparation and filing of the Registration Statement, and shall provide to F & M such information as may be required for use therein pertaining to FMS and BANK, or their businesses or operations.

               (q) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

       6.4 Stock Records. Prior to the special shareholders meeting to approve the Merger, the Board of Directors of FMS, in accordance with its bylaws, shall take such steps as are necessary to close its stock transfer books and establish a record date for such meeting after the close of the transfer books, furnish F & M with a current shareholder list as of such record date and validly call a special shareholders' meeting or obtain unanimous consent of shareholders as provided by statute and FMS's bylaws.

       6.5 Audited Financial Statements. If audited financial statements of FMS and/or BANK are required to permit the shares of F & M Common to be registered with the SEC, FMS agrees to furnish such statements for the required years to F & M.

       6.6 Reserves for Loan and Lease Losses. BANK shall take such action as may be necessary to maintain its reserve for loan and lease losses at one and 3/10 percent (1.30%) of loans and leases until the Closing Date, or shall have the prior written consent of F & M to establish a lower reserve for loan and lease losses.

       6.7 Fairness Opinion. Shall proceed diligently to obtain an opinion from Robert W. Baird & Co. Incorporated that the proposed transaction is fair, from a financial perspective, to the shareholders of FMS.

       6.8 1997 Financial Statements. As soon as FMS's 1997 financial statements have been completed, FMS will deliver copies to F & M.

       6.9 Affiliates. FMS shall have taken all reasonable steps to obtain affiliate's undertakings pursuant to SEC Rule 145 from its directors, officers and shareholders who own five percent (5%) or more of its outstanding stock.

7. Covenants of F & M. F & M and Subsidiary hereby covenant and agree as follows:

               (a) As promptly as practicable after the execution of this Agreement, F & M and Subsidiary, with the cooperation of FMS, shall prepare and file with the SEC the Registration Statement. As promptly as practicable after comments, if any, are received from the SEC on such preliminary Registration Statement, F & M and Subsidiary, with the cooperation of FMS, shall file with the SEC an amendment to the Registration Statement responding to such comments, and shall seek to have such Registration Statement declared effective. F & M and Subsidiary shall also use their best efforts to qualify under the blue sky laws of the various states in which common shareholders of FMS are located the shares of F & M Common Stock to be issued pursuant to this transaction and shall file the NASD Listing Application in a timely manner. F & M and Subsidiary shall pay the expenses of preparing and delivering the joint Prospectus/Proxy Statement for FMS's Shareholders.

               (b) As promptly as practicable after the execution of this Agreement, F & M and Subsidiary shall take action to obtain regulatory approval of this transaction.

               (c) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

               (d) Notify FMS, at the time of any public announcement, of any tender offer by another financial institution or holding company to acquire F & M Common, or of F & M's intention to enter into a merger agreement with another financial institution or holding company.

               (e) Within ten (10) days after its audited financial statements are in final form and publicly announced, F & M shall deliver a copy thereof to FMS.

               (f) Upon execution of this Agreement, F & M will investigate the availability of directors and officers' liability insurance coverage under its policy covering the directors and officers of F & M and its Subsidiaries and will promptly notify FMS of the availability and coverage under such insurance for the directors and officers of FMS and BANK upon consummation of the acquisition.

8. Conditions Precedent to F & M's Obligation. Each and every obligation of F & M and Subsidiary to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

       8.1 Truth of Representations and Warranties. The representations and warranties made in this Agreement or given on behalf of FMS and BANK hereunder, shall have been continuously true and correct from the date of execution of this Agreement to the Closing Date, and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and FMS and BANK shall have complied with all other terms, conditions and covenants of this Agreement.

       8.2 Compliance with Covenants. Except as expressly set forth in paragraph 8.7, FMS, BANK and JII shall have performed all of their obligations, and complied with all of the covenants under this Agreement which are to be performed or complied with by them from the date of this Agreement through and as of the Closing Date, including the delivery of the closing documents specified in paragraph 10.3.

       8.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, FMS or BANK, or any of the affiliates, associates, officers, directors or employees of any of them, seeking to restrain, prevent or change the transaction contemplated hereby, or questioning the validity or legality of any such transaction, or seeking damages in connection with any of such transaction.

       8.4 FMS's Director and Shareholder Authorization. The merger contemplated by this Agreement shall have been duly and validly authorized by FMS's directors and shareholders in accordance with the laws of the State of Wisconsin.

       8.5 Receipt of Approvals. All approvals, consents and/or waivers, including any approvals required by any federal or state governmental regulatory agency, that are necessary to effect the transactions contemplated hereby shall have been received and all waiting periods thereunder shall have expired.

       8.6 Accuracy of Financial Statements. F & M and Subsidiary and their representatives shall be reasonably satisfied as to the accuracy of all year end and interim period balance sheets, statements of income and other financial statements of FMS or BANK furnished to F & M and Subsidiary for periods ended after December 31, 1996.

       8.7 BANK Minimum Equity. BANK will have equity as of the Closing Date, determined in accordance with generally accepted accounting principles at least equal to the "BANK's Minimum Equity", provided that in making this determination, FASB 115 shall not be considered.

       8.8 BANK Earnings. The Actual Earnings of BANK from January 1, 1998 through the month end prior to the month in which closing occurs, determined in accordance with RAP applied on a consistent basis shall not be less than the Cumulative Minimum Earnings [as defined in paragraph 3.5(d)] from January 1, 1998 through the month end prior to the month in which closing occurs.

       8.9 Legal Opinion. F & M shall have received the opinion of FMS Counsel referred to in subparagraph 10.3(e).

       8.10 Time Limit on Closing. Closing shall have taken place by August 31, 1998.

       8.11 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as F & M and Subsidiary may reasonably request shall have been delivered to F & M and Subsidiary. FMS and BANK shall have delivered certificates in such detail as F & M may reasonably request as to compliance with the conditions set forth in this Article 8.

       8.12 Securities Matters. The Registration Statement shall have been declared effective under the Securities Act of 1933 by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, to the knowledge of F & M or Subsidiary, on or prior to the Effective Time, have been initiated or threatened by the SEC. F & M and Subsidiary shall have received all other federal or state securities permits exemptions, registrations or other authorizations necessary to issue the F & M Common in exchange for the FMS Stock to consummate the merger.

       8.13 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit any material fact regarding FMS or BANK required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

       8.14 Exchange of Stock Certificates. As a condition of delivery of the consideration required by this Agreement, the FMS Shareholders shall have executed and delivered documents assigning their shares of FMS Common Stock to F & M and/or Subsidiary containing appropriate representations regarding tax matters, ownership, authority to act, residency and such other matters as F & M shall request.

       8.15 Affiliates of FMS. Each person who shall be deemed to be an "affiliate" of FMS within the meaning of the Securities Act of 1933 and Rule 145 promulgated by the SEC thereunder shall have executed and delivered to F & M an Affiliate's Undertaking, in the form attached hereto as Exhibit 8.15, dated as of the Effective Time.

       8.16 Pooling Accounting. The merger contemplated herein shall be treated as and qualify for accounting using the pooling of interests method provided that this condition shall be deemed waived if the disqualification is the result of an omission by F & M.

       8.17 Tax Status. F & M shall have delivered to FMS an opinion of legal counsel selected by F & M to the effect that the shares of F & M Common to be issued in this transaction in exchange for shares of FMS Common Stock will be issued as part of a tax-free reorganization. F & M covenants to proceed diligently and in good faith to obtain such opinion as soon as practically possible.

       8.18 Dissenters' Rights. That no more than ten percent (10%) of the total consideration paid by F & M in this transaction, determined in accordance with the accounting rules applicable to the pooling of interests accounting treatment, shall be paid in cash, including amounts paid for fractional shares and amounts paid to FMS Shareholders who exercise their dissenters rights under Wis. Stats. Section Section 180. 1301 et seq.

       8.19 F & M Common Price. The F & M Common Price shall be less than or equal to Forty-six Dollars ($46.00).

9.     Conditions Precedent to FMS's Obligations.

       Each and every obligation of FMS to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

       9.1 Truth of Representations and Warranties. The representations and warranties made by F & M and Subsidiary in this Agreement or given on their behalf hereunder, shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

       9.2 F & M's and Subsidiary's Compliance. F & M and Subsidiary shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by them prior to or as of the Closing Date, including delivery of the closing documents.

       9.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or be threatened and, no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, FMS or BANK, or any of the affiliates, associates, officers, directors, or employees of any of them, seeking to restrain, prevent, or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

       9.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by F & M and Subsidiary in connection with the transaction contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as FMS may reasonably request shall have been delivered to FMS. F & M and Subsidiary shall have delivered certificates in such detail as FMS may reasonably request to comply with the conditions set forth in this Article 9.

       9.5 Receipt of Approvals. All approvals, consents and or waivers, including any approvals required by any federal or state governmental regulatory agency and shareholder approval which FMS shall make a good faith, best effort to obtain, that are necessary to effect the transactions contemplated hereby shall have been received, and all waiting periods shall have expired provided the failure to obtain the same was not the result of an act or omission by FMS or BANK.

       9.6 Time Limit on Closing. Closing shall have taken place by August 31, 1998.

       9.7 Legal Opinion. FMS shall have received the opinion of F & M Counsel referred to in subparagraph 10.4(d).

       9.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

       9.9 Tax Status. FMS shall have received an opinion of FMS Counsel to the effect that the transaction contemplated by this Agreement will be tax-free reorganization to those FMS Shareholders who receive F & M Common in exchange for their FMS Common (excluding fractional or dissenting shares) in connection with rendering this opinion F & M and subsidiary agree to execute certificates reasonably requested by the issuer of the opinion. F & M covenants to proceed diligently and in good faith to obtain such opinion as soon as practically possible.

       9.10 Directors and Officers Liability Insurance. F & M shall furnish evidence to FMS that the directors and officers of FMS and BANK are covered under the directors and officers liability insurance provided to the directors and officers of F & M and its subsidiaries, which coverage shall include coverage in accordance with the standard terms and conditions of such policy for claims based upon occurrences which occurred prior to F & M acquisition of FMS. In the event such coverage is not available, F & M may satisfy this condition by offering separate coverage to FMS's directors and officers which is substantially equivalent to the coverage carried by FMS as of the date of this Agreement.

       9.11 F & M Common Price. The F & M Common Price shall be greater to or equal to Thirty-five Dollars ($35.00).

       9.12 Fairness Opinion. The Board of Directors of FMS shall have received, not later than January 31, 1998, an opinion from Robert W. Baird & Co. Incorporated ("Baird") to the effect that the consideration to be received by the FMS Shareholders in the transaction contemplated in this Agreement is fair from a financial point of view. FMS shall fully cooperate and take all action necessary to allow Baird to complete its review and issue its opinion in a timely manner.

10.    Closing.

       10.1 Time and Place. The closing of this transaction ("Closing") shall take place at the offices of F & M (or such other place as the parties may agree) on the Closing Date.

       10.2 Rights of FMS Shareholders After the Effective Time. After the Effective Time and until the surrender of a stock certificate representing shares of FMS Common, each such outstanding certificate, which prior to the Effective Time represented shares of FMS Common shall be deemed for all purposes, subject to the further provisions of this Agreement, to evidence the ownership of the number of full shares of F & M Common or cash into which such shares have been converted as provided in this Agreement; provided, however, that unless and until any such certificates representing FMS Common shall be so surrendered, the cash or stock certificate representing the shares, any interest dividends or other distributions of any kind payable shall be withheld by F &
M. Upon the subsequent surrender and exchange of such FMS Common certificates, such holder of record of the certificates formerly representing shares of FMS Common (or such holder's assignee) shall be paid the amount of any such cash dividends or other distributions, without interest, which became payable under this Agreement. Delivery of certificates representing shares of F & M Common or cash payment to former FMS Shareholders who have tendered their certificates for their shares of FMS Common at or before the Effective Time shall be made as soon as reasonably possible after the Effective Time.

       10.3 Documents to be Delivered by FMS. At the time of or prior to the closing, FMS shall deliver the following documents:

               (a) Certificates by the chairman, vice-chairman or president of FMS and BANK (i) that the representations and warranties made by FMS or BANK as the case may be in this Agreement are true and correct in all material respects on as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, (ii) that FMS and BANK have performed and complied with all of their covenants and obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date, (iii) that all conditions of this transaction required to be met with respect to FMS have been met or are waived by FMS, and (iv) that all Schedules and Exhibits delivered by FMS to F & M prior or as of the Closing Date are true, correct and complete as of the Closing Date.

               (b) An Incumbency Certificate for the officers executing the documents in connection with the transaction contemplated hereby.

               (c) Copies of the Articles of Incorporation and Bylaws of FMS and BANK, duly certified by their respective custodians as true, correct and complete copies thereof, including any amendments as of the Closing Date.

               (d) A written opinion from FMS Counsel dated as of the Closing Date addressed to F & M and F & M Counsel, that the matters set forth in paragraphs 4.2, 4.3, 4.4(c), 4.5(d), 4.5(f), 4.5(j) and 4.6(d)
       are true and correct as represented in the form attached hereto as
       Exhibit 10.3(d).

               (e) Certified copies of resolutions adopted by FMS's board of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin.

               (f) Such other documents of transfer, certificates or authority and other documents as F & M may reasonably request.

       10.4 Documents to be Delivered by F & M and Subsidiary. As of the Closing Date, F & M and Subsidiary shall deliver the following documents:

               (a) Certificates for shares of F & M Common and cash payments as determined under Article 3 of this Agreement. Such checks or certificates will be in the name of FMS Shareholders entitled to the same in accordance with their interest in FMS as of the Effective Time provided, however, that such cash and any certificates need not be delivered until such time as the provisions of paragraph 10.2 have been complied with by such Shareholders.

               (b) An Incumbency Certificate relating to all parties executing documents relating to any of the transactions contemplated hereby on behalf of F & M and Subsidiary.

               (c) Certificates by an officer of F & M and Subsidiary that, to the best of such officer's knowledge, (i) the representations and warranties made by F & M and Subsidiary in this Agreement are true and correct as of the Closing Date, (ii) that F & M and Subsidiary have performed and complied with all of their covenants and obligations which are to be performed or complied with by or prior to or as of the Closing Date, (iii) that all conditions of this transaction required to be met with respect to FMS and

       Subsidiary have been met or are waived by F & M and Subsidiary, and (iv) that all Schedules and Exhibits delivered by F & M to FMS are true, correct and complete as of the Closing Date.

               (d) A written opinion from counsel for F & M and Subsidiary dated as of the Closing Date addressed to FMS and FMS Counsel that the matters set forth in paragraphs 5.1, 5.2, and 5.3 are true and correct as represented in the form attached hereto as Exhibit 10.4(d).

               (e) Certified copies of the resolutions adopted by F & M's and Subsidiary's boards of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin.

11.    Law Governing.

       This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin.

12.    Assignment.

       This Agreement may not be assigned in whole or in part without the written consent of all parties, provided, however, that Subsidiary's participation in this transaction shall not require any further consent or authorization.

13.    Amendment and Modification.

       This Agreement may only be amended or modified by a written agreement signed by the duly authorized representatives of F & M, Subsidiary and FMS.

14.    Abandonment.

       This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned at any time before the Closing Date:

               (a)      By mutual consent of F & M, Subsidiary and FMS;

               (b) By F & M and Subsidiary, or if any of the conditions provided for in Article 8 of this Agreement have not been met and have not been waived in writing by F & M or Subsidiary.

               (c) By FMS if any of the conditions provided for in Article 9 of this Agreement have not been met and have not been waived in writing by FMS.

               (d) In the event of a breach of this Agreement, by notice from the non-breaching party to the breaching party as set forth below.

       In the event of termination and abandonment by any party as provided in this Article, written notice shall be given to the other party setting forth the breach of this Agreement or the default in performance which has occurred, or the condition which has not been met. The party to whom the notice is directed shall, if such party is able to effect a satisfaction or cure, have ten (10) days after such notice is given to satisfy such condition or cure such breach or default, provided that if such ten (10) day period is not sufficient and the party is making a diligent effort to satisfy such condition or cure such breach or default, the time to do so may be extended for such period as the parties may agree, not to exceed thirty (30) days, provided however, that the F & M Common Price shall be the higher of the price as of the date of the notice or as of the date on which the default is satisfied or cured. The termination and/or abandonment of this Agreement shall not alter or diminish the liability of the party that failed to comply with the conditions of this Agreement. Each party shall pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder.

15.    Notices.

       All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given, upon actual delivery, if delivered by hand; or upon receipt by the addressee, if given by mail (certified mail - return receipt requested with postage prepaid is required for notice by mail); or upon receipt by the addressee, if by private courier; or upon receipt of the transmission by the addressee if by telecopy (with a copy sent by first class mail):

               (a) If to FMS, to Financial Management Services of Jefferson, Inc., 106 South Main Street, Jefferson, Wisconsin 53549,
       Attn:  Henry A. Fischer, President and Chairman of the Board, FAX:
       920-674-3710,- with a copy to Godfrey & Kahn, S.C., Attn: Elliot H. Berman, Esq., 780 North Water Street, Milwaukee, Wisconsin 53202 FAX:
       414-273-5198.

               (b) If to F & M or Subsidiary, to Mr. Gail E. Janssen, One Bank Avenue, Kaukauna, Wisconsin 54130, FAX: 920-766-5628, with a copy to Randall A. Haak, Esq., McCarty, Curry, Wydeven, Peeters & Haak, P.O. Box 860, Kaukauna Wisconsin 54130, FAX: 920-766-4756.

       The place to which notice is to be given may be changed by notice given in accordance with this Article.

16.    Entire Agreement.

       This Agreement with Exhibits embodies the entire agreement between the parties hereto with respect to the transaction contemplated herein and supersedes all prior agreements, written or oral, express or implied and all negotiations, discussions or other matters between the parties and there have been and are no agreements representations or warranties between the parties other than those set forth or provided for herein.

17.    Counterparts.

       This Agreement may be executed in two (2) or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

18.    Binding Effect.

       This Agreement shall inure to the benefit of and bind the parties and their respective heirs, beneficiaries, transferees, successors, and assigns.

19.    Headings.

       The headings of this Agreement are inserted for convenience only and shall not constitute a part hereof.

20.    Confidentiality.

       Except as necessary to take action pursuant to this Agreement, each party agrees that all information and documents received from the other party regarding the proposed transaction shall be held in confidence and that all documents containing such information will be returned upon request if the parties abandon the transaction. The parties further agree to use such information only in connection with the proposed transaction contemplated by this Agreement. This paragraph shall not apply to information or documents which are, or by law must be made, publicly available. The parties agree to not publicly disclose this Agreement or its Exhibits or any of the provisions hereof, except as a part of regulatory filings or pursuant to press releases and other public statements approved by F & M and FMS.

21.    Further Documents.

       F & M, Subsidiary, and FMS agree to execute any and all other documents and to take such other action or corporate proceedings as may be reasonably necessary or desirable to carry out the terms hereof.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                   F & M BANCORPORATION, INC. ("F & M")

                                   By:_____/s/_________________________
                                      Gail E. Janssen, Chairman of the Board

                                   ATTEST:

                                   By:_____/s/_________________________
                                      Janet M. Lakso Secretary

                                   F & M MERGER CORPORATION ("SUBSIDIARY")

                                   By:_____/s/_________________________
                                      Gail E. Janssen, President

                                   ATTEST:

                                   By:_____/s/_________________________
                                      Daniel E. Voet, Secretary

                                   FINANCIAL MANAGEMENT SERVICES OF JEFFERSON,
                                   INC. ("FMS")

                                   By:_____/s/_________________________
                                      Henry A. Fischer, President and Chairman
                                      of the Board

                                   ATTEST:

                                   By:_____/s/_________________________
                                      Sandi M. Clark, Secretary